UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NYFIX, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

common stock, par value $.001 per share, of NYFIX, Inc.

Series B voting preferred convertible stock, par value $1.00 per share, of NYFIX, Inc.

(2)	Aggregate number of securities to which transaction applies:

As of September 28, 2009, 39,326,757 shares of NYFIX, Inc. common stock outstanding, 229,422 shares of NYFIX, Inc. common stock subject to outstanding in the money options, 1,646,584 shares of NYFIX, Inc. common stock subject to outstanding restricted stock units, and 1,500,000 shares of Series B voting convertible preferred stock outstanding.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 39,326,757 shares of NYFIX, Inc. common stock multiplied by $1.675 per share; (B) options to purchase 229,422 shares of NYFIX, Inc. common stock with exercise prices less than $1.675 multiplied by $.645 (which is the difference between $1.675 and the weighted average exercise price of $1.030 per share); (C) restricted stock units with respect to 1,646,584 shares of NYFIX, Inc. common stock multiplied by $1.675 per share; (D) 1,500,000 shares of Series B voting convertible preferred stock multiplied by $50.134 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000558 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$143,979,323.37

(5)	Total fee paid:

$8,034.56

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

100 Wall Street

New York, NY 10005

September 28, 2009

To the Stockholders of NYFIX, Inc.:

You are cordially invited to attend a special meeting of the stockholders of NYFIX, Inc., a Delaware corporation, which we refer to as NYFIX, to be held on November 3, 2009, at 9:30 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022. A notice of the special meeting, a proxy statement and a proxy card are enclosed.

At the special meeting, we will ask you to vote upon adoption of a merger agreement which will result in NYFIX being acquired by NYSE Technologies, Inc., which we refer to as NYSE. NYSE is an indirect wholly owned subsidiary of NYSE Euronext. NYSE Euronext has guaranteed the obligations of NYSE under the merger agreement. As a result of the transaction, you will receive cash for your NYFIX stock and cease to be a NYFIX stockholder. We entered into this merger agreement on August 26, 2009. As a result of the merger, you will be entitled to receive $1.675 in cash for each share of NYFIX common stock that you own and $50.134 in cash for each share of NYFIX Series B voting convertible preferred stock, which we refer to as the Series B preferred, that you own.

After careful consideration, the board of directors of NYFIX (with Mr. Richard Roberts abstaining due to a conflict of interest) has unanimously determined that the merger agreement, the merger and the consummation of the transactions contemplated thereby are advisable, fair to and in the best interests of NYFIX and its stockholders and unanimously adopted the merger agreement and the merger. This determination was based in part on the unanimous recommendation of a special committee of the board of directors. The board of directors (with Mr. Roberts abstaining) unanimously recommends that you vote “FOR” the adoption of the merger agreement and, if necessary, “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement.

In connection with the execution of the merger agreement, NYSE and CBR Acquisition Corp. entered into a voting agreement and a letter agreement with Warburg Pincus Private Equity IX, L.P., which we refer to as Warburg Pincus. Warburg Pincus owns all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock as of September 18, 2009, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock, assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of September 18, 2009. The voting agreement provides that, among other things, Warburg Pincus has agreed, subject to the terms and conditions set forth therein, to vote its shares of Series B preferred and its shares of NYFIX common stock in favor of the merger.

The accompanying proxy statement provides you with detailed information about the proposed merger and the merger agreement. We encourage you to read this entire document carefully.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to vote your shares promptly by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the enclosed envelope as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. Failure to submit a properly executed proxy by mail, telephone or through the Internet or to vote at the special meeting has the same effect as a vote “AGAINST” the merger agreement.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

P. Howard Edelstein

Chief Executive Officer

Lon Gorman

Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction described in this proxy statement, passed upon the fairness or merits of the transaction, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The accompanying proxy statement is dated September 28, 2009 and is first being mailed to stockholders on or about September 28, 2009.

The information contained in the accompanying proxy statement speaks only as of its date unless the information specifically indicates that another date applies.

100 Wall Street

New York, NY 10005

September 28, 2009

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 3, 2009

To the Stockholders of NYFIX, Inc.:

NYFIX, Inc., a Delaware corporation, which we refer to as NYFIX, will hold a special meeting of stockholders on November 3, 2009, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022 at 9:30 a.m., local time, for the following purposes:

•

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 26, 2009, by and among NYSE Technologies, Inc., CBR Acquisition Corp. and NYFIX, which we refer to as the merger agreement, that provides for CBR Acquisition Corp. to be merged with and into NYFIX, with NYFIX as the surviving corporation, which we refer to as the merger;

•

To consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•

To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting, including to consider any procedural matters incident to the conduct of the special meeting.

Only record holders of NYFIX common stock and NYFIX Series B voting convertible preferred stock at the close of business on September 18, 2009 are entitled to receive notice of and will be entitled to vote at the special meeting, including any adjournments or postponements of the special meeting.

Under Delaware law, if the merger is completed, holders of NYFIX stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. To exercise your rights, you must submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, and comply with other Delaware law procedures explained in the accompanying proxy statement.

Your vote is important and we urge you to vote your shares promptly. Whether or not you plan to attend the special meeting, we urge you to vote your shares by proxy. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the enclosed envelope as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from that broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

THE NYFIX BOARD OF DIRECTORS (WITH MR. ROBERTS ABSTAINING) UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

New York, New York September 28, 2009	By Order of the Board of Directors, P. Howard Edelstein Chief Executive Officer

Lon Gorman Chairman

ADDITIONAL INFORMATION

This document incorporates important business and financial information about NYFIX from documents that are not included in or delivered with this document. See “Where You Can Find More Information” beginning on page 89. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from NYFIX, 100 Wall Street New York, NY 10005, telephone (646) 525-3000. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by October 20, 2009, in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of NYFIX stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson, Inc.

199 Water Street

26th Floor New York, NY 10038-3650 Phone: 212-440-9800

Toll-Free: 888-666-2572

Banks and Brokers: 212-440-9800

APPENDICES
Agreement and Plan of Merger	Appendix A
Evercore Fairness Opinion	Appendix B
Greenhill Fairness Opinion	Appendix C
Section 262 of the Delaware General Corporation Law	Appendix D
Voting Agreement	Appendix E
Letter Agreement	Appendix F

SUMMARY

This section highlights selected information from this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find More Information,” beginning on page 89. Page references are included in this summary to direct you to a more complete description of the topics in the other parts of this document.

Throughout the document, “NYFIX,” the “Company,” “we,” “us” and “our” refers to NYFIX, Inc. and its subsidiaries and “Merger Sub” refers to CBR Acquisition Corp., which is wholly owned by NYSE Technologies, Inc., which we refer to as “NYSE.” NYSE is an indirect wholly owned subsidiary of NYSE Euronext. We refer to the Agreement and Plan of Merger, dated as of August 26, 2009, by and among NYSE, Merger Sub and NYFIX as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge into NYFIX, which will cause NYFIX to become wholly owned by NYSE. Also pursuant to the merger agreement, NYSE Euronext has guaranteed NYSE’s obligations under the merger agreement. We refer to the merger between Merger Sub and NYFIX, with NYFIX continuing as and referred to as the “surviving corporation,” as the “merger.”

Parties to the Proposed Merger

NYFIX. NYFIX, of which you are a stockholder, together with its consolidated subsidiaries, provides electronic trading services including trade messaging services, trade messaging software and trading workstations to domestic and international market participants. In addition, NYFIX’s registered broker-dealer subsidiaries provide automated trade execution services to institutional counterparties and operate a matched-book stock borrow/stock loan business. The address of NYFIX’s principal executive office is 100 Wall Street, New York, NY 10005, and its telephone number is +1-646-525-3000.

NYSE. NYSE is an indirect wholly owned subsidiary of NYSE Euronext, a holding company that, through its subsidiaries, operates the following securities exchanges: the New York Stock Exchange, NYSE Arca, Inc. and NYSE Amex LLC in the United States and the five European-based exchanges that comprise Euronext N.V.—the Paris, Amsterdam, Brussels and Lisbon stock exchanges, as well as the Liffe derivatives markets in London, Paris, Amsterdam, Brussels and Lisbon and the United States futures market, NYSE Liffe US, LLC. NYSE operates a globally distributed connectivity network that supports trading on NYSE Euronext’s markets, and also provides trading and information technology solutions to third-party financial markets and other financial institutions. NYSE offers the global securities marketplace a comprehensive technology platform, including exchange trading platforms, participant access technologies for electronic trading, and market data management and distribution. NYSE also operates the Secure Financial Transaction Infrastructure network, a rapidly expanding physical network infrastructure that connects NYSE Euronext’s markets and other major market centers with more than 1,000 market participants in the United States and Europe. NYSE is currently integrating NYSE Euronext’s technologies globally to establish a single universal trading platform that enables market participants to trade across multiple asset classes, markets, geographies and time zones. The address of NYSE’s principal executive office is 11 Wall Street, New York, NY 10005, and its telephone number is +1-212-510-3600.

Merger Sub. Merger Sub, a Delaware corporation and wholly owned subsidiary of NYSE, was newly formed for the sole purpose of effecting the merger. This is the only business of Merger Sub. Upon consummation of the proposed merger, Merger Sub will merge with and into NYFIX and will cease to exist. The address of Merger Sub’s principal executive office is 11 Wall Street, New York, NY 10005, and its telephone number is +1-212-656-3000.

The Merger (See page 19)

Pursuant to the merger agreement, Merger Sub will be merged with and into NYFIX, with NYFIX as the surviving corporation and a wholly owned subsidiary of NYSE. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $1.675 in cash for each share of NYFIX common stock that you own and $50.134 in cash for each share of NYFIX Series B voting convertible preferred stock, which we refer to as Series B preferred, that you own. As a result of the merger, our common stock, par value $0.001 per share, will no longer be publicly traded. In addition, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated upon application to the Securities and Exchange Commission, which we refer to as the SEC. We expect to complete the merger promptly after the special meeting. We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

The Special Meeting (See page 16)

Time, Place and Date (See page 16)

A special meeting of stockholders of NYFIX will be held on November 3, 2009, at 9:30 a.m., local time, at Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022.

Matters to be Considered (See page 16)

At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date and Quorum (See page 16)

You may vote at the special meeting if you were the record owner of any shares of NYFIX common stock or Series B preferred at the close of business on the record date, September 18, 2009.

On the record date, there were 39,323,882 shares of NYFIX common stock outstanding and entitled to be voted at the special meeting and 1,500,000 shares of Series B preferred outstanding and entitled to be voted at the special meeting (which are convertible into 15,000,000 shares of NYFIX common stock). On the record date, there were approximately 523 holders of NYFIX common stock of record and one holder of Series B preferred.

Required Vote; Voting Agreement and Letter Agreement (See page 16 and page 82)

You will have one vote for each share of NYFIX common stock you own and ten votes for each share of Series B preferred you own for each matter to be voted on at the special meeting. The adoption of the merger agreement requires the affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class. In the event that a quorum is not present at the special meeting, stockholders will vote on the proposal to adjourn the special meeting to solicit additional proxies. Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class.

In connection with the execution of the merger agreement, NYSE and Merger Sub entered into a voting agreement with Warburg Pincus Private Equity IX, L.P., which we refer to as Warburg Pincus. As of September 18, 2009, Warburg Pincus owns all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock, assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of September 18, 2009. The voting agreement provides that, among other things, Warburg Pincus has agreed, subject to the terms and conditions set forth therein, to vote Warburg Pincus’ shares of NYFIX common stock and Series B preferred in favor of the adoption of the merger agreement and against certain other acquisition proposals defined in the merger agreement. The voting agreement also provides that Warburg Pincus has agreed, subject to the terms and conditions set forth therein, not to transfer its shares of NYFIX common stock or Series B preferred prior to the termination of the voting agreement. In addition, Warburg Pincus entered into a letter agreement with NYSE and NYFIX that provides, among other things, that Warburg Pincus has agreed, subject to the terms and conditions set forth therein, that its receipt of $75,201,000 in cash in exchange for its Series B preferred will be in satisfaction of all obligations of the Company in respect of the Series B preferred, including Warburg Pincus’ right to receive its liquidation preference which includes accrued and unpaid dividends through the closing of the merger. The form of voting agreement is attached to this proxy statement as Appendix E. The form of letter agreement is attached to this proxy statement as Appendix F.

Voting and Revocation of Proxies (See page 17)

All shares of NYFIX common stock and Series B preferred represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. You may vote electronically using the web site address or toll-free telephone number included on your proxy card. You may also vote by mail. If you choose to vote by mail, please complete, sign, date and return your proxy card in the enclosed envelope as soon as possible. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

If no instructions are indicated, the proxies will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement and a vote “AGAINST” the adjournment of the special meeting, if necessary, to solicit additional proxies.

A stockholder may revoke a proxy by following the procedures set forth under “The Special Meeting—Voting and Revocation of Proxies.”

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy. You must vote in person at the special meeting to revoke a previously delivered proxy.

Our Board of Directors Recommends Adoption of the Merger Agreement (See page 16)

After careful consideration, our board of directors (with Mr. Roberts abstaining) has unanimously determined that the merger agreement, the merger and the consummation of the transactions contemplated thereby are advisable, fair to, and in the best interests of NYFIX and its stockholders and unanimously adopted the merger agreement and the merger. This determination was based in part on the unanimous recommendation of a special committee of the board of directors, which we refer to as the special committee. The board of directors (with Mr. Roberts abstaining) unanimously recommends that you vote “FOR” the adoption of the merger agreement and, if necessary “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement.

Reasons for the Merger (See page 34)

As a result of the business trends, the economic, financial, competitive and regulatory conditions impacting the Company and the Company’s recent financial and common share price performance, our board of directors has explored a broad range of strategic alternatives for NYFIX. Our board of directors believes that the merger is the best available alternative for NYFIX and our stockholders. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of strategic alternatives and the merger, including the recommendation of the special committee. For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusion, see “The Merger—Reasons for the Recommendation of the Special Committee”; “The Merger—Reasons for the Recommendation of the Board.”

Opinion of Evercore Group L.L.C. Regarding the Fairness, from a Financial Point of View, of the Merger Consideration (See page 38)

In connection with the merger, our board of directors received a written opinion from Evercore Group L.L.C., which we refer to as Evercore, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered). The full text of Evercore’s written opinion dated August 26, 2009 is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Evercore’s opinion was provided to our board of directors to assist in its evaluation of the merger consideration from a financial point of view. Evercore’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters presented to stockholders. See “The Merger—Opinion of Our Financial Advisor.”

Opinion of Greenhill & Co., LLC Regarding the Fairness, from a Financial Point of View, of the Merger Consideration (See page 45)

In connection with the merger, the board of directors and the special committee received a written opinion from Greenhill & Co., LLC, which we refer to as Greenhill, as to the fairness, from a financial point of view, of the merger consideration to be received by holders of NYFIX common stock (other than dissenting shares, shares of NYFIX common stock owned by NYFIX as treasury stock and shares of NYFIX common stock owned by NYSE or Merger Sub or any wholly-owned subsidiary of NYFIX or NYSE). The full text of Greenhill’s written opinion dated August 26, 2009 is attached to this proxy statement as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Greenhill’s opinion was provided to the board of directors and the special committee to assist in their evaluation of the merger consideration from a financial point of view. Greenhill’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters presented to stockholders. See “The Merger—Opinion of the Special Committee’s Financial Advisor.”

Merger Consideration (See page 67)

If the merger is completed, each share of NYFIX common stock that you hold will be converted into the right to receive $1.675 in cash, without interest (other than shares owned by NYFIX stockholders who properly exercise their appraisal rights under Delaware law).

If the merger is completed, each share of Series B preferred that you hold will be converted into the right to receive $50.134 in cash, without interest.

In addition, as a result of the merger:

•

each option outstanding at the effective time to purchase shares of NYFIX common stock will be fully vested, to the extent not already fully vested, and cancelled at the effective time of the merger in exchange for a cash payment, payable within ten business days following the effective time of the merger, in an amount equal to the product of the number of shares of NYFIX common stock subject to the option and the excess, if any, of the amount received in the merger for each share of NYFIX common stock over the applicable option exercise price per share of NYFIX common stock subject to the option;

•

each warrant to purchase shares of our common stock outstanding immediately prior to the effective time will be cancelled at the effective time in exchange for a cash payment, payable within ten business days following the effective time of the merger, to the holders in an amount equal to the product of the number of shares of NYFIX common stock subject to the warrant and the excess, if any, of the amount received in the merger for each share of NYFIX common stock over the exercise price per share of NYFIX common stock subject to the warrant; and

•

all restricted stock units denominated in shares of NYFIX common stock that are outstanding immediately prior to the effective time will be vested, to the extent not already fully vested, and cancelled at the effective time and converted into the right to receive the amount received for each share of NYFIX common stock within ten business days following the effective time of the merger.

Conditions to the Merger (See page 74)

Conditions to Each Party’s Obligations. Each party’s obligation to close the merger is subject to the satisfaction or waiver of the following conditions:

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our stockholders must have adopted the merger agreement by an affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class;

•

any waiting period applicable to the merger or any of the other transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, shall have expired or been terminated;

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all authorizations or approvals of, or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been obtained, filed, or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect; and

•

no governmental entity shall have enacted or enforced or entered any order, judgment or injunction or statute or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to NYSE’s Obligations. NYSE’s obligation to close the merger is subject to the satisfaction or waiver of the following conditions:

•

certain of our representations and warranties must be true and correct in all respects; certain of our representations and warranties must be true and correct in all material respects; and certain of our representations and warranties must be true and correct, except where the failure to be true and correct has not had, and would not reasonably be expected to have had, a Company Material Adverse Effect, and NYSE shall have received a certificate signed on behalf of NYFIX to such effect;

•

we must have performed in all material respects all obligations required to be performed by us on or prior to the closing date, and NYSE shall have received a certificate signed on behalf of NYFIX to such effect;

•	there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a “Company Material Adverse Effect”;

•

the number of shares of NYFIX common stock whose holders have demanded appraisal of their shares in accordance with the provisions of the Delaware General Corporation Law, which we refer to as the DGCL, shall not equal fifteen percent or more of the shares of NYFIX common stock outstanding as of the record date;

•

Warburg Pincus shall have entered into a voting agreement and letter agreement and the voting agreement and letter agreement shall be valid and binding on Warburg Pincus and in full force and effect as of the closing, and Warburg Pincus shall have complied with all obligations required to be performed or complied with by them under the voting agreement and letter agreement; and

•

there shall not be pending any proceeding in which a governmental entity is (i) challenging or seeking to restrain the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or limit NYSE’s ability to vote, transfer, or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

Conditions to NYFIX’s Obligations. Our obligation to close the merger is subject to the satisfaction or waiver of the following conditions:

•

NYSE and Merger Sub’s representations and warranties in the merger agreement must be true and correct, other than those representations and warranties qualified by terms such as “material,” which shall be true and correct as so qualified, and NYFIX shall have received a certificate signed on behalf of NYSE to such effect; and

•

NYSE and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing date, and NYFIX shall have received a certificate signed on behalf of NYSE to such effect.

No Solicitation (See page 76)

We have agreed that we will not, and we will instruct our directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of providing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; or

•

engage, enter into, continue or otherwise participate in, cooperate with, assist or facilitate any discussions or negotiations regarding, or furnish to any person any nonpublic information for the purpose of encouraging or facilitating, any acquisition proposal.

We are obligated to promptly (within 24 hours) advise NYSE if we receive any acquisition proposal or inquiries, and to provide NYSE with information about such acquisition proposal or inquiry. We are also obligated to immediately cease all discussions or negotiations with any parties that commenced prior to the execution of the merger agreement with respect to any other acquisition proposal.

However, prior to the adoption of the merger agreement by the stockholders, we may furnish information to or engage in discussions or negotiations with a person who has made an acquisition proposal only if:

•	our board of directors receives a written acquisition proposal that our board of directors believes in good faith to be bona fide;

•	we have not breached the non-solicit provision;

•

our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•

after consultation with its outside counsel, our board of directors determines in good faith that such action is necessary to comply with its fiduciary duties to the NYFIX stockholders under applicable law.

Right to Change Recommendation to Stockholders (See page 77)

Our board of directors cannot: (i) withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the merger, (ii) cause or permit the Company to enter into any alternative acquisition agreement or (iii) adopt, approve or recommend or publicly propose to approve or recommend any acquisition proposal.

However, our board of directors may, at any time prior to the time of the adoption of the merger agreement by the stockholders, withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the merger if the Company receives an acquisition proposal and our board of directors determines in good faith, after consultation with outside counsel and our financial advisors, that (i) such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal (after giving effect to all of the adjustments to the terms of the merger agreement offered by NYSE) and (ii) such action would be necessary to comply with its fiduciary duties to the NYFIX stockholders under applicable law. However, our board of directors may not change its recommendation to our stockholders unless the Company has not breached the non-solicit provision and:

•

the Company provides prior written notice to NYSE, at least five business days in advance, of the Company’s intention to take such action with respect to such acquisition proposal, and contemporaneously provides to NYSE a copy of the relevant material documents with respect to such acquisition proposal; and

•

prior to effecting any change of our recommendation to our stockholders, the Company must direct our financial and legal advisors to, during such five day period, negotiate with NYSE in good faith (to the extent NYSE desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute or ceases to be reasonably likely to constitute a superior proposal.

Termination of Merger Agreement (See page 77)

The merger agreement may be terminated at any time prior to the effective time of the merger, upon our mutual agreement with NYSE and Merger Sub, even if our stockholders have adopted the merger agreement at the special meeting.

In addition, we and NYSE each have separate rights to terminate the merger agreement without the agreement of the other party if:

•	the merger has not been completed by February 26, 2010;

•	a governmental entity issues a nonappealable final order prohibiting the merger or fails to grant its approval on a nonappealable and final basis; or

•	our stockholders’ do not adopt the merger agreement at the special meeting.

NYSE may terminate the merger agreement if:

•

our board of directors fails to recommend the approval of the merger in the proxy statement distributed to the Company’s stockholders or withdraws or modifies its recommendation of the merger to our stockholders in a manner adverse to NYSE;

•	our board of directors has approved, endorsed or recommended to our stockholders an alternative acquisition proposal;

•

a tender offer or exchange offer is commenced and our board of directors recommends that stockholders tender their shares in such tender or exchange offer or, within five business days, fails to recommend that our stockholders reject such offer;

•

the Company fails to issue a press release reaffirming its recommendation that the stockholders adopt the merger agreement following written request from NYSE following an acquisition proposal sent or given to the Company’s stockholders;

•	we have breached any of our obligations under the non-solicitation or stockholders meeting provisions under the merger agreement;

•	our board of directors authorizes or publicly approves any of the foregoing;

•

any of our representations or warranties in the merger agreement are not true and correct at any time prior to closing, and such inaccuracy would cause certain closing conditions not to be satisfied and is not timely cured;

•	we have breached any of our covenants or agreements under the merger agreement and such nonperformance would cause certain closing conditions not to be satisfied and is not timely cured; or

•	there shall have been a Company Material Adverse Effect that cannot be cured by February 26, 2010.

We may terminate the merger agreement if:

•

any representation or warranty of NYSE or Merger Sub in the merger agreement is not true and correct at any time prior to closing, and such breach would cause certain closing conditions not to be satisfied and is not timely cured; or

•	NYSE or Merger Sub breached any of its covenants or agreements under the merger agreement and such nonperformance would cause certain closing conditions not to be satisfied and is not timely cured.

Termination Fee (See page 79)

Except as provided below, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement. If the merger agreement is terminated, we may be required in specified circumstances to pay a termination fee of $5 million to NYSE.

Expense Reimbursement (See page 79)

If the merger agreement is terminated, we may be required in specified circumstances to pay to NYSE up to $1,500,000 as reimbursement for certain expenses incurred by NYSE in relation to the transactions contemplated by the merger agreement, and NYSE may be required in specified circumstances to pay us up to $1,500,000 as reimbursement for certain expenses incurred by us in relation to the transactions contemplated by the merger agreement.

Certain of NYFIX’s Directors and Executive Officers Have Interests in the Merger That Differ from Your Interests (See page 55)

When considering the recommendation of the board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are in addition to, or different from, your interests as stockholders of NYFIX generally.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests include, among others:

•

Two directors are affiliated with Warburg Pincus, which owns all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock as of September 18, 2009, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock, assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of the record date. Warburg Pincus will be paid $75,201,000, or approximately 52.2%, of the total merger consideration of approximately $144,000,000, in consideration for the Series B preferred;

•

Mr. Lon Gorman, the Chairman of our board of directors, Mr. Howard Edelstein, Mr. Steven Vigliotti, Mr. Donald Henderson, Mr. Robert Moitoso, and Ms. Annemarie Tierney will become entitled to receive cash bonuses on the closing of the merger of $82,000, $595,000, $400,000, $275,000, $225,000 and $175,000, respectively;

•	Each of our executive officers has an employment agreement which provides for certain severance benefits in the event of certain terminations of their employment;

•

Each of Mr. Vigliotti and Mr. Henderson has entered into consulting agreements with NYSE that will become effective only upon the closing of the merger and provide for the payment for certain compensation in consideration for their service as a consultant to NYSE following the termination of their employment until the first anniversary of the closing of the merger;

•	Each of our directors and executive officers will become entitled to liability insurance and continued indemnification by the surviving corporation for a period of six years following the merger; and

•

All options and restricted stock units held by our directors and executive officers will vest upon the effective time of the merger, and be cancelled in exchange for a cash payment equal to the product of the number of shares of NYFIX common stock underlying such options and restricted stock units, as applicable, multiplied by the merger consideration payable in respect of a share of NYFIX common stock (less the applicable exercise price per share, in the case of options).

See “Security Ownership of Certain Beneficial Owners and Management” for a summary of the shares of NYFIX common stock and Series B preferred held by NYFIX’s directors and executive officers for which they will receive the merger consideration.

Litigation (See page 60)

NYFIX, its directors, NYSE Euronext and Warburg Pincus LLC (and certain affiliates of these corporate entities) are parties to three lawsuits filed by third parties seeking unspecified monetary damages or injunctive relief, or both, in connection with the merger agreement. Based on the facts known to date, the defendants believe that the claims asserted against them in these lawsuits are without merit, and the defendants intend to defend themselves vigorously against the claims.

The Merger Will Be a Taxable Transaction for U.S. Federal Income Tax Purposes (See page 61)

The receipt of cash in exchange for shares of NYFIX common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of NYFIX common stock will recognize capital gain or loss equal to the difference between the amount of cash received in the merger and the adjusted tax basis of such holder’s shares of NYFIX common stock. In general, a non-U.S. holder of NYFIX common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such holder has certain connections to the United States. All holders of NYFIX common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of any state, local, foreign and other tax laws.

Appraisal Rights (See page 64)

Stockholders who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than the per share merger consideration for such security, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the adoption of the merger agreement, nor consent in writing to its adoption, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposed merger and the NYFIX special meeting of stockholders. You should still carefully read this proxy statement in its entirety, including the attached appendices.

The Special Meeting

Q:	When and where is the NYFIX special meeting?

A:	The special meeting of the stockholders of NYFIX, will be held on November 3, 2009, at 9:30 a.m., local time, at Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022.

Q:	What am I being asked to vote on?

A:	You are being asked to approve a transaction that will result in the acquisition of NYFIX. Specifically, you are being asked to vote to adopt an agreement and plan of merger, dated as of August 26, 2009, and the transactions contemplated thereby that provides for Merger Sub to be merged with and into NYFIX, with NYFIX as the surviving corporation. Merger Sub is a newly formed Delaware corporation that is a wholly owned subsidiary of NYSE. Merger Sub was formed by NYSE for purposes of effecting the acquisition. You are also being asked to vote to adjourn the meeting if necessary to solicit additional proxies in favor of the merger agreement.

Q:	What does NYFIX’s board of directors recommend?

A:	NYFIX’s board of directors believes that the proposed merger is advisable, fair to and in the best interests of NYFIX and its stockholders. Based on a unanimous recommendation of a special committee of the board of directors, the board of directors (with Mr. Roberts abstaining), unanimously approved the merger agreement, the merger and the transactions contemplated thereby and recommends that you vote “FOR” the adoption of the merger agreement and, if necessary, “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement. To review the background of and reasons for the merger, see “The Merger—Background of the Merger”; “Reasons for the Recommendation of Our Special Committee”; and “Reasons for the Recommendation of the Board” beginning on page 19.

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. See “The Merger—Interests of NYFIX Directors and Executive Officers in the Merger” beginning on page 55.

The Proposed Merger

Q:	What is the proposed transaction?

A:	NYSE will acquire us by merging its subsidiary into us, and we will become a wholly owned subsidiary of NYSE. Following the merger, we will no longer be a publicly traded corporation.

Q:	What will I be entitled to receive if the merger is completed?

A:	If the merger is completed, each share of NYFIX common stock that you hold will be converted into the right to receive $1.675 in cash, without interest (other than shares owned by NYFIX stockholders who properly exercise their appraisal rights under Delaware law).

If the merger is completed, each share of Series B preferred that you hold will be converted into the right to receive $50.134 in cash, without interest.

Q:	When will the merger be completed?

A:	We are working towards the completion of the merger as quickly as possible. Completion of the merger is expected to occur not later than the third business day after satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. See “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 74.

Q:	What are my appraisal rights?

A:	NYFIX stockholders are entitled to appraisal rights under Delaware law by following the requirements specified in Section 262 of the DGCL. A copy of Section 262 is attached as Appendix D to this proxy statement. See “Appraisal Rights” beginning on page 64.

Q:	When will I receive the merger consideration?

A:	Following the merger, you will receive a letter of transmittal from the exchange agent. The letter of transmittal will include instructions for completion and an address where you will send your stock certificates if you hold stock certificates. When you send your stock certificates, together with a completed letter of transmittal, to the exchange agent, the agent will promptly distribute the merger consideration to you. If you hold your shares in book-entry form, when you send a completed letter of transmittal to the exchange agent, the agent will promptly distribute the merger consideration to you.

Voting and Proxy Procedures

Q:	Who may vote at the special meeting?

A:	Only “record holders” of NYFIX common stock and Series B preferred at the close of business on September 18, 2009, which is the record date for this special meeting, are entitled to vote at the special meeting in person or by proxy. As of the record date, there were 39,323,882 shares of NYFIX common stock outstanding and entitled to be voted at the special meeting and 1,500,000 shares of Series B preferred outstanding and entitled to be voted at the special meeting. You will have one vote for each share of NYFIX common stock you hold of record on the record date. You will have ten votes for each share of Series B preferred you hold of record on the record date.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class. An abstention has the same effect as a vote “AGAINST” adoption of the merger agreement.

In connection with the execution of the merger agreement, NYSE and Merger Sub entered into a voting agreement with Warburg Pincus. As of September 18, 2009, Warburg Pincus owned all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock, assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of September 18, 2009. The voting agreement provides, among other things, that Warburg Pincus has agreed to vote, subject to the terms and conditions set forth therein, Warburg Pincus’s shares of NYFIX common stock and Series B preferred in favor of the adoption of the merger agreement and against certain other acquisition proposals defined in the merger agreement. The voting agreement also provides that Warburg Pincus has agreed, subject to the terms and conditions set forth therein, not to transfer its shares of NYFIX common stock or Series B preferred prior to the termination of the voting agreement. In addition, Warburg Pincus entered into a letter agreement with NYSE and NYFIX pursuant to which Warburg Pincus has agreed that its receipt of $75,201,000 in cash in exchange for its Series B preferred will be in satisfaction of all obligations of the Company in respect of the Series B preferred, including Warburg Pincus’s right to receive its liquidation preference and accrued and unpaid dividends. The form of voting agreement is attached to this proxy statement as Appendix E. The form of letter agreement is attached to this proxy statement as Appendix F.

Q:	What vote is required to adjourn the special meeting?

A:	Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class. An abstention has the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Q:	If my stock is held in “street name” by my broker, will my broker vote my stock for me?

A:

If your NYFIX stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name.” As a beneficial owner you do not have the right to vote your stock. Only the “record holder” of the stock has such rights. If you wish to vote your stock, you should either (i) obtain a legal proxy from the record holder of the stock appointing you as its legal proxy or (ii) instruct the record holder how you would like the record holder to vote the stock you own. If you do not obtain a legal proxy or instruct the record holder how to vote and do not vote on adoption of the merger agreement, it will be equivalent to voting “AGAINST” adoption of the merger agreement, but it will have no effect on the outcome of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	What do I need to do now?

A:	You should read this proxy statement carefully, including its appendices, and consider how it affects you. You should then vote electronically using the web site address, or vote by calling the toll-free telephone number included on your proxy card, or vote by mail. If you choose to vote by mail, you should complete, sign, date and return your proxy card in the enclosed envelope as soon as possible so that your stock can be voted at the special meeting. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposals to adopt the merger agreement and to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting.

If you have sent a proxy directly to NYFIX, you may revoke your proxy by:

•

delivering to our Corporate Secretary at our corporate offices at 100 Wall Street, New York NY 10005, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker to vote your shares, you may revoke your proxy only by following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, NYFIX’s stockholders will receive written instructions for exchanging their NYFIX stock certificates for cash (if you hold certificates). If you hold your shares in book-entry form, you will receive written instructions on how to exchange such shares for cash.

Q:	Who is paying for this proxy solicitation?

A:	NYFIX will pay the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. NYFIX has engaged Georgeson, Inc., a proxy solicitation firm, to solicit proxies from stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of NYFIX common stock for the forwarding of solicitation materials to the beneficial owners of NYFIX common stock. NYFIX will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact either:

Georgeson, Inc. 199 Water Street 26th Floor New York, NY 10038-3650 Phone: (212) 440-9800 Toll-Free: 888-666-2572 Banks and Brokers: 212-440-9800	NYFIX, Inc. Attn: Corporate Secretary 100 Wall Street New York, NY 10005 Phone: (646) 525-3000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which NYFIX refers you in this proxy statement, contain forward-looking statements about NYFIX’s plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of NYFIX, the expected completion and timing of the merger, other information relating to the merger, information relating to NYFIX’s consideration of strategic alternatives should the merger not be completed in a timely manner or at all, and any other statements about NYFIX management’s future expectations, beliefs, goals, plans or prospects. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “potential,” “contemplate,” “could,” “would,” “may,” “will,” “approximately” and “can” or similar words. You should read statements that contain these words carefully. They discuss NYFIX’s future expectations or state other forward-looking information, and may involve known and unknown risks over which NYFIX has no control, including, without limitation:

•	the ability of NYFIX to complete the proposed merger;

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by NYFIX’s stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us or others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	NYFIX’s results of operations, financial condition and businesses, and the expected impact of the proposed merger on NYFIX’s financial and operating performance; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K.

See “Where You Can Find More Information” beginning on page 89 of this proxy statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this proxy statement represent NYFIX’s views only as of the date of this proxy statement and should not be relied upon as representing NYFIX’s views as of any subsequent date. NYFIX anticipates that subsequent events and developments will cause its views to change. However, while NYFIX may elect to update these forward-looking statements publicly at some point in the future, NYFIX specifically disclaims any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is accompanied by the Notice of Special Meeting and a proxy card solicited by our board of directors for use at the special meeting of our stockholders to be held on November 3, 2009, at 9:30  a.m., local time, at Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022.

Matters to be Considered

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement and to transact such other matters as may be properly brought before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached to this proxy statement as Appendix A, and the merger agreement is summarized in the section “The Merger Agreement.”

Recommendation of Our Board of Directors

Our board of directors (with Mr. Roberts abstaining) has unanimously determined that the merger agreement, the merger and the consummation of the transactions contemplated thereby are advisable, fair to and in the best interests of NYFIX and our stockholders and unanimously adopted the merger agreement and the merger. This determination was based in part on the unanimous recommendation of the special committee of the board of directors. The board of directors (with Mr. Roberts abstaining) unanimously recommends that you vote “FOR” the adoption of the merger agreement and, if necessary, “FOR” the proposal to adjourn the special meeting to solicit additional proxies in favor of the merger agreement.

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. See “The Merger—Interests of NYFIX Directors and Executive Officers in the Merger” beginning on page 55.

Record Date and Quorum

Our board of directors has fixed the close of business on September 18, 2009 as the record date for the special meeting. Accordingly, only our stockholders of record at the close of business on such date will be entitled to notice of and to vote at the special meeting. Brokers or other nominees who hold shares of our common stock or Series B preferred in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers, resulting in broker “non-votes.” On the record date, there were 39,323,882 shares of NYFIX common stock outstanding, held of record by approximately 523 registered holders, and 1,500,000 shares of Series B preferred outstanding and entitled to be voted at the special meeting, held of record by one registered holder. Assuming the exercise of the warrant to purchase 2,250,000 shares of NYFIX common stock held by Warburg Pincus and conversion of all the shares of Series B preferred into shares of NYFIX common stock, on the record date, there were 56,573,882 shares of NYFIX common stock outstanding.

The presence, in person or by proxy, of the holders of a majority of the voting power of our outstanding shares of NYFIX common stock and Series B preferred, as of the record date, will constitute a quorum for the conduct of business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the special meeting, we may propose adjournment of the special meeting to solicit additional proxies.

Required Vote

The adoption of the merger agreement requires the affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class. Abstentions, the failure to submit an executed proxy by mail, telephone or through the Internet or to vote in person at the special meeting, and broker non-votes have the effect of a vote against the merger agreement.

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred entitled to vote at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. An abstention will have the same effect as a vote against the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. A failure to vote at the special meeting or to submit an executed proxy by mail, telephone or through the Internet, or a broker non-vote will have no effect on the outcome of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

You will have one vote for each share of NYFIX common stock and ten votes for each share of Series B preferred you own on the record date.

Voting and Revocation of Proxies

All shares of NYFIX common stock and Series B preferred represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. To vote by proxy, you may vote electronically using the web site address or toll-free telephone number included on your proxy card, or vote by mail. If you choose to vote by mail, you must complete, sign, date and return your proxy card in the enclosed envelope as soon as possible so that your stock can be voted at the special meeting. If no instructions are indicated, signed and submitted proxies will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies. If you abstain from voting, your vote will be counted as a vote “AGAINST” the adoption of the merger agreement and the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies.

If a stockholder has sent a proxy directly to NYFIX, he or she may revoke it by:

•

delivering to our Corporate Secretary at our corporate offices at 100 Wall Street, New York, NY 10005, on or before the business day prior to the special meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	delivering a new, later dated proxy by telephone or through the Internet until immediately prior to the special meeting;

•	delivering a written revocation or a later dated, signed proxy card to us at the special meeting prior to the taking of the vote on the matters to be considered at the special meeting; or

•	attending the special meeting and voting in person.

If you have instructed a broker to vote your shares, you may revoke your proxy only by following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Solicitation of Proxies

We will pay for the costs of printing, filing and mailing the proxy statement to our stockholders. In addition to soliciting proxies by mail, we are requesting banks, brokers and other record holders to send proxy materials to the beneficial owners of our common stock requesting authority for the execution of their proxies. We will reimburse those record holders for their reasonable out-of-pocket expenses in doing so. In addition to solicitation by mail, certain of our directors, officers and employees may, without receiving any additional compensation, solicit proxies by telephone, electronic mail, fax, in person or other means of communication.

We have retained Georgeson, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $16,000 plus reimbursement of out-of-pocket expenses.

Other Matters

Our board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting or at any adjournment or postponement of the special meeting, however, the persons named in the proxies will vote on those matters in accordance with their judgment, subject to the applicable rules of the SEC. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

If the merger agreement is adopted by the stockholders and the other conditions to the merger are satisfied, or waived to the extent permitted, the merger will be completed and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, NYSE and Merger Sub agree and specify in the certificate of merger. In the event that our stockholders adopt the merger agreement, we hope to complete the merger shortly thereafter.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals. During this ongoing review process, members of our senior management, in conjunction with our board of directors, have considered potential opportunities for business combinations, acquisitions, dispositions of discrete segments of the Company, internal restructurings and other strategic alternatives.

Beginning in the first half of 2008, the Company began to experience increased difficulties as a result of the deterioration in the general economic and financial markets due to the collapse of significant financial institutions, consolidation in the industries in which the Company operates, and regulatory developments, all of which made it difficult for the Company to execute on our operating plan. In addition, financing sources were not as readily available to us, as Warburg Pincus indicated it was not inclined to provide further financing to us and other commercial lending providers were curtailing their lending to the Company. Those factors, among others, also made it difficult for the Company to complete strategic initiatives, including acquisitions that were intended to grow the Company. For instance, during 2007 and 2008, we attempted to acquire two companies that would have significantly expanded our presence with and service offering to the buy-side in our Transaction Services division but were unable to complete those transactions.

As a result of the business trends, the economic, financial, competitive and regulatory conditions impacting the Company, and the Company’s recent financial and common share price performance, at a regularly scheduled board meeting on June 17, 2008, our board of directors and members of our senior management discussed a wide range of potential strategic options that the Company might consider pursuing. Our board of directors directed our senior management to engage an outside financial advisor to provide an in-depth analysis of the Company and its various strategic and financial options, to be presented at our board of directors’ next regularly scheduled meeting.

On July 28, 2008, pursuant to our board’s instruction, we engaged Evercore to provide financial advisory services in connection with our board of directors’ review of strategic alternatives. Those alternatives were broad in scope and included, for example, opportunities to grow the Company’s business (including via acquisitions), to sell the entire Company, to sell particular business lines, divisions or assets, or to raise capital. We hired Evercore based on its qualifications and expertise in providing financial and strategic advice to financial services companies similar to ours.

At a regularly scheduled board meeting on August 12, 2008, representatives of Evercore gave a presentation regarding the work that they had done to date in analyzing the Company and its strategic options. Following that presentation, our board of directors discussed whether the Company should explore opportunities for a possible sale of all or a portion of the Company and/or pursue other strategic alternatives. Our board of directors discussed the potential for real or perceived conflicts of interest that certain directors may have with respect to a possible sale of the Company. Our board specifically considered the potential conflicts of:

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Mr. Edelstein (his desire to retain his CEO position would possibly bias him against a sale of the Company, while the provision for acceleration of his equity awards following a sale of the Company would potentially bias him in favor of a sale); and

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Messrs. Cary Davis and William Janeway (their affiliation with Warburg Pincus, the sole owner of the Company’s Series B preferred (the terms of which guaranteed that Warburg Pincus would receive the same liquidation preference in any sale of the Company at an acquisition price below $5.00 per share for our common stock), would potentially bias them with respect to the timing of, or an acceptable purchase price for, a sale of the Company).

Our board of directors also considered the potential bias that could be perceived to arise from existing compensation arrangements and equity holdings of the other directors, but concluded that these arrangements and holdings alone would not pose a conflict of interest in connection with consideration of a possible sale of the Company. A representative from Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as WilmerHale, our outside counsel, reviewed with the directors their legal and fiduciary duties with respect to exploring a possible sale of the Company. The representative from WilmerHale and the directors also discussed the option of forming a special committee of the board of directors, comprised solely of disinterested directors, which committee would have primary responsibility for managing the process of exploring a potential sale of the Company and evaluating and making recommendations to our board of directors and stockholders with respect to a transaction. At the conclusion of the discussion, the directors agreed that, because of the Company knowledge, industry knowledge and transactional experience of Messrs. Edelstein, Davis and Janeway, the consideration of a possible sale of the Company, along with other strategic alternatives, at this point in the process would be most effectively handled by our full board of directors, but that our board of directors would revisit the formation of a special committee at a later time. While the board did not make any decision whether to pursue any strategic alternative at this meeting, it asked senior management and Evercore to prepare marketing materials so they could begin a sale process quickly should the board later decide to begin a sale process.

Between September and November 2008, representatives of Evercore continued to report to our board of directors regarding Evercore’s preliminary analysis of the Company and its strategic options, as well as how the market conditions and unprecedented turmoil affecting the financial services industry were affecting our prospects and interests of third parties regarding strategic alternatives.

At a regularly scheduled board meeting on December 8, 2008, members of our senior management presented an operating plan for the Company for 2009, an overview of potential downside scenarios for the Company during 2009 due to industry and market conditions that could result in declines in average daily volumes, customer loss and channel sales decrease, and a cost-cutting plan for the Company. Representatives of Evercore updated our board of directors on the current market conditions and the implications of initiating and completing a transaction for a sale of the Company in the current market. The Evercore representatives and our board of directors discussed issues concerning the process to be followed if our board of directors elected to initiate a process to seek acquisition proposals for the Company, including the role of our senior management. The directors also discussed what strategic path would be in the best interests of the Company and our stockholders, and considered three potential strategic paths: aggressively grow the Company through acquisitions; continue to operate the business in its current form in accordance with the 2009 operating plan proposed by our senior management; and initiate a process to determine if an attractive acquisition proposal for the Company could be obtained. During various parts of the director discussions, members of senior management, Messrs. Davis and Janeway, and Mr. Gorman (as a non-independent director) were excused from the meeting to permit the board of directors to convene in executive session. After a lengthy discussion concerning the benefits and risks of each of these approaches, and taking into consideration the financing environment, general economic and market conditions, regulatory developments, the competitive landscape and consolidation in our industry, our low stock price (the closing price per share of our common stock was $0.58 on December 8, 2008), and the Company’s prospects under its current business plan, our board of directors concluded that the Company should initiate a process to seek acquisition proposals for the Company, and instructed Evercore to assess the potential value that may be obtained by means of a sale of the various divisions of the Company, in addition to a sale of the Company as a whole.

At the December 8, 2008 board meeting, our board of directors also agreed to establish a special committee of the board of directors, consisting of Messrs. Gorman (Chairman), Mitchel Lenson, Michael Passarella, Roberts and Thomas Wajnert, to oversee the process for considering and pursuing strategic alternatives, including acquisition proposals. While Mr. Gorman is a not an independent director for purposes of the NASDAQ Stock Market rules due to his active role as Chairman of our Board of Directors and his compensation for those services, our board did not believe that Mr. Gorman had a real or perceived conflict of interest relative to our common stockholders relative to the process for considering and pursing strategic alternatives that would preclude him from serving on the special committee. Mr. Edelstein was excluded due to his status as an employee of the Company, and Messrs. Davis and Janeway were excluded due to their affiliation with Warburg Pincus. Our board of directors delegated to the special committee the exclusive power and authority (i) to work with, and provide directions to, our management and Evercore concerning the process for seeking acquisition proposals for the Company; (ii) to review and evaluate the terms and conditions of, and determine the advisability of, any expressions of interest or acquisition proposals for the Company; (iii) to negotiate with any potential acquiror or supervise management in the conduct of such negotiations should the special committee authorize management to participate in such negotiations; (iv) to determine whether a potential acquisition is in the best interests of the Company and our stockholders; and (v) if the special committee deems appropriate and in its sole discretion, to disapprove a potential acquisition of the Company, or recommend a particular transaction for approval by our board of directors. The special committee was also authorized to retain advisors, including independent legal counsel and financial advisors in addition to or in lieu of Evercore. A representative of WilmerHale advised the directors on the legal considerations relevant to the formation of the special committee.

Representatives of Evercore, senior management and the special committee engaged in several discussions regarding the broad initial list of potential acquisition candidates with respect to a sale of the entire Company and a sale of a portion of the Company. The special committee concluded, including based on consultation with representatives of Evercore and senior management, that the best candidates initially would be strategic buyers, given their ability to realize more synergies in connection with a transaction than financial buyers and given financial buyers’ general reluctance to pursue a company in which a financial player owns a significant equity position. Representatives of Evercore, senior management and the special committee also discussed possible acquisition targets for the Company.

Beginning December 15, 2008, Evercore made initial contact with 16 parties, whose businesses ranged from exchanges, agency and interdealer brokers to financial technology companies. Twelve of those parties executed confidentiality agreements and all 12 parties eventually met with representatives of Evercore and members of our senior management. NYSE was not among the initial 16 parties contacted.

On December 15, 2008, the members of the special committee met telephonically with a representative of Covington & Burling LLP, which we refer to as Covington, to discuss possible legal representation of the special committee.

On December 18, 2008, the special committee met telephonically and discussed the continued use of Evercore as the financial advisor for the special committee in the process of seeking acquisition proposals for the Company. The special committee again discussed whether it should engage separate legal counsel and determined to defer engaging separate counsel pending the opportunity to determine whether the process would elicit any acquisition proposals worthy of further consideration. At the conclusion of the discussion, all members of the special committee were satisfied with continuing to use Evercore as the special committee’s financial advisor, and they agreed that Mr. Gorman would advise Evercore that the special committee had been established and, as authorized by our board of directors, direct Evercore to take instructions from and report only to the special committee.

During December 2008, January 2009 and February 2009, representatives of Evercore had conversations with potential bidders and provided updates to the special committee regarding the status of those discussions at various meetings of the special committee held during such time. The special committee met to discuss such updates on January 20, 2009, February 3, 2009, February 10, 2009, February 17, 2009 and February 24, 2009.

Throughout January and February 2009, representatives of Evercore and members of our senior management had conversations and met with potential bidders (including parties that had contacted the Company directly to discuss interest in potentially acquiring all or part of the Company), conducted management presentations and responded to follow-up questions and requests for additional information from potential bidders. All but four bidders ultimately withdrew from the process generally due to lack of either strategic interest or the time and resources to pursue a potential transaction.

On February 23, 2009, at the request of the special committee, Evercore distributed a request for a preliminary indication of interest for an acquisition of the Company to the four parties still in the process, requesting responses by March 5, 2009.

On March 3, 2009, the special committee engaged Covington to act as its legal counsel.

On March 5, 2009, we received a letter from a potential acquirer, which we refer to as Bidder A, submitting a non-binding proposal to acquire the Company for aggregate consideration of $107.4 million, consisting of $40 million in cash, $36.5 million in a promissory note to the holders of our Series B preferred stock, and $30.9 million in Bidder A common stock. Based upon a Series B preferred liquidation preference, including accrued and unpaid dividends and certain future dividends, which we refer to collectively in this section as the Series B liquidation preference, of $76.5 million (which was the amount of the Series B liquidation preference if a sale of the Company was completed prior to October 12, 2009) and the value of Bidder A’s common stock at the time of the offer, the offer implied a value of approximately $0.80 per share of common stock. The letter included a request for a 60-day exclusivity period in order for Bidder A to complete due diligence and negotiate a definitive agreement.

On March 9, 2009, we received a letter from a potential acquirer, which we refer to as Bidder B, submitting a non-binding proposal to acquire the Company at a price of $1.10 per share of common stock in cash, and payment of the Series B liquidation preference in cash.

On March 10, 2009, at a special committee meeting in New York, representatives of Evercore provided an overview of the acquisition proposals that had been received from Bidder A and Bidder B and the status of each party to the process. The special committee also directed Evercore to expand the range of potential bidders to additional parties, including NYSE. Because Mr. Gorman knew a member of NYSE senior management, he agreed that he would contact that person about a potential transaction involving all or part of the Company. During an executive session, a representative of Covington reviewed the fiduciary duty obligations and applicable legal considerations of the special committee members relevant to a potential transaction involving the Company. During the course of the special committee meeting, Mr. Roberts stated his concern about a potential conflict arising from his performance of legal or consulting services for NYSE and other potential bidders and stated that he would resign from the special committee effective as of the end of the current meeting. Mr. Roberts confirmed that his resignation was not the result of any disagreement with the special committee, but rather the possible conflict of interest with respect to certain bidders that could be involved in a transaction with the Company.

Later in the day on March 10, 2009, we received a letter from a potential acquirer, which we refer to as Bidder C, submitting a non-binding proposal to acquire only our Financial Information eXchange division, which we refer to as our FIX division, for $75 million in cash. Bidder C contemplated that its proposed transaction could occur simultaneously with the sale of our Transaction Services division.

On March 11, 2009, we received a letter from a potential acquirer, which we refer to as Bidder D, submitting a non-binding proposal to acquire the Company for aggregate consideration of $125 million, with our common stock being exchanged for Bidder D common stock at a fixed exchange ratio and our Series B preferred being exchanged for an unspecified form of payment to be negotiated and mutually acceptable to the holders of our Series B preferred and Bidder D. Based upon a Series B liquidation preference of $76.5 million, the offer implied a value of approximately $1.27 per share of common stock. The letter included a request for a 75-day exclusivity period.

On March 11, 2009, at the direction of the special committee, representatives of Evercore contacted representatives of NYSE regarding a potential transaction involving all or a portion of the Company. On March 12, 2009, NYSE orally expressed an interest to Evercore in pursuing such a transaction.

On March 12, 2009, the special committee met telephonically and discussed whether and how to share information received by the special committee relating to acquisition proposals with the Warburg Pincus representatives, Messrs. Davis and Janeway, on our board of directors. A representative of Covington reviewed the applicable legal considerations. The consensus among the members of the special committee was that Messrs. Davis and Janeway had significant experience in evaluating, structuring and negotiating acquisition transactions, and that they could provide valuable insights to the special committee as it considered acquisition proposals for the Company. The special committee also believed that consummation of any transaction would ultimately require the cooperation of Warburg Pincus, and thus it would be in the Company’s interests to keep Messrs. Davis and Janeway generally informed regarding the status of the process. Thus, the special committee determined that sharing with Messrs. Davis and Janeway certain selected information would enhance the process, and because of the limited nature of the information that would be disclosed by the special committee, would not diminish the independence of, the special committee’s deliberations. In furtherance thereof, the special committee agreed that Mr. Gorman would provide periodic updates to Messrs. Davis and Janeway in consultation with the special committee. The special committee also determined that the structure of its meetings and calls generally should include an executive session. The special committee also determined to instruct representatives of Evercore to work with Bidder A and Bidder B in an attempt to get them to increase their bids for the Company.

On March 13, 2009, the special committee met telephonically and representatives of Evercore provided an overview of the acquisition proposals that had been received from Bidder C and Bidder D and the status of recent discussions with Bidder A and Bidder B. Representatives of Evercore stated that Bidder A was unwilling to continue in the process unless it was granted exclusivity, and that Bidder A wanted to schedule a meeting with the special committee to discuss its strategic rationale for a transaction with the Company. The members of the special committee agreed that it was too early in the process to grant a bidder exclusivity, but instructed representatives of Evercore to schedule a meeting with Bidder A. Representatives of Evercore also provided an update on the status of discussions with the other parties involved in the process. The consensus among the members of the special committee was that all of the preliminary bids were disappointing, but that the process should continue to seek to improve the proposals of all of the parties who submitted preliminary bids and to continue to pursue other parties who may consider submitting an acquisition proposal for the Company. During the meeting, members of our senior management expressed concern regarding the time demands and diversion of management attention associated with the process of seeking acquisition proposals and discussed with the special committee the appropriate balance of the time and attention devoted to the sale process with the time and attention needed to operate the Company’s business. Members of our senior management and the special committee also expressed concern over the negative consequences that they believed would result if this process extended for too long and rumors circulated that the Company was “for sale”, including the potential loss of key employees and customers due to concern over the uncertain future of the Company.

On March 20, 2009, we established a virtual data room in order to facilitate due diligence by potential bidders. In connection with this process, representatives of Evercore and members of our senior management responded to numerous follow-up questions and requests for additional information from potential bidders.

On March 24, 2009, members of the special committee, Mr. Davis and our senior management met in person and via video conference with the Chief Executive Officer of Bidder A. Following the meeting, the special committee reaffirmed its previous decision that it was too early in the process to grant exclusivity to any of the bidders, but agreed to encourage Bidder A to remain in the process. Also on March 24, 2009, we entered into a confidentiality agreement with NYSE.

On March 31, 2009, the special committee met telephonically and representatives of Evercore and members of our senior management reported on the status of the sale process.

Also on March 31, 2009, Bidder C informed Evercore that it was withdrawing from the process due to its unwillingness to bid against Bidder B in the sale process as a result of certain conflicts of interest arising from an existing relationship between Bidder C and Bidder B.

On April 7, 2009, the special committee met telephonically and representatives of Evercore and members of our senior management reported on the status of the sale process and Evercore gave an overview on current market conditions.

On April 7, 2009, representatives of Evercore and members of our senior management held a management presentation with NYSE in New York, NY.

On April 7, 2009, we received a revised non-binding proposal from Bidder A proposing an acquisition of the Company, with our common stock being exchanged for a fixed number of shares of Bidder A common stock, subject to a maximum value per Bidder A share, and our Series B preferred being exchanged for $40 million in cash and $36.5 million in the form of a promissory note. Based upon the value of Bidder A’s common stock at the time of the offer, the offer implied a value of approximately $1.20 per share of common stock. The proposal was conditioned upon the Company granting Bidder A a 60-day exclusivity period. Bidder A, which had performed almost no due diligence to this point, began to access the virtual data room and perform diligence efforts.

On April 14, 2009, the special committee met telephonically and representatives of Evercore provided an overview of the Bidder A bid, an update on the follow-up meetings and conversations that had been held with Bidder D and Bidder B, and an update on meetings and conversations with other potential bidders. The special committee discussed the timing and procedure for requesting revised and increased proposals from Bidder D and Bidder B, and instructed representatives of Evercore to encourage Bidder A to continue with its due diligence efforts. The special committee also discussed whether stockholder value might be optimized from transaction scenarios other than selling the whole Company. The special committee instructed representatives of Evercore to consider alternatives to selling the whole Company, such as selling separate business units of the Company, and instructed representatives of Evercore to include language in the next round of bid request letters requesting that the parties provide specific valuations for each part of the Company’s business.

On April 14, 2009, Evercore distributed a request for revised proposals for an acquisition of the Company to Bidder B, Bidder D and NYSE, with responses requested by May 11, 2009.

Between April 14 and mid-May 2009, representatives of Evercore and members of our senior management had numerous follow up meetings and conversations with Bidder B, Bidder D and NYSE, as well as periodic discussions with other parties that were still involved in the process. During this period, the special committee met telephonically on April 28, 2009 and representatives of Evercore and senior management reported on the status of the sale process.

On May 12, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding the discussions with Bidder B, Bidder D, NYSE and the other parties still involved in the process. Representatives of Evercore informed the special committee that Bidder B and Bidder D were expected to submit revised acquisition proposals by the end of the week, but that both parties were likely to place a limited value on the Company’s Transaction Services division. In addition, NYSE had informed Evercore that NYSE might be precluded from owning the Transaction Services division due to regulatory limitations on its ability to own certain types of broker-dealers. Representatives of Evercore also indicated that Bidder A’s diligence efforts had continued to be much slower than the other parties, as Bidder A was unwilling to engage fully without exclusivity, which the special committee determined not to grant. The special committee noted that, before making any decision on an acquisition proposal, it would be important to review an update of the Company’s business forecast for the next three years, as well as an overview on how the Company’s cost structure would be impacted if the FIX division and Transaction Services division were separated.

On May 14, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B restated its previous offer of $1.10 per share of common stock in cash, but reduced the Series B liquidation preference to $38 million in cash. Assuming the actual Series B liquidation preference of $76.5 million were paid in full, the new offer implied a value of approximately $0.11 per share of common stock.

On May 15, 2009, we received a revised non-binding proposal from Bidder D proposing an acquisition of only our FIX division for $100 million (on a cash-free, debt-free basis) in cash or stock, or a combination of cash and stock. The letter included a request for a 60-day exclusivity period.

On May 15, 2009, we received a letter from NYSE submitting a non-binding proposal to acquire only our FIX division, with a price range of $85 – $100 million in cash.

On May 18, 2009, at a special committee meeting in New York, representatives of Evercore provided an overview of the most recent acquisition proposals that had been received from Bidder B, Bidder D and NYSE and the status of each party involved in the process. Representatives of Evercore and the special committee discussed Bidder A’s proposal, noting in particular that the fixed exchange ratio and the increase in Bidder A’s stock price resulted in an increase in Bidder A’s offer to above $1.60 per common share. The special committee considered granting Bidder A exclusivity if it could reaffirm its proposal. Representatives of Evercore also outlined the feedback that Evercore had received from the various parties to the process regarding the sale of our Transaction Services division, including that Millennium was behind forecasts on both average daily volume and revenues year to date, that volumes had not increased with the rollout of HPX as had been anticipated, and that Millennium’s pricing structure was a concern for many of the parties. The special committee discussed the difficulties inherent in separating the Company’s divisions, as well as the overall market conditions and the competitive factors that were affecting Millennium’s volumes during 2009. The special committee discussed the need for analyses on the Company’s business as a stand-alone entity should a transaction not ultimately occur, with such analyses to include the costs associated with a potential closing of our Transaction Services division if a buyer for that division was not identified. The special committee instructed senior management to begin preparing those analyses, but directed management to prioritize its efforts to meet the due diligence requests of the various bidders.

During the week of May 18, 2009, representatives of senior management and Evercore had numerous discussions with Bidder D with respect to the special committee’s strong preference that Bidder D submit a revised bid for the whole Company. During that same week, representatives of senior management and Evercore strongly encouraged NYSE to reflect a whole Company acquisition in its next bid, and, acting at the special committee’s direction, Evercore informed Bidder B that its most recent bid was unacceptable to the special committee and that it would not be permitted to continue in the process and would be denied access to the virtual data room without a higher bid.

On May 21, 2009, Bidder A informed Evercore that it was withdrawing from the process, citing a lack of revenue synergies due to the different geographic breakdown of each company’s trading volume.

On May 26, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding the discussions with Bidder B, Bidder D and NYSE and the other parties still involved in the process. The special committee considered whether it would be appropriate to facilitate Bidder D to negotiate directly with Warburg Pincus regarding Bidder D’s proposed payment in respect of the Series B preferred, but concluded that facilitating such direct negotiations were premature in light of the status of Bidder D’s acquisition proposal. Separately, the special committee discussed the need to review a separation analysis with respect to the Company’s FIX and Transaction Services divisions, as well as a shut down analysis with respect to the Transaction Services division, prior to making any recommendations to the board of directors. The special committee also discussed whether senior management and Evercore should speak to additional parties regarding the potential for a Transaction Services division-only sale and how such conversations should be structured.

Between mid-May and mid-June 2009, Bidder B, Bidder D and NYSE continued to perform due diligence and analysis, and representatives of Evercore and members of our senior management had numerous follow-up meetings and conversations with all three parties in an attempt to get them to submit revised acquisition proposals for the whole Company. During this time, Bidder D informed representatives of Evercore that Bidder D would like the process to end by June 30, 2009. In response, Evercore reiterated, at the special committee’s direction, that Bidder D needed to submit a revised bid for the whole Company. During this time, representatives of Evercore identified potential bidders for only our Transaction Services division and began to engage in discussions with those parties regarding their interest in the event that there was not an acceptable acquisition proposal for the whole Company.

On June 11, 2009, the special committee met telephonically and representatives of Evercore and members of our senior management reported on the status of the sale process. Evercore reported on difficulties in obtaining final proposals from Bidder D and NYSE, and recommended that the special committee direct counsel to prepare a draft purchase agreement that could be delivered to those bidders. The special committee discussed the possibility that final bids might not merit the special committee’s favorable recommendation to our board of directors. Accordingly, the special committee instructed management to prepare a forecast of the Company’s business assuming that only the FIX division continued as a going concern, to prepare a forecast of only the Transaction Services division on a stand-alone basis and to prepare an analysis of the expected costs to close the Transaction Services division if a buyer for that division was not identified, in advance of the regularly scheduled June 15 board meeting.

On June 12, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B restated its previous offer of $1.10 per share of common stock in cash, but changed the Series B liquidation preference to $60 million in cash. Based upon the actual Series B liquidation preference of $76.5 million, the offer implied a value of approximately $0.70 per share of common stock.

At a regularly scheduled board meeting on June 15, 2009, members of our senior management presented forecasts for a FIX-only public company on a stand-alone basis, as well as forecasts for the U.S. Transaction Services business. Members of senior management also presented an analysis of the estimated costs to close all of the Company’s non-FIX businesses. During a special committee meeting held on the same day, the special committee reflected on the scope and costs to the Company of the sale process and determined that it would be desirable to determine as soon as practicable whether the sale process could produce an adequate proposal from either Bidder D or NYSE, the two most promising bidders. The special committee also discussed the liquidation preference that would be payable on the Series B preferred and whether Warburg Pincus would consent to a reduction of the Series B liquidation preference to permit our common stockholders to receive greater value. The special committee also determined that, because Evercore’s fee structure included a contingent payment if a transaction were to be consummated, it may be advisable to engage a second financial advisor to assist the special committee in evaluating any proposals with a view to such advisor rendering a second fairness opinion in connection with any proposal that the special committee may recommend to our board of directors.

On June 15, 2009, we received a letter from a potential acquirer which we refer to as Bidder E, submitting a non-binding proposal to acquire only our Transaction Services division, but the letter did not propose a valuation range because of Bidder E’s need to perform additional due diligence.

On June 16, 2009, we distributed the initial draft of a merger agreement to Bidder D and NYSE.

On June 19, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B restated its previous offer of $1.10 per share of common stock in cash, but also agreed to pay the full Series B liquidation preference of $76.5 million in cash, for a total equity value of approximately $122 million.

On June 23, 2009, the special committee met telephonically and authorized a representative from Covington to contact Greenhill & Co. to determine whether they would be available to act as financial advisor to the special committee in connection with a proposed acquisition of the Company and to render an independent fairness opinion if requested. The special committee chose to retain Greenhill based upon Greenhill’s reputation and its experience in the valuation of businesses in connection with mergers and acquisitions and similar transactions. The special committee also considered that Greenhill had no material prior relationship with the Company or Warburg Pincus and would be able to devote the resources required to provide its analysis within a very compressed timeframe, and would be compensated on a basis that would not be contingent on a transaction being consummated.

On June 26, 2009, Evercore distributed, at the special committee’s direction, a request for a preliminary indication of interest for an acquisition of only our Transaction Services division to the four parties that had expressed the most interest in such a transaction, with responses requested by July 2, 2009.

On June 26, 2009, we provided a draft merger agreement to Bidder B and regranted access to the virtual data room.

On June 29, 2009, the special committee executed an engagement letter with Greenhill. To further ensure the independence of Greenhill’s analysis, Greenhill’s fee was not contingent upon the closing of any transaction.

On June 30, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B increased its offer to $1.80 per share of common stock in cash and agreed to full payment of the Series B liquidation preference, for a total equity value of approximately $150.5 million, subject to the Company having a specified level of cash at the closing of the transaction. Bidder B’s proposal stated that any decrease of the cash below the target level would require a corresponding reduction in the Series B liquidation preference. The proposal also stated that Bidder B would need two to three weeks to complete its due diligence efforts.

On June 30, 2009, we received a revised non-binding proposal from NYSE proposing an acquisition of only our FIX division for $120 million in cash on a cash-free, debt-free basis. NYSE expressed a willingness to consider acquiring the entire Company if we were able to find a purchaser for the other businesses of the Company, but NYSE indicated that such a transaction would result in a lower purchase price, reflecting NYSE’s preference for an asset-only transaction for our FIX division.

On June 30, 2009, Bidder D informed Evercore that it was withdrawing from the process due to competing priorities within its company and its inability to allocate sufficient resources to completing an acquisition of the Company.

On July 1, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding the discussions with Bidder B, Bidder D and NYSE, as well as the parties considering an acquisition of only our Transaction Services division. The special committee expressed concern regarding the latest Bidder B proposal because of the amount of due diligence that Bidder B still needed to perform and the fact that Bidder B had not provided comments to the draft merger agreement as had been requested. The special committee also expressed concern regarding NYSE’s ability to complete its due diligence review in a timely fashion and its willingness to consider an acquisition for the whole Company.

On July 2, 2009, we received certain non-binding proposals to acquire only our Transaction Services division. Certain of these proposals were for cash, and one required financing from either the Company or an acquiror of the remaining businesses of the Company.

On July 6, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B increased its offer to $1.90 per share of common stock in cash and agreed to full payment of the Series B liquidation preference, for a total equity value of approximately $154.6 million, subject to the Company having a specified level of cash at the closing of the transaction. Bidder B’s proposal stated that any decrease of the cash below the target level would require a corresponding reduction in the Series B liquidation preference. Bidder B’s proposal included comments to the draft merger agreement and Bidder B informed representatives of Evercore that it would need two to three weeks to complete its due diligence efforts.

On July 7, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding Bidder B’s revised bid and WilmerHale discussed the main issues raised by Bidder B’s markup of the draft merger agreement. The representatives of Evercore also informed the special committee that it was involved, at the special committee’s direction, in continuing a dialog with NYSE regarding the potential for a proposal to acquire the whole Company.

Between July 7 and July 17, 2009, representatives of Evercore continued discussions with NYSE in order to cause NYSE to move forward with a whole Company proposal, to assess the value of certain tax benefits and cost estimates that affected NYSE’s proposal and to provide comments to the draft merger agreement. Representatives of Evercore also discussed with the three parties that submitted proposals for only the Transaction Services division the potential of teaming with NYSE (without naming NYSE) on a transaction for the whole Company. During this time, representatives of Evercore also continued discussions with Bidder B in an effort to get Bidder B to complete its due diligence more quickly and to increase its offer price.

On July 9, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding the status of Bidder B’s and NYSE’s due diligence efforts and the fact that two of the three parties interested in acquiring the Transaction Services division had not been willing to allow their bid letters to be shared with NYSE. Representatives of WilmerHale provided an overview of the issues raised in Bidder B’s markup of the draft merger agreement and a discussion ensued regarding various issues raised by Bidder B’s markup. Later on July 9, 2009, we delivered a revised draft of the merger agreement to Bidder B.

On July 17, 2009, we received a revised non-binding proposal from NYSE proposing an acquisition of the whole Company for an aggregate purchase price of $145 million. The proposal stated that there would be a pre-closing purchase price adjustment to account for changes in the net working capital levels in the Company’s consolidated financial statements. Based upon a Series B liquidation preference of $76.5 million, and without giving effect to the potential working capital adjustment, the offer implied a value of approximately $1.67 per share of common stock. NYSE indicated its intention to divest or liquidate the non-FIX businesses very shortly after closing its proposed acquisition, and its offer reflected NYSE’s cost assumptions of any divestiture or liquidation. NYSE’s proposal was conditioned upon (i) Warburg Pincus indemnifying NYSE for certain matters for a period of three years following the closing of the proposed transaction, (ii) $10 million of the proceeds to be paid to Warburg Pincus being placed into an escrow account to support the indemnification obligation, and (iii) the Company granting NYSE a 30-day exclusivity period. Later in the day on July 17, 2009, NYSE also submitted comments to the draft merger agreement, which included, among other things, a condition that a voting agreement with Warburg Pincus be in full force and effect.

On July 21, 2009, Bidder B provided comments to the draft merger agreement.

On July 27, 2009, the special committee met telephonically and representatives of Evercore provided an update regarding the discussions with Bidder B, which was nearly done with its due diligence and was scheduled to have a meeting of its board of directors on July 30, 2009, to discuss its final proposal, and NYSE. Representatives of Evercore also provided an update regarding the three bidders for our Transaction Services division, stating that two of the bidders were still in the preliminary stages of their due diligence efforts and were not prepared to move forward with a deal at that time, and the third bidder was willing to move forward but was not willing to pay any money up front. Members of our senior management provided an update to its financial forecasts for a FIX-only public company on a stand-alone basis as well as forecasts for the Company on a consolidated basis. Evercore then presented its updated preliminary views on valuation relating to the Company. The special committee then excused Evercore and Greenhill presented to the special committee certain preliminary financial analyses regarding the Company and reviewed and discussed with the special committee management’s stand-alone plan, including a discussion of the risks inherent in such plan.

On July 28, 2009, the special committee met telephonically with Greenhill. At this meeting, among other things, Greenhill and the special committee discussed the current proposals relative to the stand-alone plan, including a discussion of the Company’s most recently updated forecasts compared with the forecasts previously presented by senior management to the special committee on June 15, 2009. Mr. Gorman also reported that he had provided Messrs. Davis and Janeway with an update regarding the status of the sale process.

On July 28, 2009, we provided a revised draft of the merger agreement to Bidder B.

On July 29, 2009, a representative from Bidder B telephoned Evercore and orally reduced Bidder B’s offer to $1.15 per share of common stock in cash, while still agreeing to pay the full amount of the Series B liquidation preference, for a total equity value of approximately $123.8 million. Bidder B indicated that when it presented the acquisition proposal to its board of directors, the board of directors believed that the earlier offer was too high and that Bidder B would be compensating the Company’s stockholders for the full value of anticipated synergies. In addition, Bidder B indicated that an acquisition of the Company at its earlier proposed price may present issues under its credit agreement covenants.

On July 29, 2009, Mr. Gorman contacted a member of senior management of NYSE, and a representative of Evercore contacted NYSE’s financial advisor, in an attempt to solicit a revised offer from NYSE prior to a meeting of our board of directors scheduled for August 4, 2009.

On August 3, 2009, we received a revised non-binding proposal from NYSE proposing an acquisition of the whole Company, and indicating that it was willing to proceed with an acquisition under either of two proposed alternatives. The first alternative was for an aggregate purchase price of $150 million in cash, and would have required Warburg Pincus to agree to a two-year $5 million indemnity, with the $5 million to be placed into an escrow account at the closing of the transaction. The second alternative was for an aggregate purchase price of $147.5 million in cash, and did not require an indemnity from Warburg Pincus. The letter stated that both alternatives were still subject to a pre-closing purchase price adjustment based upon changes in the Company’s working capital. Based upon a Series B liquidation preference of $76.5 million, and without giving effect to the potential working capital adjustment, the first alternative implied a value of approximately $1.79 per share of common stock, and the second alternative implied a value of approximately $1.73 per share of common stock. The proposal would expire at 6:00 pm EDT on August 4, 2009 and was conditioned upon the Company granting NYSE a 30-day exclusivity period.

On August 3, 2009, our special committee met telephonically to discuss NYSE’s latest proposal and other matters. Representatives of Evercore, WilmerHale, Greenhill and Covington participated in portions of the conference. Mr. Gorman also reported that he had provided Messrs. Davis and Janeway with an update regarding the status of the sale process.

On August 4, 2009, we received a revised non-binding proposal from Bidder B, in which Bidder B increased its most recent offer to $1.30 per share of common stock in cash and agreed to full payment of the Series B liquidation preference, for a total equity value of approximately $130 million, subject to the Company having a specified level of working capital at the closing of the transaction. Bidder B’s proposal stated that any decrease of the working capital below the target level would require a corresponding reduction in the Series B liquidation preference.

On August 4, 2009, at a special committee meeting in New York, representatives of Evercore provided an update on the recent discussions with NYSE and Bidder B. The special committee and representatives of Evercore and Greenhill also discussed concerns regarding the business of our Transaction Services division, including recent public statements by certain members of Congress and the SEC regarding potential changes to the rules governing dark liquidity pools. Following this discussion, the special committee, after consideration of the matter including discussions with Evercore, decided to postpone efforts to identify a potential purchaser of our Transaction Services division in part because the time and effort required to run that parallel process risked putting in jeopardy a transaction for the whole Company. It was noted that background discussions with potential bidders for only the Transaction Services division continued as a secondary priority. In addition, a representative of Evercore reported that NYSE stated that it might terminate discussions if the Company did not grant it an exclusive negotiating period very soon. The special committee, together with its financial and legal advisors, discussed its concerns regarding NYSE’s proposal requiring indemnification by Warburg Pincus and the uncertainty of value caused by NYSE’s proposed working capital adjustment to the purchase price. The special committee instructed our senior management and representatives of Evercore to continue to work with NYSE in an effort to remove the uncertainty of those conditions from NYSE’s proposal.

On August 4 and August 5, 2009, representatives of Evercore, WilmerHale and members of our senior management, in consultation with Covington and Mr. Gorman, had numerous discussions among themselves and with NYSE and its financial and legal advisors to negotiate the financial aspects of NYSE’s proposal, including the proposed working capital adjustment to the purchase price, and the terms of the draft merger agreement. During that time, Mr. Gorman had telephone conversations with a representative of NYSE in an effort to facilitate the progress of those discussions.

On August 5, 2009, the chief executive officer of Bidder B orally indicated to a representative of Evercore that Bidder B remained interested in an acquisition of the entire Company and believed he might be able to get Bidder B’s board of directors to approve an increase in its bid to $1.50-1.55 per common share, for a total equity value of approximately $138.2 million to $140.2 million.

On August 5, 2009, the special committee met telephonically and reviewed the status of negotiations regarding the financial aspects of NYSE’s proposal and the terms of the merger agreement and the latest oral proposal by Bidder B. Representatives of senior management, Evercore, Greenhill, WilmerHale and Covington participated in portions of the conference, with the special committee also meeting in executive session. The consensus was that granting a short period of exclusivity would be necessary to induce NYSE to complete its due diligence and confirm the financial terms of its proposal and to further negotiate the terms of the merger agreement. Based on the uncertainty of Bidder B’s proposal, the more favorable pending proposal from NYSE and the concerns that the Company may lose the NYSE proposal if it continued to delay making a decision, after careful consideration, the special committee authorized the Company to enter into an exclusivity agreement with NYSE through August 17, 2009 and authorized Evercore to inform Bidder B that the Company would not be moving forward with Bidder B’s proposal at the present time.

On August 6, 2009, we provided a revised draft of the merger agreement to NYSE.

On August 8, 2009, we and NYSE executed an exclusivity agreement through August 17, 2009.

Between August 8 and August 17, 2009, representatives of Evercore, WilmerHale and members of our senior management, in consultation with Covington and Mr. Gorman, had numerous discussions among themselves and with NYSE and its financial and legal advisors to negotiate the financial aspects of NYSE’s proposal, including the proposed working capital adjustment to the purchase price, and the terms of the draft merger agreement. On August 10, 2009, NYSE distributed to us a revised merger agreement and the initial draft of the voting agreement proposed by NYSE to be entered into between NYSE and Warburg Pincus, and on August 11, 2009, NYSE distributed to us the initial draft of the indemnification agreement proposed by NYSE to be entered into between NYSE and Warburg Pincus. During this time, Mr. Gorman had telephone conversations with a representative of NYSE in an effort to facilitate the progress of those discussions.

On August 13, 2009, we delivered a revised draft of the merger agreement to NYSE.

On August 17, 2009, the special committee again met with Evercore, WilmerHale, Greenhill and Covington and determined that the Company was making substantial progress in the negotiations with NYSE and authorized the Company to extend the exclusivity agreement with NYSE through August 24, 2009. Also on August 17, 2009, NYSE delivered a revised draft of the merger agreement to us.

On August 18, 2009, the special committee met telephonically with Evercore, WilmerHale, Greenhill and Covington to discuss various open issues, and to discuss the status of Mr. Gorman's conversations with a member of senior management of NYSE. Among other things, representatives of Greenhill reviewed and discussed the scope and nature of the competitive auction for the Company that had been run by Evercore, the improbability that a higher bidder would appear and the risk that NYSE would drop out of the process.

On August 18, 2009, we agreed to extend the exclusivity agreement with NYSE through August 24, 2009. Also on that day, Warburg Pincus submitted comments to the draft voting agreement.

Between August 18 and August 22, 2009, members of our senior management and representatives of Evercore had numerous discussions with NYSE and its financial advisors, respectively, regarding financial matters pertaining to the Company and NYSE’s proposal. During this time, members of our senior management and representatives of WilmerHale, in consultation with Covington and Mr. Gorman, had numerous discussions with NYSE’s legal counsel regarding the terms of the draft merger agreement.

On August 20, 2009, NYSE delivered a revised draft of the merger agreement to us.

On August 21, 2009, NYSE delivered a revised draft of the merger agreement to us.

On August 22, 2009, the special committee met telephonically to discuss the status of negotiations with NYSE. Representatives of senior management, Evercore, Greenhill, WilmerHale and Covington participated in portions of the conference, with the special committee also meeting in executive session. Mr. Gorman reported that he had held telephone conversations with a member of senior management of NYSE, during which the member of senior management of NYSE stated that NYSE was willing to remove the working capital adjustment to the purchase price and reflect its assumptions of the Company’s working capital levels into its revised proposal. Mr. Gorman also stated that NYSE’s most recent diligence findings and financial analyses were resulting in potentially $15 million worth of contingencies that would cause NYSE to lower its proposed purchase price. The special committee instructed senior management to address such contingencies. The member of senior management of NYSE indicated that NYSE would adjust its purchase price by approximately half of the amount of the contingencies, and orally indicated to Mr. Gorman a purchase price of $140 million in cash. Based upon a Series B liquidation preference of $76.5 million, the oral indication implied a value of approximately $1.55 per share of common stock. During those conversations, the member of senior management of NYSE informed Mr. Gorman that NYSE would terminate negotiations if the special committee continued to push for NYSE’s previous offer of $147.5 million. Mr. Gorman recommended that he and the member of senior management of NYSE work together over the following two days, and instructed the Company’s senior management, Evercore and WilmerHale to continue to work together during that time in an effort to help NYSE gain additional comfort relating to the contingencies that were impacting its proposal so that NYSE could maximize the value of its proposal. The special committee concurred with Mr. Gorman’s recommendation and directed that senior management, Evercore and WilmerHale proceed on this basis.

Between August 22 and August 24, 2009, members of our senior management and representatives of Evercore continued to discuss financial matters pertaining to the Company and NYSE’s proposal with NYSE and its financial advisors. During this time, members of our senior management and representatives of WilmerHale and Covington continued to negotiate with NYSE’s legal counsel regarding the terms of the draft merger agreement. Also during this time, Mr. Gorman had telephone conversations with a member of senior management of NYSE in an effort to facilitate the progress of those discussions.

On August 23, 2009, we delivered a revised draft of the merger agreement to NYSE.

On August 24, 2009, we received a revised non-binding proposal from NYSE proposing an acquisition of the whole Company for $143 million in cash and removing the requirement for a working capital adjustment to the purchase price. The letter also stated that NYSE was withdrawing its previous purchase price option of $150 million, which was conditioned upon NYSE receiving a $5 million indemnity from Warburg Pincus. NYSE’s letter also offered compromise positions on many of the remaining outstanding issues in the merger agreement, including agreement with the Company’s position on the definition of a Company Material Adverse Effect, expense reimbursement and specific performance, and an offer to lower the termination fee, and stated that NYSE’s offer would expire at 6:00 pm EDT on August 25, 2009.

During the evening of August 24, 2009, the special committee met telephonically to discuss NYSE’s latest proposal. Representatives of senior management, Evercore, Greenhill, WilmerHale and Covington participated in portions of the conference, with the special committee also meeting in executive session. Evercore and Greenhill commented on the breadth and length of the Company’s process for seeking acquisition proposals, the large premium to the then current market price for common stockholders implied by NYSE’s proposal, and the improbability, should the Company accept NYSE’s proposal, that a superior proposal would emerge from another bidder on an unsolicited basis. In particular, Greenhill recommended strongly that the special committee recommend that our board of directors proceed with the NYSE proposal as quickly as possible. In executive session a representative of Covington discussed with the special committee the open issues in the merger agreement and advised regarding the fiduciary duty implications of these issues. After considerable deliberations, the special committee agreed that it would support a transaction with NYSE, subject to final resolution of the open issues in the merger agreement, if NYSE increased the purchase price to $144 million. The special committee also discussed approaching Warburg Pincus about consenting to a reduction of its Series B liquidation preference so that our common stockholders could receive greater value in the proposed transaction.

On August 24 and 25, 2009, Mr. Gorman had telephone conversations with Mr. Davis regarding the status of NYSE’s proposal, including the fact that its $144 million purchase price left open the allocation between the Company’s common and preferred stockholders. Mr. Gorman presented the position of the special committee that, in furtherance of the goal of maximizing proceeds to the Company’s common stockholders, the special committee requested that Warburg Pincus, despite its rights to the contrary, should agree to a reduction in its Series B liquidation preference so that more of the purchase price could be allocated to the common stock merger consideration. Contemporaneously, representatives of WilmerHale, in consultation with Covington, negotiated with the respective counsel to NYSE and Warburg Pincus a form of waiver agreement by which Warburg Pincus would agree to reduce its Series B liquidation preference. During the afternoon of August 25, 2009, Mr. Davis confirmed to Mr. Gorman that, after consideration and discussion with its advisors and representatives of the Company, Warburg Pincus would agree to reduce its Series B liquidation preference by approximately $2 million based on a closing date of November 30, 2009 by foregoing all but $201,000 of accrued and unpaid dividends.

On August 25, 2009, Mr. Gorman also had telephone conversations with a member of senior management of NYSE in an effort to resolve the remaining open issues on the merger agreement and to confirm the higher purchase price. NYSE confirmed orally that it would increase the purchase price to $144 million (or $1.675 per share of common stock after taking into account the reduction in the Series B liquidation preference) and accept the special committee’s position on several of the remaining open issues, except that NYSE would not agree to allow the Company to terminate the merger agreement to approve a superior proposal prior to a vote of the Company’s stockholders on NYSE’s proposal.

On August 25, 2009, at the approval and direction of the special committee, Mr. Vigliotti sent a letter to NYSE stating the Company’s counterproposal on the terms approved by the special committee and Mr. Gorman called the member of senior management at NYSE to discuss the counterproposal. In part, the counterproposal conceded that the Company would not have the right to terminate the merger agreement to enter into a superior proposal, in return for the board of directors’ right to change its recommendation if the Company received an acquisition proposal that would be reasonably likely to constitute a superior proposal.

Late in the day on August 25, the special committee met with Evercore, Greenhill, WilmerHale and Covington telephonically to discuss NYSE’s final proposal and the negotiations with Warburg Pincus. Mr. Gorman reported his view that both the NYSE and Warburg Pincus proposals represented best and final proposals and that, with respect to NYSE, any further negotiation would risk losing the transaction. Following discussion and deliberation, and taking into account the recommendations of senior management and the advice of Evercore, Greenhill, WilmerHale and Covington, the special committee determined to bring negotiations to an expeditious resolution, and directed Mr. Gorman to so inform NYSE and Warburg Pincus, and directed counsel to finalize the merger agreement and related agreements for formal consideration by the special committee on the following day.

On August 25, 2009, NYSE delivered revised drafts of the merger agreement and the voting agreement to us. Later that day, we delivered a revised draft of the merger agreement to NYSE, and NYSE and Warburg Pincus also exchanged drafts of the voting agreement.

On August 26, 2009, we exchanged revised drafts of the merger agreement with NYSE, and NYSE delivered revised drafts of the voting agreement and letter agreement to us and Warburg Pincus. Later in the day, Warburg Pincus delivered a revised draft of the letter agreement to us and NYSE.

On August 26, 2009, the special committee met telephonically to consider the proposed transaction with NYSE. Members of our senior management and representatives of Evercore, WilmerHale and Covington were in attendance, and representatives of Greenhill joined the meeting to present its analysis and fairness opinion. At the meeting, a representative of WilmerHale summarized the terms of the proposed merger agreement and discussed various other issues related to the proposed transaction under consideration. The special committee then received a presentation from Greenhill on the financial aspects of the transaction. A discussion followed. Greenhill then delivered to the special committee its opinion that, as of August 26, 2009, and based upon and subject to the considerations set forth in its opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such holders. After further discussion, consideration and deliberation, the special committee unanimously (i) determined that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock and (ii) recommended that our board of directors adopt and approve the merger agreement and the merger and recommend that the Company’s stockholders adopt and approve the merger agreement and the merger.

Following the special committee meeting, our board of directors, without Mr. Roberts (who recused himself from the discussions and vote due to his conflict with NYSE), met telephonically to consider the proposed transaction with NYSE. At the meeting, Mr. Gorman provided a report of the special committee describing, among other things, the process undertaken by the special committee, Evercore, WilmerHale, Greenhill and Covington, the negotiations with NYSE and the terms of the proposed transaction. At the end of his report, Mr. Gorman explained that the special committee had unanimously adopted formal resolutions determining that the transaction is in the best interests of the Company and is fair to the holders of the Company’s common stock, and recommending that our board of directors approve and adopt the merger agreement and recommend its approval to our stockholders. Our board of directors then received a presentation from Evercore on the financial aspects of the transaction. Evercore also delivered to our board of directors its opinion that, as of August 26, 2009, and based upon and subject to the considerations and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of our common stock entitled to receive the merger consideration. A representative of Greenhill then summarized Greenhill’s analysis and described the fairness opinion that Greenhill had delivered to the special committee and Greenhill then delivered to our board of directors its opinion that, as of August 26, 2009, and based upon and subject to the considerations set forth in its opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such holders. A representative of WilmerHale then reviewed with the directors their fiduciary duty obligations and applicable legal considerations relevant to a potential sale of the Company. After consideration and deliberation, our board of directors, by the unanimous vote of all directors other than Mr. Roberts (i) determined that the merger agreement, the merger and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our stockholders, (ii) adopted and approved the merger agreement, (iii) directed that the merger agreement be submitted to the Company’s stockholders for their adoption, (iv) recommended that the Company’s stockholders vote in favor of the adoption of the merger agreement, and (v) recommended that the Company’s stockholders adopt and approve the merger agreement and the merger.

During the evening of August 26, 2009, the merger agreement and other transaction-related documents were signed, and the transaction was announced on the morning of August 27, 2009 in a joint press release.

Recommendation of the Special Committee

The special committee, by unanimous vote and after careful consideration, (i) determined that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock and (ii) recommended that our board of directors adopt and approve the merger agreement and the merger and recommend that the Company’s stockholders adopt and approve the merger agreement and the merger.

Reasons for the Recommendation of the Special Committee

In evaluating the merger agreement and the merger, the special committee consulted with our senior management, Evercore, Greenhill, Covington and WilmerHale and, in reaching its recommendation, the special committee considered a number of factors, including the following:

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the premium to the current and recent closing trading prices of shares of our common stock represented by the $1.675 per share in cash to be received by holders of our common stock, and the determination that the merger consideration represented the best per share consideration that was reasonably attainable for the holders of our common stock;

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the 95% premium to the closing price of our common stock on the day before we announced the signing of the merger agreement, represented by the merger consideration to be paid to holders of our common stock, was deemed by the special committee to be particularly relevant because that closing price reflected a market value of our common stock prior to the announcement;

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the financial analyses presented by Greenhill at the meetings of the special committee, and Greenhill’s opinion that, as of August 26, 2009 and based upon and subject to the considerations and assumptions set forth in its opinion, the merger consideration to be received by the holders of our common stock is fair, from a financial point of view, to such holders;

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the financial analyses presented by Evercore at a meeting of the special committee held on July 27, 2009, and the form of Evercore’s opinion to be delivered to our board of directors that, as of August 26, 2009 and based upon and subject to the considerations and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of our common stock entitled to receive the merger consideration;

•	the fact that the merger consideration will be paid in cash without adjustments, providing certainty, immediate value and liquidity to our stockholders;

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the deterioration in the general economic and financial markets due to the collapse of significant financial institutions, consolidation in the industries in which the Company operates, lack of readily available financing sources, and regulatory developments, which made it difficult for the Company to execute on our operating plan and to complete strategic initiatives;

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the special committee’s knowledge of and familiarity with our business, financial condition and results of operations, as well as our financial plan, prospects and competitive position if we were to remain as a stand-alone entity, and the special committee’s belief that the merger is more favorable to our stockholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity or selling the Company in pieces;

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the special committee’s consultations with Evercore, Greenhill and our senior management regarding the Company’s future prospects as a stand-alone, independent company, including possible restructuring of our operations and/or sales or other dispositions of certain assets or business divisions, and certain material risks internal and external to our business that may impair our ability to realize those prospects;

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the prospects regarding our Transaction Services division, including the fact that Millennium was behind forecasts on both average daily volume and revenues year to date, that volumes had not increased with the rollout of HPX as had been anticipated, and that Millennium’s pricing structure was expected to be under pressure in the future, as well as recent public statements by certain members of Congress and the SEC calling for abolishing dark liquidity pools;

•	the fact that the merger was arrived at after an extensive competitive auction process conducted by Evercore to evaluate the Company’s strategic alternatives;

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the fact that, while numerous preliminary indications of interest and subsequent conditional proposals to acquire the Company were received, all but two parties, NYSE and Bidder B, withdrew from the process prior to making a definitive acquisition proposal;

•	the fact that Bidder B’s proposal was conditional, non-binding and proposed consideration for shares of our common stock that was substantially less than the merger consideration proposed by NYSE;

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the prospects and difficulties of selling our business through a combination of two or more transactions, and the material risks that may impair or delay the feasibility of completing multiple transactions;

•	the significant risk that NYSE would withdraw if the merger agreement was not entered into on a timely basis;

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the belief of the special committee, following discussions with management and the financial and legal advisors to the Company and the special committee, as to limited likelihood of other bidders making a proposal to acquire the Company at a higher price per share than the merger consideration;

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the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to consummate the merger, are reasonable and were the product of arm’s-length negotiations between the Company, Evercore and WilmerHale and NYSE and its legal and financial advisors;

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the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our stockholders, to provide information to and engage in negotiations with third parties that make an unsolicited acquisition proposal and to withhold, withdraw or modify its recommendation with respect to the merger should we receive an unsolicited proposal that our board of directors determines constitutes or is reasonably likely to constitute a superior proposal;

•	the likelihood of the consummation of the merger in light of the relatively limited conditions in the merger agreement to NYSE’s obligations to complete the merger;

•	NYSE’s ability to fund the consideration for the merger, including the guarantee by NYSE Euronext;

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the availability of appraisal rights with respect to the merger for the holders of our common stock who properly exercise their rights under Delaware law, which would give stockholders who believe the merger consideration is inadequate the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of our common stock, upon the completion of the merger;

•	the fact that the Company will be a third party beneficiary of the voting agreement between NYSE and Warburg Pincus; and

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the fact that Warburg Pincus is prepared to support the merger while also waiving a portion of the Series B liquidation preference to which it would otherwise be entitled, which amount would enure to the benefit of holders of our common stock in the form of an approximate $0.05 per share increase in the common stock merger consideration (assuming a closing of the merger on November 30, 2009).

In the course of its deliberations, the special committee also considered a variety of risks and uncertainties concerning the merger, including the following:

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the fact that, subsequent to completion of the merger, we will no longer exist as an independent public company and that the nature of the transaction would prevent our stockholders from being able to participate in any potential future growth of the Company or the combined entity, unless they separately acquire NYSE Euronext common stock;

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the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, clients and our relationships with other third parties, and the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to close the merger with NYSE, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the merger might not be consummated in the event that we or NYSE are unable to satisfy one or more of our respective closing conditions;

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the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to NYSE a termination fee of $5.0 million and must reimburse NYSE’s expenses in an amount not to exceed $1.5 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that under the terms of the merger agreement we are required to submit the merger agreement to a vote of our stockholders even if our board of directors changes its voting recommendation;

•	the fact that receipt of the cash merger consideration generally will be a taxable event to our stockholders for U.S. federal income tax purposes; and

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the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

The special committee also believes the process by which the Company entered into the merger agreement with NYSE was fair, and in reaching that determination the special committee took into account, in addition to the factors above, the following:

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the consideration of the Company’s strategic alternatives and the negotiation with potential bidders, including NYSE, was conducted entirely under the oversight of the members of the special committee, and no limitations were placed on the authority of the special committee;

•	each of the special committee and the board of directors was advised by independent legal counsel and an internationally recognized financial advisor selected by each of them;

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over a period of approximately eight months the special committee participated in and oversaw the Company’s process for seeking acquisition proposals, including receiving regular and frequent briefings by Evercore and our senior management regarding proposals received to acquire the whole Company or certain Company assets, determining whether such proposals merited inviting the party making the proposal to conduct due diligence, monitoring the due diligence investigations conducted by interested parties, and considering the proposals and process during numerous special committee meetings, including meetings in executive session without the presence of our senior management or Evercore;

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with help from our senior management and financial and legal advisors, the special committee devoted considerable time to considering alternatives to generate greater stockholder value, including potential sales of parts of our business and potential growth and restructuring scenarios;

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under the supervision and direction of the special committee, our senior management, Evercore and WilmerHale had extensive, arm’s-length negotiations with NYSE over three months which, among other things, resulted in an acquisition of the whole Company, rather than only our FIX division, and elimination of NYSE’s proposed working capital adjustment to the purchase price; and

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the fact that, after an oral agreement was reached with NYSE, the special committee conducted negotiations directly with Warburg Pincus, the sole holder of our Series B preferred, pursuant to which Warburg Pincus, as part of the merger, agreed to waive its accrued and unpaid dividends on the Series B preferred in excess of $201,000, an amount less than the $2,200,685 that would have accrued on the Series B preferred through November 30, 2009 under our Certificate of Designations, thereby permitting additional consideration to be paid to the holders of our common stock.

The special committee carefully considered these factors as a whole in reaching its determination and recommendation. The special committee concluded that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. In addition, the special committee considered the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as our stockholders generally.

The foregoing discussion of factors considered by the special committee is not meant to be exhaustive but includes the material factors considered by the special committee (i) in determining that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and the holders of the Company’s common stock and (ii) in recommending that our board of directors adopt and approve the merger agreement and the merger and recommend that the Company’s stockholders adopt and approve the merger agreement and the merger. In view of the wide variety of factors considered by the special committee in connection with the evaluation of the merger and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the members of the special committee made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the special committee may have been influenced to a greater or lesser degree by different factors.

Reasons for the Recommendation of the Board

Our board of directors, based largely on the factors described above, on August 26, 2009, by the unanimous vote of all directors other than Mr. Roberts, (i) determined in good faith that the merger agreement and the merger are advisable, fair to and in the best interests of the Company and our stockholders, (ii) adopted and approved the merger agreement, (iii) directed that the merger agreement be submitted to the Company’s stockholders for their adoption, (iv) recommended that the Company’s stockholders vote in favor of the adoption of the merger agreement, and (v) recommended that the Company’s stockholders adopt and approve the merger agreement and the merger.

In reaching these determinations, our board of directors considered and relied upon, among other factors:

•	the board of directors’ review of the terms and conditions of the merger agreement, the voting agreement and the letter agreement;

•

the financial presentation of Greenhill that was prepared for the special committee and the board of directors, as well as the fact that the special committee and the board of directors received an opinion delivered by Greenhill as to, based upon and subject to the considerations and assumptions set forth in its opinion, the fairness of the merger consideration from a financial point of view to the holders of the shares of our common stock entitled to receive the merger consideration;

•

the extensive work and analysis done by the special committee, to which the board had delegated primary responsibility for the sale process, the presentation of the special committee to the board of directors, the factors considered by the special committee (as described above) and the unanimous recommendation of the special committee;

•

the procedural safeguards put in place by establishing the special committee and having the special committee retain its own financial and legal advisers, which safeguards ensured the fairness of the merger and permitted the special committee and board of directors to represent effectively the interests of the Company’s stockholders;

•

the fact that the board of directors received an opinion from Evercore dated August 26, 2009 as to the fairness, as of the date of such opinion, and based upon and subject to the considerations and assumptions set forth in its opinion, of the merger consideration from a financial point of view to the holders of the shares of our common stock entitled to receive the merger consideration; and

•	the advice of WilmerHale, legal advisers to the Company and to our board of directors.

Opinion of Our Financial Advisor

In July 2008, NYFIX engaged Evercore to act as a financial advisor with respect to a potential strategic transaction involving NYFIX. Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. NYFIX retained Evercore based on these qualifications.

Evercore rendered to NYFIX’s board of directors its opinion that, as of August 26, 2009, and based upon and subject to the various considerations and assumptions set forth therein, the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full text of the written opinion of Evercore, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Appendix B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You should read this opinion carefully and in its entirety. The following description of the opinion of Evercore is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion. Evercore has consented to the discussion of its opinion and the use of its name in this proxy statement, and has agreed to the inclusion of a reproduction of its opinion as Appendix B to this proxy statement.

The opinion of Evercore was directed to the board of directors of NYFIX in its consideration of the merger. The opinion does not constitute a recommendation to the board of directors of NYFIX or any other person in respect of the merger, including as to how any holder of shares of NYFIX common stock should vote or act with respect to the merger. The opinion addresses only (subject to the various considerations and assumptions set forth therein) the fairness as of the date of the opinion, from a financial point of view, of the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement. It does not address the relative merits of the merger as compared to other business or financial strategies that might be available to NYFIX, nor does it address the underlying business decision of NYFIX to engage in the merger. Evercore also has not expressed any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the merger or (ii) any tax or other consequences that might result from the merger.

In connection with its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to NYFIX that Evercore deemed to be relevant;

•	reviewed certain non-public historical financial statements and other nonpublic historical financial and operating data relating to NYFIX prepared and furnished to Evercore by management of NYFIX;

•

reviewed certain non-public projected financial data relating to NYFIX prepared and furnished to Evercore by the management of NYFIX, including most likely outcome financial projections, which we refer to as Middle Case Projections, as well as a high and low sensitivity projections, which we refer to as High Case Projections and Low Case Projections, respectively, with such projections collectively referred to as the Management Projections;

•	reviewed certain non-public historical and projected operating data relating to NYFIX prepared and furnished to Evercore by management of NYFIX;

•

discussed the past and current operations, financial projections and current financial condition of NYFIX with management of NYFIX (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of NYFIX common stock;

•	compared the financial performance of NYFIX and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of NYFIX and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated August 26, 2009;

•	reviewed a draft of the voting agreement dated August 26, 2009;

•	reviewed a draft of the letter agreement in respect of NYFIX’s Series B preferred dated August 26, 2009; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore. Furthermore, Evercore did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the assets or liabilities of NYFIX, nor was it furnished with any such evaluation or appraisal. Evercore did not evaluate the solvency or fair value of NYFIX under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore also made the following assumptions:

•

that the Management Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of NYFIX as to the future financial performance of NYFIX and other matters covered by the Management Projections. Evercore expressed no view as to any projected financial data relating to NYFIX or the assumptions on which they were based;

•

that there have been no material changes in NYFIX’s assets, financial condition, results of operations, business or prospects since June 30, 2009, the date of NYFIX’s last financial statement made available to Evercore;

•

that the representations and warranties of each party to the merger agreement contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof; and

•

that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on NYFIX or the consummation of the merger or materially reduce the benefits to the holders of NYFIX common stock of the merger.

The opinion of Evercore was based on information made available to Evercore as of the date of its opinion, and financial, economic, market and other conditions as they existed and as could be evaluated on such date. Accordingly, it should be understood that subsequent developments may affect the conclusion expressed in Evercore’s opinion and Evercore has no obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities or class of securities (including, without limitation, the Series B preferred), creditors or other constituencies of NYFIX, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NYFIX, or any class of such persons, whether relative to the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement or otherwise. Evercore’s opinion did not indicate that the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger is the best possible consideration attainable under any circumstances, and should not be construed as a valuation opinion. Evercore does not purport to be an expert in legal, regulatory, accounting or tax matters, and assumed the accuracy and completeness of assessments by NYFIX and its advisors with respect to legal, regulatory, accounting and tax matters.

In receiving Evercore’s opinion on August 26, 2009 and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the board of directors of NYFIX was aware of the assumptions and other matters discussed above.

The following represents a brief summary of the material financial analyses presented by Evercore to the board of directors of NYFIX in connection with providing its opinion to the board of directors of NYFIX, and does not purport to be a complete description of the analyses performed by Evercore. Some of the summaries of financial analyses performed by Evercore include information presented in tabular format. To understand fully the financial analyses performed by Evercore, you should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Evercore.

Certain Analyses with respect to Common Stock

No transaction used in the premiums paid or selected transactions analysis below is identical to the merger, and no company used in the comparable company analysis below is identical to NYFIX. Accordingly, an analysis of the results of these analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which NYFIX and the merger are being compared.

Peer Group Trading Analysis.

Based on public and other available information about comparable companies, Evercore multiplied the estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, of NYFIX for 2009 and 2010 by a range of EBITDA multiples for 2009 and 2010 derived from companies with comparable businesses. The ranges of EBITDA multiples for the comparable companies were derived by dividing the enterprise value of each comparable company (based on closing stock prices on August 25, 2009) by the estimated 2009 and 2010 EBITDA values respectively for each comparable company.

Evercore reviewed two (2) groups of potential comparable companies. The first group was Trading Services comprised of the following:

•	Investment Technology Group, Inc.; and

•	Knight Capital Group, Inc.

The second group was called Inter-Dealer Brokers / Other Trading Services and consisted of the following companies:

•	ICAP PLC;

•	Tullett Prebon PLC;

•	Compagnie Financiere Tradition;

•	GFI Group, Inc.; and

•	MarketAxess Holdings Inc.

None of the selected companies is directly comparable to NYFIX or its operations. In evaluating companies identified by Evercore as comparable to NYFIX or otherwise relevant to its analysis of NYFIX, Evercore made judgments and assumptions relating to general business, regulatory, economic, industry performance, market and financial conditions and other matters. Many of these matters are beyond NYFIX’s control, such as the impact of competition on NYFIX’s business, the industry generally or the companies identified above, industry growth and the absence of any material change in NYFIX’s financial condition and prospects, the industry, the financial markets in general, regulatory environment or the companies identified above. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading dynamics of such companies, as well as those of NYFIX.

Of all the comparable companies, Evercore selected Investment Technology Group, Inc. and Knight Capital Group, Inc. as the most instructive comparable companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of NYFIX.

Projected 2009 and 2010 information for NYFIX was based on Middle Case Projections provided by NYFIX management. Projections for the selected comparable companies were based on information it obtained from filings with the SEC, publicly available research reports, FactSet, Bloomberg, and the Institutional Brokers Estimate System, which we refer to as IBES. The multiples for each of the selected companies were based on closing share prices on August 25, 2009.

This analysis implied the range of prices per share of NYFIX common stock as set forth below:

	NYFIX Metric ($ in millions)	Comparable Company TEV/EBITDA Range	Implied Value of NYFIX Per Common Share
2009E Middle Case Projections EBITDA	$ 3.1	5.0x – 6.3x	Negative – Negative
2010E Middle Case Projections EBITDA	16.4	4.4 – 6.0	$0.33 – $0.98

Discounted Cash Flow Analysis.

Evercore performed a three and a half-year discounted cash flow, which we refer to as DCF, analysis of NYFIX which calculated the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of NYFIX covered the three and a half-year period from June 30, 2009 – December 31, 2012, and was based upon the Middle Case Projections (which NYFIX management represented to Evercore as the most likely case), the Low Case Projections, and High Case Projections, prepared by and furnished by NYFIX’s management to Evercore.

Evercore calculated a range of implied per share values for the NYFIX common stock determined by:

(i) adding (a) the implied present value of NYFIX’s forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, adjusted to reflect changes in working capital, capital expenditures and stock-based compensation) during the period from June 30, 2009 – December 31, 2012, determined using a weighted average cost of capital range of between 15.0% and 18.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the implied present value of the terminal value of NYFIX’s future cash flows (the value of future cash flows at a particular point in time), calculated by applying terminal last twelve months EBITDA multiples from 4.5x to 5.5x (based on Evercore’s experience, judgment, and data for selected publicly traded companies engaged in businesses that Evercore judged to be reasonably comparable to NYFIX’s business) to the projected 2012 EBITDA and discounting the result using a weighted average cost of capital range of between 15.0% and 18.0%, (c) the liquidation preference of NYFIX’s Series B preferred, and (d) NYFIX’s net cash as of June 30, 2009; and (ii) dividing the amount resulting from the calculation described in clause (i) by the number of shares of NYFIX common stock outstanding, adjusted for certain restricted stock units and stock options outstanding using the treasury stock method, as of August 24, 2009.

In determining the 15% to 18% discount rate used in the DCF analysis, Evercore considered a number of factors, including the weighted average cost of capital of the comparable companies, the fact that the robust growth presented in the Management Projections is not consistent with NYFIX’s historical growth trends, management’s history of missing its forecast, including in the first half of 2009, the fact that the Transaction Services division is under significant pricing pressure and regulatory scrutiny, the fact that order routing channel cancellation rates in the FIX division have been running higher than expected, and the fact that new channel growth in the FIX division is somewhat concentrated among a small group of referring parties.

This analysis implied the range of prices per share of NYFIX common stock as set forth below: (as compared to the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement):

	Low	High
Middle Case Projections	$1.46	$2.16
Low Case Projections	Negative	Negative
High Case Projections	$4.09	$5.16

Premiums Paid Analysis. Evercore reviewed the premiums paid in eighty-eight (88) merger and acquisition transactions involving a public target company, with transaction values from $100 million – $200 million, based in the United States, and announced from August 24, 2004 through August 24, 2009. Evercore also reviewed the premiums paid in 254 transactions where the per share purchase price 1-day prior to announcement was between $0.50 – $2.00 for public company targets based in the U.S., and announced from August 24, 1999 through August 24, 2009. Using information from Thomson Financial Securities Data, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share merger consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the merger consideration relative to the NYFIX common stock trading levels at and prior to August 25, 2009. The results of this analysis are summarized below:

	Premiums Paid
	$100mm – $200mm Transaction Value			1 Day Prior Share Price $0.50 – $2.00
	1 Day Prior	1 Week Prior	4 Weeks Prior	1 Day Prior	1 Week Prior	4 Weeks Prior
Mean	46.0%	48.5%	50.2%	60.7%	65.6%	70.1%
Median	33.6%	34.4%	35.6%	46.1%	50.2%	49.1%

Precedent Transactions Analysis. Evercore reviewed and analyzed certain publicly available information, including the purchase price and certain financial information of the target company, relating to selected precedent acquisition transactions involving other financial technology companies to compare multiples in such other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of ten completed acquisition transactions that were announced between 2004 and 2009. Evercore calculated enterprise value as a multiple of revenue and EBITDA during the last twelve months implied by these transactions. Although none of the transactions are, in Evercore’s opinion, directly comparable to the merger, the transactions included were chosen because Evercore judged that they may be considered similar to the merger in certain respects for purposes of its analysis:

The acquisitions reviewed in this analysis were the following:

Acquirer	Target
Knight Capital Group, Inc.	Libertas Holdings, LLC
Liquidnet, Inc.	Miletus Trading, LLC
GFI Group, Inc.	Amerex Energy
Man Financial Inc.	Refco Futures Brokerage
Silver Lake Partners, LP	Instinet, LLC (VAB)
BGC Partners, LP	Maxcor Financial Group, Inc.
Collins Stewart Tullett plc	Prebon Yamane Group
UBS AG	Charles Schwab Soundview Capital Markets
Citigroup, Inc.	Knight Trading Group, Inc. (Derivatives Markets)
NASDAQ, Inc.	Brut, LLC

This analysis implied the range of prices per share of NYFIX common stock as set forth below:

	NYFIX Metric ($ in millions)	Precedent Transaction TEV/EBITDA Range	Implied Value of NYFIX Per Common Share
LTM Revenue	$110.0	0.5x – 1.0x	Negative – $1.27
LTM EBITDA	1.3	6.0 – 7.0	Negative – Negative

General

The foregoing description is only a summary of certain of the analyses and examinations that Evercore used to render its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Evercore. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Evercore believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of NYFIX. In addition, Evercore may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Evercore with respect to the actual value of NYFIX.

In performing its analyses, Evercore made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NYFIX. The analyses performed by Evercore are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Evercore with respect to the fairness, from a financial point of view as of the date of Evercore’s opinion, of the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement, and were provided to the board of directors of NYFIX in connection with the delivery of the Evercore opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

Evercore’s opinion was only one of many factors considered by the board of directors of NYFIX in its evaluation of the merger and should not be viewed as determinative of the view of the board of directors or management of NYFIX with respect to the merger or the $1.675 per share in cash to be received by the holders of shares of NYFIX common stock (other than shares owned by NYSE, Merger Sub or NYFIX, and other than any shares held by stockholders properly exercising their appraisal rights under Delaware law, in each case as to which no opinion was rendered) pursuant to the merger agreement, but should be viewed together with the other factors considered by the board of directors of NYFIX. For a discussion of the factors considered by the board of directors of NYFIX, see “The Merger—Reasons for the Recommendation of the Board” beginning on page 37.

In connection with Evercore’s engagement by NYFIX, Evercore was only authorized to solicit, and only did solicit, third parties approved by NYFIX regarding alternatives to the merger.

Other than this engagement, during the two years preceding the date of the opinion Evercore has not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received. In the ordinary course of business, Evercore and its affiliates may actively trade the securities, or related derivative securities, or financial instruments of NYFIX, NYSE and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Under its engagement letter dated July 28, 2008, NYFIX agreed to pay Evercore a customary fee for its services. NYFIX agreed to pay Evercore a total fee of $3,000,000, (i) $250,000 of which was paid to Evercore upon the delivery of a board presentation of strategic alternatives, (ii) $1,000,000 of which was paid to Evercore upon the rendering of its fairness opinion and (iii) the remainder of which is contingent, and payable upon, consummation of the merger. The board of directors of NYFIX was aware of this fee structure and took it into account in considering the Evercore opinion and in approving the merger. Further, NYFIX agreed to reimburse Evercore for its reasonable expenses and to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons against losses, claims, damages, liabilities or expense to which any such person may become subject under any applicable or federal state law, or otherwise related to, arising out of or in connection with, arising out of or in connection with Evercore’s engagement, performance of any service in connection therewith or any transaction contemplated thereby.

Opinion of the Special Committee’s Financial Advisor

On August 26, 2009, Greenhill rendered its oral opinion, which was subsequently confirmed in writing, to the special committee and our board of directors which addressed, subject to the limitations and assumptions set forth in the opinion, the fairness, from a financial point of view, of the $1.675 per share in cash to be received in the proposed merger by the holders of NYFIX common stock (other than dissenting shares, shares of NYFIX common stock owned by NYFIX as treasury stock and shares of NYFIX common stock owned by NYSE or Merger Sub or any wholly owned subsidiary of NYFIX or NYSE).

The full text of the written opinion of Greenhill dated as of August 26, 2009, setting forth among other things the assumptions made, procedures followed, matters considered and the limits on the opinion and review undertaken in connection with rendering the opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Holders of NYFIX common stock are urged to read the opinion in its entirety. The summary of the opinion of Greenhill set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Greenhill’s opinion was for the information of the special committee and our board of directors and was rendered to the special committee and our board of directors in connection with their consideration of the merger. The opinion may not be used for any other purpose without Greenhill’s prior written consent. Greenhill did not express an opinion as to any aspect of the merger other than the fairness to the holders of NYFIX common stock, excluding NYSE, Merger Sub and any of their affiliates, of the $1.675 per share in cash to be received by them from a financial point of view. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of NYFIX, or any class of such persons relative to the $1.675 per share in cash to be received by the holders of NYFIX common stock in the merger or with respect to the fairness of any such compensation. Greenhill expressed no opinion with respect to the amount or nature of any consideration to the holders of Series B preferred relative to the $1.675 per share in cash to be received by the holders of NYFIX common stock in the merger or with respect to the fairness of any such consideration to the holders of Series B preferred. Greenhill’s opinion was approved by Greenhill’s fairness committee. The opinion was not intended to be and does not constitute a recommendation to the members of the special committee or our board of directors as to whether they should approve the merger or adopt the merger agreement, nor does it constitute a recommendation as to whether the NYFIX stockholders should approve the merger or take any other action in respect of the merger at any meeting of the stockholders convened in connection with the merger.

In arriving at its opinion, Greenhill, among other things:

•

reviewed the draft of the merger agreement dated as of August 26, 2009 and certain related documents including the draft voting agreement dated as of August 26, 2009 and the draft letter agreement, setting forth the terms of election and waiver in respect of the Series B preferred, dated as of August 26, 2009 by and among NYSE, NYFIX and Warburg Pincus;

•	reviewed certain publicly available financial statements of the Company;

•	reviewed certain other publicly available business and financial information relating to the Company that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

•	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the historical market prices and trading activity for NYFIX common stock and analyzed its implied valuation multiples;

•	compared the value of the $1.675 per share in cash to be received by the holders of NYFIX common stock with that received in certain publicly available transactions that Greenhill deemed relevant;

•	compared the value of the $1.675 per share in cash to be received by the holders of NYFIX common stock with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the $1.675 per share in cash to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates Greenhill deemed appropriate; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In preparing its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of the opinion. Greenhill further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data furnished or otherwise provided to it, Greenhill assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Greenhill expressed no opinion with respect to such projections and data or the assumptions upon which they were based. In arriving at its opinion, Greenhill did not conduct an independent valuation or appraisal of the assets or liabilities of the Company, nor was Greenhill furnished with any such appraisals. Greenhill also assumed that the merger will be consummated in accordance with the terms of the merger agreement, which Greenhill further assumed would be identical in all material respects to the latest draft Greenhill reviewed. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. Subsequent developments may affect the conclusions contained in Greenhill’s written opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Greenhill was not requested to, and did not, solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. Greenhill did not participate in the negotiations with respect to the terms of the merger. Consequently, Greenhill did not express any opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the merger.

The following is a summary of the material financial and comparative analyses delivered by Greenhill to the special committee and our board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order in which the analyses are described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses.

Financial Projections

Greenhill’s analysis was based on the current operating projections for the following two operating scenarios, which we refer to as the Operating Scenarios, which NYFIX management provided to Greenhill:

•	Consolidated NYFIX scenario, which we refer to as the Consolidated NYFIX Scenario, which assumed that the Company continued to operate in its current state; and

•

FIX plus OMS scenario, which we refer to as the FIX Plus OMS Scenario, which assumed that only the FIX division and Order Management Systems, which we refer to as OMS, division businesses were retained and that the Transaction Services division, including Euro Millennium, was shut down or sold.

Management provided three cases for each Operating Scenario: a Low Case, a Mid Case and a High Case. Greenhill focused on the Mid Case, which represented an operating case that NYFIX management believed to be reasonably achievable. Given the uncertainties surrounding the current economic environment, Greenhill sensitized the Mid Case to illustrate the effect of a delay of a broad market recovery by one year longer than NYFIX management had projected, which we refer to as the Delay Case.

Valuation Analysis

Greenhill’s valuation analysis included both standalone and change of control valuations of the above scenarios (the Consolidated NYFIX Scenario and the FIX Plus OMS Scenario) and cases (Mid and Delay). The standalone analysis was based on comparable company analysis and discounted cash flow analysis, and the change of control analysis was based on comparable company analysis plus a change of control premium, precedent transaction analysis and discounted cash flow analysis, as outlined below. Greenhill assumed that NYFIX’s net debt was $33.5 million when considering a standalone valuation, including the $75.2 million preferred stock liquidation preference, $10.0 million of convertible debt and $51.7 million of cash as of June 30, 2009. In the change of control valuations, Greenhill assumed that NYFIX’s net debt was $33.3 million, including $0.2 million in proceeds from the exercise of stock options. Greenhill assumed a basic share count of 39.3 million shares when valuing NYFIX as a standalone entity and a fully diluted share count of 41.2 million shares when valuing NYFIX assuming a change of control.

Comparable Company Valuation

Greenhill reviewed and compared certain financial information for NYFIX to the corresponding financial information, ratios and public market multiples for the following two sets of publicly traded companies:

FIX Division Comparable Companies.

•	Interactive Data Corp.;

•	SAVVIS, Inc.;

•	TNS, Inc.;

•	Advent Software, Inc.;

•	SimCorp. A/S;

•	Fidessa Group PLC;

•	MarketAxess Holdings, Inc.;

•	ORC Software AB; and

•	Patsystems PLC

Transaction Services Division Comparable Companies.

•	Interactive Brokers Group, Inc.;

•	ICAP PLC;

•	Knight Capital Group, Inc.;

•	Tullett Prebon PLC;

•	MF Global, Ltd.;

•	Investment Technology Group, Inc.;

•	BGC Partners, Inc.;

•	GFI Group, Inc.;

•	Compagnie Financiere Tradition; and

•	TradeStation Group, Inc.

Greenhill selected these companies, among other reasons, because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered reasonably comparable to those of NYFIX. The companies were divided into two subsets, FIX division comparable companies and Transaction

Services division comparable companies, based upon operating characteristics that aligned them most closely to the two primary NYFIX operating divisions, respectively. None of the selected companies is directly comparable to NYFIX or its operations. Accordingly, Greenhill’s analysis of these selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NYFIX, such as the impact of regulatory changes and competition on the businesses of NYFIX and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of NYFIX or the industry or the financial markets in general. Greenhill also made judgments as to the relative comparability of such companies to NYFIX and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the $1.675 per share in cash as compared to the comparable companies.

Greenhill calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, publicly available research reports and the IBES. The multiples for each of the selected companies were based on closing share prices on August 24, 2009 and the most recent filings with the SEC, publicly available research reports and IBES, Capital IQ, Bloomberg and FactSet estimates.

Greenhill then calculated the implied enterprise valuation and equity valuation, respectively, and the implied price per share of NYFIX common stock by applying relevant multiple ranges to NYFIX’s estimated 2010 EBITDA, based on the Consolidated NYFIX Scenario and FIX Plus OMS Scenario, assuming both the Mid Case and the Delay Case for each scenario. Greenhill used multiple ranges of 5.25x to 6.25x estimated 2010 EBITDA to value NYFIX under the Consolidated NYFIX Scenario and multiple ranges of 6.25x to 7.25x estimated 2010 EBITDA to value the NYFIX under the FIX Plus OMS Scenario. This analysis implied the ranges of enterprise valuations, equity valuations and prices per share of NYFIX common stock set forth below:

($ in millions, except per share amounts)

	NYFIX Estimated EBITDA	EV/EBITDA Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
Consolidated NYFIX Scenario
2010E EBITDA—Delay Case	$2.3	5.25x – 6.25x	$12.2 – $14.5	$0.0 – $0.0	$0.00 – $0.00
2010E EBITDA—Mid Case	$16.4	5.25x – 6.25x	$85.9 – $102.2	$52.3 – $68.7	$1.33 – $1.75

FIX Plus OMS Scenario
2010E EBITDA—Delay Case	$8.7	6.25x – 7.25x	$54.3 – $63.0	$20.7 – $29.4	$0.53 – $0.75
2010E EBITDA—Mid Case	$15.2	6.25x – 7.25x	$95.1 – $110.3	$61.6 – $76.8	$1.57 – $1.95

Discounted Cash Flow Valuation

Using discounted cash flow methodology, Greenhill calculated the present values of the projected unlevered future cash flows for NYFIX, using the two Operating Scenarios described above for both the Mid Case and Delay Case to calculate a range of implied per share values. In this analysis, Greenhill estimated a cost of equity and weighted average cost of capital for NYFIX based on Greenhill’s review of, among other matters, the current cost of equity and weighted average cost of capital of NYFIX, the predicted equity betas and capital structures of businesses similar to NYFIX, the current weighted average cost of capital of these businesses and the implications to the cost of equity and weighted average cost of capital of various debt to market equity ratios, which Greenhill deemed appropriate based on its expertise and judgment. Greenhill performed calculations based on a terminal unlevered free cash flow growth rate of 5.0% and discount rates of 17.0% and 19.0% under the Consolidated NYFIX Scenario and 15.0% and 17.0% under the FIX Plus OMS Scenario. This range of discount rates was selected based on the estimated weighted average cost of capital derived in the analysis above.

Greenhill then aggregated the present value of the projected unlevered future cash flows during the period from 2009 to 2014 resulting from the various discount rates. The aggregate present value of these items represented the enterprise value range. An equity value per share was determined by subtracting the net debt from the enterprise value and dividing the resulting equity value by the number of NYFIX shares outstanding, determined on a basic basis for a standalone valuation and a fully diluted basis for a change of control valuation, and adding the present value per share of future tax benefits of net operating loss carryforwards, which we refer to as NOLs, utilization. See “Net Operating Loss Carryforwards” below for a discussion of the NOLs valuation methodology.

The equity value per share of NYFIX implied by the discounted cash flow analysis assuming a standalone valuation ranged from $0.83 to $1.12 for the Consolidated NYFIX Scenario assuming the Delay Case, $1.83 to $2.22 for the Consolidated NYFIX Scenario assuming the Mid Case, $0.92 to $1.24 for the FIX Plus OMS Scenario assuming the Delay Case, and $1.66 to $2.07 for the FIX Plus OMS Scenario assuming the Mid Case. Assuming the vesting of outstanding options and restricted stock and a Section 382 limitation on the usage of NOLs under a change of control valuation, as described above, the equity value per share of NYFIX implied by the discounted cash flow analysis ranged from $0.52 to $0.80 for Consolidated NYFIX Scenario assuming the Delay Case, $1.46 to $1.83 for Consolidated NYFIX Scenario assuming the Mid Case, $0.61 to $0.91 for the FIX Plus OMS Scenario assuming the Delay Case, and $1.27 to $1.67 for the FIX Plus OMS Scenario assuming the Mid Case.

Net Operating Loss Carryforwards

The value of the NOLs on a standalone basis was determined by extending the forecast horizon through the period in which all outstanding NOLs would be used, assuming a $71.0 million U.S. Federal NOL balance, $73.2 million New York State balance, $72.6 million New York City balance and $14.0 million United Kingdom balance as of December 31, 2008. In the change of control case, Greenhill assumed that annual NOL usage on the U.S. balances would be limited by Section 382 of the Code. Greenhill calculated the annual limitation by multiplying the August 2009 long-term tax exempt bond rate of 4.48% by the implied equity value of the Company. The present value of NYFIX’s NOLs was calculated by discounting the expected future tax savings at a 21.0% cost of equity under the Consolidated NYFIX Scenario and 19.0% cost of equity under the FIX Plus OMS Scenario, based upon the cost of equity analysis described above.

Precedent Transaction Analysis

Greenhill performed an analysis of selected recent business combinations involving companies engaged in the financial technology industries, which we refer to as Precedent FIX Division Comparable Transactions, and brokerage industries, which we refer to as Precedent Transaction Services Division Comparable Transactions, consisting of selected transactions valued at less than $2 billion announced since June 30, 2004, based on publicly available information.

Although Greenhill analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the merger, none of these transactions or associated companies is identical to the acquisition of NYFIX pursuant to the merger agreement. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NYFIX versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to NYFIX and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for these selected transactions, Greenhill reviewed the consideration paid in the selected transactions and analyzed the enterprise value implied by such consideration as a multiple of revenues and EBITDA for the twelve months preceding the applicable transaction.

The following table identifies the comparable transactions considered in this analysis:

Precedent FIX Division Comparable Transactions.

Date Announced	Acquiror/Target
8/1/08	SunGard Data Systems, Inc. / GL TRADE S.A.
3/5/08	MarketAxess Holdings, Inc. / Greenline Financial Technologies, Inc.
1/31/08	GFI Group, Inc. / Trayport Ltd.
1/12/08	NYSE Euronext / Wombat Financial Software, Inc.
12/11/07	NYSE Euronext / AtosEuronext Market Solutions
5/29/07	CapMan Technology / IT2 Treasury Solutions
4/16/07	Fidessa Group PLC / LatentZero Ltd.
12/12/06	NYSE Group, Inc. / TransactTools, Inc.
11/2/06	Nomura Holdings, Inc. / Instinet, Inc.
4/9/06	Bloomberg, L.P. / Brainpower NV
1/24/06	Knight Capital Group, Inc. / Hotspot FX, Inc.
12/28/05	Orc Software AB / Cameron Systems
11/18/05	OMX AB / Computershare, Ltd.
7/28/05	The Carlyle Group / SS&C Technologies, Inc.
7/13/05	Investment Technology Group, Inc. / Macgregor
4/22/05	The Nasdaq Stock Market, Inc. and Silver Lake Partners / Instinet, Inc.
7/2/04	Citigroup, Inc. / Lava Trading, Inc.

Precedent Transaction Services Division Comparable Transactions.

Date Announced	Acquiror/Target
6/3/08	IntercontinentalExchange, Inc. / Creditex Group, Inc.
5/29/07	eSpeed, Inc. / BGC Partners, Inc.
1/24/07	optionsXpress Holdings, Inc. / XpressTrade, LLC
1/22/07	State Street Corp. / Currenex, Inc.
9/7/06	GFI Group, Inc. / Amerex Energy
4/21/06	ICAP PLC / EBS Group, Ltd.
1/24/06	Knight Capital Group, Inc. / Hotspot FX, Inc.
8/30/05	ICAP PLC / United Fuels International, Inc.
8/22/05	GFI Group, Inc. / Starsupply Petroleum LLC
4/20/05	NYSE Group, Inc. / Archipelago Holdings, Inc.
4/4/05	BGC Partners, Inc. / Maxcor Financial Group, Inc.

Greenhill derived from the selected transactions a reference range of valuation ratios for the transactions. The median enterprise value to LTM EBITDA ratio for the Precedent FIX Division Comparable Transactions was 17.0x and median enterprise value to LTM EBITDA ratio for the Precedent Transaction Services Comparable Transactions was 13.4x. Based on this analysis, Greenhill used multiple ranges of 10.0x to 12.0x expected 2009 EBITDA, excluding Euro Millennium, for the Consolidated NYFIX Scenario and 11.5x to 13.5x expected 2009 EBITDA, excluding Euro Millennium, for the FIX Plus OMS Scenario. Greenhill then calculated the implied enterprise value, implied equity value and implied price per share of NYFIX common stock by applying the relevant multiple ranges to NYFIX’s expected 2009 EBITDA, excluding Euro Millennium. This analysis implied the ranges of enterprise values, equity values and prices per share of NYFIX common stock as set forth below:

($ in millions, except per share amounts)

	NYFIX Estimated 2009 EBITDA (Excluding Euro Millennium)	EV/EBITDA Trading Range	Enterprise Valuation	Equity Valuation	Price Per Share
Consolidated NYFIX Scenario	$9.0	10.0x – 12.0x	$89.8 – $107.8	$56.5 – $74.5	$1.37 – $1.81
FIX Plus OMS Scenario	$9.0	11.5x –13.5x	$103.7 – $121.7	$70.4 – $88.4	$1.71 – $2.14

Premiums Paid Analysis

Greenhill reviewed available data from selected public company transactions announced in the last five years with transaction values under $1 billion and involving target companies within the financial technology and brokerage industries to determine appropriate premiums for the Consolidated NYFIX Scenario, and within the financial technology industry to determine appropriate premiums for the FIX Plus OMS Scenario. Greenhill analyzed the acquisition price per share as a premium to the average closing share price one day, one week and one month prior to the announcement of the merger. In transactions from the broader financial technology and brokerage group, the median premium was 22.0% to the one day stock price, 22.0% to the one week stock price and 18.0% to the one month stock price. In transactions from the financial technology group, the median premium was 20.0% to the one day stock price, 22.0% to the one week stock price and 18.0% to the one month stock price. Given the dearth of relevant public company transactions in the financial technology and brokerage industries, Greenhill also analyzed transactions in the broader application software and specialty finance / broker dealer industries. In transactions from the application software industry, the median premium was 21.0% to the one day stock price, 27.0% to the one week stock price and 29.0% to the one month stock price. In transactions from the specialty finance / broker dealer industry, the median premium was 21.0% to the one day stock price, 31.0% to the one week stock price and 35.0% to the one month stock price.

Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in the transaction. None of the targets in the reviewed transactions is identical to NYFIX and, accordingly, Greenhill’s analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the percentage purchase price premium implied by the merger versus the percentage purchase price premiums of these transactions. Greenhill applied a premium range of 20.0% to 25.0% to the implied standalone share price derived in each case from the Comparable Company Valuation referenced above. This analysis implied the ranges of enterprise values, equity values and prices per share of NYFIX common stock as set forth below:

	Comparable Company Valuation Per Share	Premium to Standalone Valuation	Price Per Share
Consolidated NYFIX Scenario
2010E EBITDA—Delay Case	$0.00 – $0.00	20.0% – 25.0%	$0.00 – $0.00
2010E EBITDA—Mid Case	$1.33 – $1.75	20.0% – 25.0%	$1.60 – $2.18

FIX Plus OMS Scenario
2010E EBITDA—Delay Case	$0.53 – $0.75	20.0% – 25.0%	$0.63 – $0.94
2010E EBITDA—Mid Case	$1.57 – $1.95	20.0% – 25.0%	$1.88 – $2.44

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid to the NYFIX stockholders. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which NYFIX might actually be sold.

Engagement of Greenhill

The special committee hired Greenhill based on its qualifications and expertise in providing financial advice to acquirers, target companies and their respective boards of directors in merger and acquisition transactions. During the two years preceding the date of Greenhill’s opinion, Greenhill has not been engaged by, performed any services for or received any compensation from the Company or any other parties to the merger, except pursuant to an engagement letter dated June 29th, 2009 between the special committee and Greenhill. Pursuant to that engagement letter, Greenhill earned total fees of $1,000,000 which was not contingent upon the closing of any transaction. In addition, the Company has agreed to reimburse Greenhill for all its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of many factors considered by the special committee and the board of directors in evaluating the merger and should not be viewed as determinative of the views of the special committee or the board of directors with respect to the merger.

Financial Projections

We do not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the heading “Special Note Regarding Forward-Looking Statements” on page 15). However, we have set forth below a summary of the Mid Case financial projections as of July 27, 2009 prepared by our senior management referenced in this proxy statement, as this information was made available to our board of directors, the special committee, Evercore and Greenhill prior to execution and delivery of the merger agreement on August 26, 2009. Our senior management did not prepare this information with a view towards public disclosure.

Our senior management also did not prepare this information with a view to complying with the published guidelines of the SEC regarding forecasts, and did not prepare the information in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projections do not purport to present operations in accordance with Generally Accepted Accounting Principles, which we refer to as GAAP. Neither our independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections as of July 27, 2009, which were provided to our board of directors, the special committee, Evercore and Greenhill, included the following estimates of our future financial performance:

	Projected for the years ending December 31,
	2009 (in millions)	2010 (in millions)
Total Revenues	$107.9	$121.4
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	3.1	16.4

The projections in the table above assumed, among other things, that we are able to operate as a going concern through December 31, 2010.

Although our senior management prepared the above-described projected financial information in good faith, no assurance can be made regarding future events and, accordingly, such information cannot be considered necessarily predictive of actual future operating results and should not be relied on as such. In the view of our senior management, the information in this table was prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and reflected, to the best knowledge and belief of our senior management, our expected course of action and our expected future financial performance. However, these projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. In addition, as discussed above, this information is subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In light of those facts, this information is neither fact nor any guarantee of future performance and should not be relied upon as being necessarily indicative of actual future results, and you are cautioned not to place undue reliance on this information.

We have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information described above to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information to reflect changes in general economic or industry conditions or the existence or occurrence of any circumstances or events subsequent to the preparation of such projected financial information. These projections are by their nature forward-looking information, and you should read the section of this proxy statement entitled “Special Note Regarding Forward-Looking Statements” on page 15 for additional information regarding the risks of unduly relying on such information.

Certain Effects of the Merger

If the merger agreement is adopted by NYFIX’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into NYFIX, and NYFIX will be the surviving corporation. When the merger is completed, NYFIX will cease to be a publicly traded company and will instead become a wholly owned subsidiary of NYSE.

At the effective time of the merger, NYFIX’s current stockholders will cease to have ownership interests in NYFIX or rights as NYFIX stockholders. Therefore, NYFIX’s current stockholders will not participate in any of NYFIX’s future earnings or growth and will not benefit from any appreciation in NYFIX’s value.

Upon closing of the merger, each share of NYFIX common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Merger Sub or NYFIX or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under the General Corporation Law of the State of Delaware) will be converted into the right to receive cash, without interest. Each share of NYFIX common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $1.675, without interest. Each share of Series B preferred issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $50.134, without interest.

The merger agreement provides that each option to purchase shares of NYFIX common stock will become fully vested, to the extent not already vested, and cancelled at the effective time of the merger in exchange for a cash payment, payable within ten business days following the effective time of the merger, in an amount equal to the product of the number of shares of NYFIX common stock subject to the option multiplied by the excess, if any, of the amount received in the merger for each share of NYFIX common stock over the applicable option exercise price per share of NYFIX common stock subject to the option.

The merger agreement also provides that all restricted stock units denominated in shares of NYFIX common stock that are outstanding immediately prior to the effective time of the merger will become fully vested, to the extent not already vested, and cancelled at the effective time of the merger and converted into the right to receive, within ten business days following the effective time, the amount received in the merger for each share of NYFIX common stock.

The merger agreement also provides that each warrant to purchase shares of NYFIX common stock outstanding immediately prior to the effective time will be cancelled at the effective time in exchange for a cash payment, payable within ten business days following the effective time of the merger, to the holders in an amount equal to the product of the number of shares of NYFIX common stock subject to the warrant and the excess, if any, of the amount received in the merger for each share of NYFIX common stock over the price per share of NYFIX common stock subject to the warrant.

If the merger agreement is terminated under certain circumstances described in greater detail in “The Merger Agreement—Termination” beginning on page 77, NYFIX may be obligated to pay a termination fee and/or expenses described in greater detail in “The Merger Agreement—Termination Fee; Expense Reimbursement” beginning on page 79.

Interests of NYFIX Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger which are in addition to, or different from, your interests as stockholders of NYFIX. Together, our directors and the executive officers control approximately 42.04% of the outstanding NYFIX common stock as of September 18, assuming exercise of the warrant to purchase 2,250,000 shares of NYFIX common stock held by Warburg Pincus and conversion of the Series B preferred as of the record date (excluding options and restricted stock units held by such directors and executive officers). This percentage is reduced to 5.76% if we exclude the 21,625,227 shares of common stock owned by Warburg Pincus, assuming exercise of the warrant to purchase 2,250,000 shares of NYFIX common stock held by Warburg Pincus and conversion of the Series B preferred as of the record date, because Messrs. Janeway and David, directors of NYFIX, who are affiliated with Warburg Pincus, disclaim beneficial ownership.

Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that our stockholders vote to adopt the merger agreement. These interests are described below.

Two of Our Directors may have a Pecuniary Interest in the Securities Owned by Warburg Pincus

Messrs. Davis and Janeway, two of our directors, are partners of Warburg Pincus & Co., an investment management firm. Mr. Davis is also a Managing Director of Warburg Pincus LLC, an investment management firm. Mr. Janeway is a Senior Advisor of Warburg Pincus LLC. As such, they may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities of NYFIX beneficially owned by Warburg Pincus. Messrs. Davis and Janeway each disclaim beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. As of September 18, 2009, Warburg Pincus was the beneficial owner of record of all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of September 18, 2009. Such warrant will be cancelled at the effective time of the merger with no consideration paid in respect thereof. Warburg Pincus is entitled to receive $75,201,000 in cash or approximately 52.2% of the total merger consideration of approximately $144,000,000 in consideration for the Series B preferred.

Certain Executive Officers and Employees May be Employed by NYSE Following the Merger

Following the merger, any or all of our employees may continue to be employed by the surviving corporation. However, except as described below with respect to Messrs. Vigliotti and Henderson, no employment terms were negotiated in advance of the signing of the merger agreement; and the merger is not conditioned on any such arrangements. NYSE has not indicated an intention to modify the current terms of employment of our employees, except as described below.

On August 26, 2009, Mr. Vigliotti entered into a consulting agreement with NYSE that will become effective only upon the closing of the merger. Mr. Vigliotti’s employment agreement with NYFIX provides that NYFIX and Mr. Vigliotti will negotiate in good faith an agreement under which Mr. Vigliotti would provide consulting services to us for up to one year following the termination of his employment agreement by us other than for “cause” or by Mr. Vigliotti for “good reason” (each, as defined in his employment agreement). The consulting agreement entered into with NYSE satisfies this requirement.

Under the consulting agreement, Mr. Vigliotti would continue as an employee under his existing employment agreement for up to a four month period following the closing of the merger at his current base salary of $400,000 per year. He would waive certain rights to resign for “Good Reason” and to receive 2009 or 2010 annual bonuses (but see the discussion of Transaction Bonuses below). Upon his termination of full-time employment (no later than the fourth month after the closing and with certain exceptions for resignation without “Good Reason” (as modified) during the first two months or any termination for cause) and his providing and not revoking a release of claims, Mr. Vigliotti will receive, in satisfaction of the severance provisions under his existing employment agreement, a payment of $1.2 million (delayed for six months as required by certain tax laws), and continued medical, dental and life insurance benefit coverage for 18 months following termination at NYSE’s sole expense. This $1.2 million payment will be reduced as required under his employment agreement to the extent necessary so that any compensatory payments and benefits triggered or vested in connection with the merger will not be subject to the golden parachute excise tax. After termination of employment, Mr. Vigliotti will serve as an independent contractor for NYSE on a part-time basis for the time remaining until the first anniversary of the closing of the merger, providing consulting services on specific projects related to integration of NYFIX and the exploration of alternatives for the Transaction Services division. In consideration for his consulting services and additional covenants regarding proprietary information, intellectual property, noncompetition and nonsolicitation, Mr. Vigliotti will receive monthly payments of $41,667 for the period of service (aggregating to $500,000, assuming his service continues until the first anniversary of the closing of the merger) and will be reimbursed for expenses under NYSE’s standard rules. If the consulting agreement is terminated prior to the first anniversary of the closing, he will receive consulting fees through the date of termination, or if NYSE terminates the consulting agreement without “cause” (as defined in the consulting agreement), he will receive the unpaid balance of the consulting fees.

The consulting agreement generally provides that during the 12-month period following the closing of the merger, Mr. Vigliotti will not compete with NYSE by providing services to certain of NYSE competitors listed in the consulting agreement or by soliciting or hiring employees of NYSE or NYFIX.

On August 26, 2009, Mr. Henderson entered into a consulting agreement on terms substantially the same as those described above for Mr. Vigliotti, except that his base salary during the employment period will be based on his current base salary of $350,000 per year, the cash payment in satisfaction of the severance provisions in his existing employment agreement (and before required reductions pursuant to such employment agreement) will be $1,050,000, and the payment for services for the period between termination of employment and first anniversary of the closing of the merger will be $375,000.

D&O Liability Insurance and Indemnification

Under the merger agreement, NYSE has agreed that for a period of six years after the closing of the merger the surviving corporation will maintain our current directors’ and officers’ liability insurance policies or similar substitute policies (including a “tail” policy); provided that the annual premium for such insurance would not be in excess of 250% of the current annual premium paid by NYFIX for such insurance. In addition, for six years, NYSE and the surviving corporation will indemnify our directors and executive officers to the same extent provided for in NYFIX’s and its subsidiaries’ certificate of incorporation, bylaws, or similar documents in effect as of August 26, 2009. See “The Merger Agreement—Further Actions and Agreements” beginning on page 80.

Current Employment and Severance Arrangements

Our executive officers have employment agreements with us that provide for severance and other benefits in connection with terminations of employment and, in some circumstances, enhance the severance or benefits, generally through equity compensation acceleration, if a change in control such as the merger occurs. The descriptions below assume that the employment terminations follow the closing of the merger.

Employment Agreement with Mr. Edelstein. Mr. Edelstein’s employment agreement provides that if he resigns for “Good Reason” or is terminated without “Cause” (each as defined in his employment agreement), he would receive twelve (12) months’ continuation of base salary, a bonus component consisting of a lump sum payment equal to 150% of base salary, a pro-rata bonus for the year of termination based on actual performance but determined by reference to the annual bonus paid or payable for the year prior to the year in which the termination of employment occurs (which would be zero if the relevant year on which the pro rata is determined is a year in which the Transaction Bonus was paid in lieu of an annual bonus, as described below), twelve (12) months’ continuation of health and life insurance benefits, and reimbursement for reasonable executive outplacement assistance expenses.

Employment Agreements with Mr. Vigliotti and Mr. Henderson. Mr. Vigliotti’s and Mr. Henderson’s employment agreements provide certain severance payments and benefits upon a qualifying termination of their employment, and such benefits will become payable following the termination of their employment with NYSE pursuant to the consulting agreements that they entered into with NYSE, contingent on the closing of the merger and as described above.

Employment Agreement with Mr. Moitoso. Mr. Moitoso’s employment agreement provides that if he resigns for “Good Reason” or is terminated without “Cause” (each as defined in his employment agreement), he would receive twelve (12) months’ continuation of base salary.

Employment Agreement with Mr. Thomas Richardson. Mr. Richardson’s employment agreement provides that if he resigns for “Good Reason” or is terminated without “Cause” (each as defined in his employment agreement), he would receive twelve (12) months’ continuation of base salary, twelve (12) months’ continuation of health and life insurance benefits, a pro-rata cash annual bonus, and a pro-rata additional bonus for the year of termination. The twelve (12) months of base salary will increase to twenty-four (24) months on a termination without Cause or resignation for Good Reason following a change in control (such as the closing of the merger).

Employment Agreement with Ms. Tierney. Ms. Tierney’s employment agreement provides that if we terminate her employment without “Cause” or she resigns for “Good Reason” (each as defined in her employment agreement) and she executes a release of claims, Ms. Tierney will be entitled to receive a lump sum severance payment equal to twelve (12) months of her base salary, and reimbursement of COBRA expenses for a year.

Transaction Bonuses

In connection with the significant effort expected to be required of senior management throughout 2009 to pursue strategic alternatives for the Company, the special committee believed that it was in the Company’s best interests to retain senior management by providing incentives that better aligned the interests of senior management and stockholders in the event of a sale of the Company. The special committee noted that the equity awards held at that time by our senior management would likely provide little value in the event of a sale of the Company and, thus, provided little retention benefit.

In light of this concern and after significant deliberations, the compensation committee included a change of control provision in the Company’s 2009 Annual Incentive Plan, which we refer to in this subsection as the Plan, which was adopted on April 16, 2009, that allows that, in the event of a change in control, in lieu of an annual incentive bonus, certain senior executives and other employees will be paid a bonus equal to their target bonus adjusted by a factor based on the Company’s per share sale price and/or operating performance to date.

On August 26, 2009, after the board approved the merger, the compensation committee approved final change of control bonuses in lieu of annual bonuses under the Plan for the Company’s executive officers eligible to receive change of control bonuses under the Plan as follows:

•

Mr. Edelstein, who had been eligible to receive a maximum change in control bonus pursuant to the Plan formula equal to $990,000, was awarded a total of $595,000 contingent upon the closing of the merger;

•

Mr. Vigliotti, who had been eligible to receive a maximum change in control bonus pursuant to the Plan formula equal to $600,000, was awarded a total of $400,000 contingent upon the closing of the merger;

•

Mr. Henderson, who had been eligible to receive a maximum change in control bonus pursuant to the Plan formula equal to $525,000, was awarded a total of $275,000 contingent upon the closing of the merger;

•

Mr. Moitoso, who had been eligible to receive a maximum change in control bonus pursuant to the Plan formula equal to $337,500, was awarded a total of $225,000 contingent upon the closing of the merger; and

•

Ms. Tierney, who had been eligible to receive a maximum change in control bonus pursuant to the Plan formula equal to $150,000, was awarded a total of $175,000 contingent upon the closing of the merger.

Certain of the final change of control bonuses noted above include a discretionary amount in excess of the payments provided for pursuant to the formula in the Plan, as follows: Mr. Vigliotti will receive $200,000, Mr. Edelstein and Mr. Henderson will each receive $100,000, and Ms. Tierney will receive $25,000 over the amount provided by the Plan formula. The compensation committee approved those additional amounts in order to compensate these executive officers for their extraordinary efforts and contributions towards the process of soliciting acquisition proposals and ultimately entering into a favorable agreement with NYSE, while continuing to manage the Company.

As a condition to paying these final bonuses upon a change of control, NYSE Euronext will require that each of the executives execute an agreement acknowledging that such bonuses will not be taken into account for purposes of any compensation or benefit plan, including for purposes of determining severance benefits payable pursuant to their employment agreements or otherwise.

In February 2008 and June 2009, the compensation committee issued equity grants to each of our non-employee directors other than Mr. Gorman, who received a special option grant for his service as Chairman in 2007 but no additional equity thereafter. The compensation committee recognized that Mr. Gorman would not receive any value from his previous special option grant and that it would be appropriate for him to receive an equivalent value as those non-employee directors who received equity grants in 2008 and 2009 due to his extraordinary effort in negotiating the transaction with NYSE. Accordingly, on August 26, 2009, the compensation committee awarded Mr. Gorman $82,000, payable upon the closing of the merger, which approximates the value at closing of the merger of the equity grants issued to each of our non-employee directors other than Mr. Gorman in 2008 and 2009.

Restricted Stock Units

Immediately prior to the effective time of the merger, each of our restricted stock units will become fully vested and cancelled and converted into the right to receive the per share common stock merger consideration. As of August 31, 2009, the total number of restricted stock units held by our non-employee directors and executive officers is as follows:

Executive Officers
P. Howard Edelstein (member of the board of directors)	247,500
Steven R. Vigliotti	225,625
Donald Henderson	139,688
Robert Moitoso	128,516
C. Thomas Richardson	0
Annemarie Tierney	71,906

Non Employee Directors
Lon Gorman	0
Cary Davis	32,258
William Janeway	32,258
Mitchel Lenson	32,258
Michael Passarella	32,258
Richard Roberts	32,258
Thomas Wajnert	32,258
All Directors and Executive Officers as a Group	1,006,783

Options

Some of our directors and executive officers have options to purchase shares of NYFIX common stock. Each such option will become fully vested, to the extent not fully vested, and cancelled at the effective time of the merger in exchange for a cash payment, payable within ten business days following the effective time of the merger, in an amount equal to the product of the number of shares of NYFIX common stock subject to the option and the excess, if any, of the amount received in the merger for each share of NYFIX common stock over the applicable option exercise price per share of NYFIX common stock subject to the option. All options with an exercise price per share in excess of the per share merger consideration will be cancelled in the merger with no consideration paid in respect thereof. As of August 31, 2009, options to purchase 10,034,635 shares of NYFIX common stock were outstanding.

The following table summarizes the number of shares of NYFIX common stock subject to vested options, the number of shares subject to unvested options and the total number of shares of NYFIX common stock subject to options held by each non-employee director and executive officer, as of August 31, 2009:

Name of Executive Officer or Non-Employee Director	NYFIX Common Stock Subject to Vested Options(1)	NYFIX Common Stock Subject to Unvested Options(2)	NYFIX Common Stock Subject to in-the-Money Options(3)	NYFIX Common Stock Subject to All Options
Executive Officers
P. Howard Edelstein (member of the board of directors)	1,744,838	1,865,442	0	3,610,280
Steven R. Vigliotti	193,767	106,233	0	300,000
Donald Henderson	193,767	106,233	0	300,000
Robert Moitoso	193,767	106,233	0	300,000
C. Thomas Richardson	124,999	475,001	0	600,000
Annemarie Tierney	65,626	84,374	0	150,000

Non-Employee Directors
Lon Gorman	269,799	80,201	0	350,000
Cary Davis	19,481	12,987	12,987	32,468
William Janeway	19,481	12,987	12,987	32,468
Mitchel Lenson	19,481	12,987	12,987	32,468
Michael Passarella	19,481	12,987	12,987	32,468
Richard Roberts	19,481	12,987	12,987	32,468
Thomas Wajnert	89,481	12,987	12,987	102,468
All Directors and Executive Officers as a Group	2,973,449	2,901,639	77,922	5,875,088

(1)	Includes options exercisable within the 60-day period after August 31, 2009.

(2)	These options will become vested at the effective time of the merger.

(3)	Options having an exercise price per share less than the merger consideration of $1.675 per share.

Warrants

On October 12, 2006, we signed a Securities Purchase Agreement with Warburg Pincus pursuant to which Warburg Pincus acquired 1.5 million shares of the Series B preferred and a warrant to purchase 2.25 million shares of NYFIX common stock at an exercise price of $7.75 per share. The warrant is exercisable at the option of Warburg Pincus, in whole or in part, at any time prior to October 12, 2016.

As a result of the merger, all warrants to purchase shares of our common stock will be cancelled at the effective time of the merger in exchange for a cash payment to the holders based on the excess of the merger consideration received for each share of NYFIX common stock over the per share warrant exercise price. Because the per share warrant exercise price exceeds the amount to be received for each share of NYFIX common stock, Warburg Pincus’s warrant will be cancelled at the effective time of the merger and Warburg Pincus will receive no consideration.

Employee Benefits

NYSE has agreed to continue to provide our employees with full credit for prior service with us for purposes of eligibility, vesting and other determinations under NYSE benefit plans in which our employees may become eligible to participate, except where such credit would result in a duplication of benefits or with respect to benefit accruals under any of NYSE’s tax-qualified and non-qualified pension plans or with respect to newly implemented NYSE benefit plans for which prior service is not taken into account or with respect to NYSE benefit plans for which participation, service or benefit accrual is frozen. In addition, NYSE has generally agreed to waive pre-existing condition limits to the extent such limits are waived under the NYSE benefit plans, and to recognize deductible and out-of-pocket expenses paid by our employees during the calendar year in which the merger closes. See “The Merger Agreement—Further Actions and Agreements” beginning on page 80.

Governmental and Regulatory Approval

In connection with the merger, NYSE will prepare and submit to the staff of the SEC a draft proposed rule change by a Self-Regulatory Organization under Rule 19b-4 of the Exchange Act. Under the merger agreement, NYSE will make the submission as promptly as practicable after the execution of the merger agreement, and in any event within fifteen days of the date of execution of the merger agreement.

In connection with the merger, NYSE and NYFIX will obtain the approval, exemption or waiver or, or make any notice or filing with, the U.K. Financial Services Authority and all applicable Self-Regulatory Organizations.

The merger is subject to review by the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission Bureau of Competition, which we refer to as the FTC, under the HSR Act. Under the HSR Act, NYFIX and NYSE are required to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the merger. NYSE and NYFIX made the filings required by the HSR Act with the DOJ and FTC on September 11, 2009. The statutory waiting period under the HSR Act will expire on October 13, 2009, at 11:59 p.m., eastern time, unless it is terminated earlier by the DOJ or FTC or is extended if the DOJ or the FTC requests additional information and documentary material (a “second request”). The issuance of a second request extends the expiration of the waiting period until a date 30 days after NYSE and NYFIX substantially comply with their obligations under the request, unless terminated earlier by the DOJ or the FTC. Even after the expiration or termination of the waiting period, the DOJ, the FTC and others will continue to have the authority to challenge the acquisition on antitrust grounds before or after the acquisition is completed. The merger is also potentially subject to antitrust investigation by state attorneys general, and, in some cases, private antitrust litigation.

To consummate the merger, after all of the conditions to the merger have been satisfied and/or waived, a certificate of merger will be filed with the Secretary of State of the State of Delaware.

We are not aware of any other federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the merger agreement.

Litigation

Following the announcement of the merger agreement on August 27, 2009, an action, styled Wissinger, et al. v. NYFIX, Inc., et al., purporting to challenge the merger, was filed in the Supreme Court of the State of New York (County of New York, Commercial Division) on September 2, 2009 (Index No. 650541/09). This case asserts claims on behalf of a purported class of NYFIX stockholders against NYFIX, each of its directors, NYSE Euronext and Warburg Pincus LLC, related to an alleged breach of fiduciary duty in connection with the merger. The complaint alleges, among other things, that the NYFIX directors, aided and abetted by NYSE Euronext and Warburg Pincus LLC, breached their fiduciary duties by failing to maximize stockholder value. Among other things, the complaint seeks to enjoin NYFIX and its directors from completing the merger. The complaint also seeks unspecified monetary damages.

On September 14, 2009, a second action purporting to challenge the merger, styled Minard, et al. v. Warburg Pincus Private Equity IX, LP, et al., was filed in the Delaware Court of Chancery (Case

No. 4894-VCS). This case also asserts claims on behalf of a purported class of NYFIX stockholders, and names as defendants NYFIX, each of NYFIX’s directors, NYSE Euronext, NYSE, Merger Sub, Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. The Minard complaint alleges, among other things, that the NYFIX directors, aided and abetted by the NYSE and Warburg Pincus defendants, breached their fiduciary duties by failing to maximize stockholder value. Among other things, the complaint seeks to enjoin NYFIX and NYFIX’s directors from completing the merger. The complaint also seeks unspecified monetary damages.

On September 23, 2009, a third action purporting to challenge the merger, styled Winspear, et al. v. Edelstein, et al., was filed in the Supreme Court of the State of New York (County of New York, Commercial Division) (Index No. 602937/09). This case also asserts claims on behalf of a purported class of NYFIX stockholders, and names NYFIX, each of NYFIX’s directors, NYSE, Merger Sub and Warburg Pincus LLC as defendants. Like the Wissinger and Minard complaints, the Winspear complaint alleges that the NYFIX directors breached their fiduciary duties by failing to maximize stockholder value. The Winspear complaint also asserts, among other things, that the NYFIX directors breached their fiduciary duty of disclosure by making purportedly misleading and incomplete disclosures in the preliminary proxy statement concerning the merger (dated September 10, 2009). The complaint alleges that NYFIX, Warburg Pincus LLC and the NYSE defendants aided and abetted these purported breaches of fiduciary duties by the NYFIX directors. Among other things, the complaint seeks to enjoin NYFIX and NYFIX’s directors from completing the merger, and unspecified monetary damages.

The defendants believe that the claims asserted against them in these lawsuits are without merit and the defendants intend to defend themselves vigorously against the claims.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of NYFIX common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of NYFIX common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of NYFIX common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their NYFIX common stock through the exercise of options or otherwise as compensation, holders who hold their NYFIX common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of NYFIX common stock. In addition, this discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds NYFIX common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding NYFIX common stock, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of NYFIX common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of NYFIX common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of NYFIX common stock that is not a U.S. holder.

U.S. Holders.

The receipt of cash in exchange for shares of NYFIX common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the shares surrendered. Such capital gain or loss generally will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of NYFIX common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of NYFIX common stock.

While not free from doubt, to the extent the amount of cash received pursuant to the merger by a holder of NYFIX common stock exceeds the amount of cash that would have been received by such holder had Warburg Pincus not entered into the letter agreement described in “The Voting Agreement and Letter Agreement—Letter Agreement,” on page 83 of this proxy statement, it is possible that such holder will be required to recognize ordinary income equal to such excess.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders.

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of NYFIX common stock at any time during the five years preceding the merger, and NYFIX is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such period, in which case the purchaser of NYFIX common stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder. Although there can be no assurances in this regard, NYFIX does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

As described above, to the extent the amount of cash received pursuant to the merger by a holder of NYFIX common stock exceeds the amount of cash that would have been received by such holder had Warburg Pincus not entered into the letter agreement described in “The Voting Agreement and Letter Agreement—Letter Agreement,” on page 83 of this proxy statement, it is possible that such holder will be required to recognize ordinary income equal to such excess. Accordingly, except with respect to shares of NYFIX common stock that are held in connection with a United States trade or business of a non-U.S. holder, the Paying Agent will withhold U.S. federal income tax at a rate of 30% (or at a lower rate specified in an applicable income tax treaty) from any such excess paid to a non-U.S. holder. In order to claim an exemption from or reduction of withholding tax, the non-U.S. holder must furnish the Paying Agent with a properly executed IRS Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) or IRS Form W-8BEN (with respect to income tax treaty benefits) claiming such exemption or reduction. Non-U.S. holders should consult their own tax advisors regarding their potential eligibility for a withholding tax exemption or reduction and the possibility of claiming a refund of any tax withheld.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) will apply with respect to the cash received pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

The tax consequences of the merger may vary depending upon the particular circumstances of each stockholder. You should consult your tax advisor concerning the federal, state, local, foreign or other tax consequences of the merger to you.

Delisting and Deregistration of Common Stock

NYFIX common stock is currently registered under the Exchange Act and is traded on The NASDAQ Capital Market under the symbol “NYFX.” Our common stock will be delisted from the NASDAQ Capital Market upon the consummation of the merger. As a result of the merger, NYFIX will no longer be a publicly traded company, and there will be no public market for NYFIX common stock. In addition, registration of NYFIX common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to NYFIX. After the effective time of the merger, NYFIX will also no longer be required to file periodic reports with the SEC on account of NYFIX common stock.

APPRAISAL RIGHTS

Under the DGCL, stockholders who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. In order to exercise and perfect appraisal rights, a record holder of NYFIX common stock must follow the steps summarized below properly and in a timely manner. We will require strict compliance with the statutory procedures.

Section 262 of the DGCL is reprinted in its entirety as Appendix D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Appendix D. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

If you hold your shares in “street name,” you are considered the beneficial owner and not the “record holder” of the stock. Therefore, as the beneficial owner, you cannot exercise appraisal rights unless you act promptly either (i) to cause the record holder to take the required steps necessary to exercise appraisal rights on your behalf or (ii) to obtain a legal proxy from the record holder of the stock appointing you as its legal proxy so you can exercise appraisal rights on its behalf. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of NYFIX common stock or Series B preferred immediately prior to the effective time of the merger as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the stockholders and Section 262 of the DGCL is attached to this proxy statement as Appendix D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you (a) must not vote for the adoption of the merger agreement and (b) must deliver to NYFIX, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of such stockholder’s shares. If you sign and return a proxy card or vote by submitting a proxy by telephone or through the Internet, without expressly directing that your shares be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares, you must either (i) refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone or through the Internet, in favor of the proposal to adopt the merger agreement or (ii) check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or through the Internet, against the proposal or register in person an abstention with respect to the adoption of the merger agreement. A vote or proxy against the adoption of the merger agreement shall not, in and of itself, constitute a demand for appraisal. If you wish to exercise your appraisal rights you must be the record holder of such shares on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares must be mailed or delivered to: NYFIX, Inc., 100 Wall Street, New York, NY 10005, Attention: Corporate Secretary, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement. A demand for appraisal will be sufficient if it reasonably informs NYFIX of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement.

Only a holder of record of shares of NYFIX common stock or Series B preferred is entitled to assert appraisal rights for such shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates (or in book-entry form, as applicable) and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

Within ten days after the effective time of the merger, we will notify each stockholder of the effective time of the merger who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefore has been received by us.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of shares to submit their stock certificates (if held) to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After determining which stockholders are entitled to appraisal, the Delaware Court will appraise the shares and determine the “fair value” of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court shall take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court shall direct the payment of the fair value of the shares of stockholders who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just.

If you properly demand appraisal of your shares under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE MERGER AGREEMENT

The description below describes the material provisions of the merger agreement. The description is qualified in its entirety by reference to the merger agreement, which is attached as Exhibit A and is incorporated herein by reference. You should read the merger agreement carefully in its entirety, as it is the legal document governing the transaction.

The merger agreement and the following description are intended to provide information regarding the terms of the merger. It is not intended to provide any other factual information about NYFIX, NYSE or Merger Sub. Although the merger agreement contains representations and warranties made by each of NYFIX, NYSE or Merger Sub, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement, were made for the benefit of the other party to the merger agreement, were made as of specific dates and have been used for purposes of allocating risk between the respective parties, rather than establishing matters of fact. The representations and warranties are qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. Although the representations and warranties in the merger agreement may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts of which NYFIX is currently aware that materially qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information contained in NYFIX’s public reports filed with the SEC, as applicable. You should read the merger agreement together with the other information regarding NYFIX included in this proxy statement and the information that NYFIX publicly files in reports and statements with the SEC. See “Where You Can Find More Information” beginning on page 89.

The Merger

Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of NYSE, will merge with and into NYFIX, with NYFIX continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease, and NYFIX will become a wholly owned subsidiary of NYSE. We sometimes refer to NYFIX after the consummation of the merger as the surviving corporation.

Effective Time of the Merger Agreement

The closing of the merger will occur no later than the third business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State (or such later time as may be agreed in writing by each of the parties hereto and specified in the certificate of merger). We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we expect to complete the merger during the fourth quarter of 2009, we cannot specify when, or assure you that, we and NYSE will satisfy or waive all conditions to the merger.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of NYFIX common stock, other than treasury shares, any shares owned by one of our wholly owned subsidiaries, any shares held by NYSE or Merger Sub, and shares held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights, will be cancelled and automatically converted into the right to receive an amount in cash, without interest and less applicable withholding taxes. The amount in cash that a stockholder will be entitled to receive for each share of NYFIX common stock will be $1.675. The amount in cash that a stockholder will be entitled to receive for each share of Series B preferred will be $50.134. The per share merger consideration will be equitably adjusted in the event of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change or similar event with respect to NYFIX common stock that occurs prior to the effective time of the merger. Treasury shares and any shares of our capital stock held by one of our wholly owned subsidiaries, by NYSE or by Merger Sub, will be automatically cancelled and extinguished without any conversion of such shares and no consideration will be paid for such shares. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined under the DGCL.

Payment Procedures

Simultaneously with the effective time of the merger, NYSE will deposit, or cause to be deposited, cash with an exchange agent or another bank or trust company in order to permit the payment of the merger consideration. As soon as is reasonably practicable after the effective time, the exchange agent will mail to each holder of record of NYFIX common stock or Series B preferred that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of NYFIX common stock or Series B preferred in exchange for the applicable merger consideration. If any of your certificates representing NYFIX common stock or Series B preferred have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the surviving corporation, in its reasonable judgment, post a bond, in such reasonable amount as NYSE may direct, as indemnity against any claim made against it with respect to such certificates and the payment of any fee charged by the exchange agent for such service. Until surrendered, each stock certificate will be deemed at all times after the effective time to represent only the right to receive upon surrender the merger consideration into which the shares of NYFIX common stock or Series B preferred previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

NYSE is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within six months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to NYSE for payment of the applicable merger consideration.

You should not send your NYFIX stock certificates (if any) to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your NYFIX stock certificates (if any) with the enclosed proxy.

Appraisal Rights

Shares of NYFIX common stock or Series B preferred issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has demanded and not effectively withdrawn or lost appraisal rights to such shares will not be converted into the right to receive the merger consideration. Instead such stockholder will only be entitled to payment of the appraised value of such shares in accordance with the

DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a stockholder withdraws or loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the rights of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to NYSE of any demands for appraisal that we receive, and NYSE has the right to participate, at its own expense, in all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without NYSE’s prior written consent or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any demands for appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 64.

Treatment of NYFIX Stock Options, Restricted Stock Units and Warrants

Stock Options. In connection with the merger, each option to purchase NYFIX common stock will be fully vested, to the extent not already fully vested, and cancelled at the effective time of the merger and will solely represent the right to receive from the Company in exchange, at the effective time of the merger or as soon as practicable thereafter (but in any event within ten business days following the effective time of the merger), an amount in cash equal to the product of (i) the number of shares of NYFIX common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration per share of NYFIX common stock over the exercise price per share of NYFIX common stock subject to such option.

Restricted Stock Units. Each restricted stock unit outstanding immediately prior to the effective time of the merger will be vested, to the extent not already fully vested, and cancelled and converted into the right to receive from the Company in exchange the merger consideration per share of NYFIX common stock at the effective time of the merger or as soon as practicable thereafter (but in any event within ten business days following the effective time of the merger).

Warrants. In connection with the merger, each warrant to purchase NYFIX common stock, whether vested or unvested, will be cancelled and will solely represent the right to receive from the Company in exchange, at the effective time of the merger agreement or as soon as practicable thereafter (but in any event within ten business days following the effective time of the merger), an amount in cash equal to the product of (i) the number of shares of NYFIX common stock subject to such warrant immediately prior to the effective time of the merger agreement, multiplied by (ii) the excess, if any, of the merger consideration per share of NYFIX common stock over the exercise price per share of NYFIX common stock subject to the warrant.

Representations and Warranties

In the merger agreement, we made representations and warranties to NYSE and Merger Sub relating to the following:

•	our corporate organization, standing and power;

•	our capitalization;

•	our subsidiaries;

•	our authorization (including board approval and required stockholder vote), execution, delivery, performance and the enforceability of the merger agreement;

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the absence of conflicts with, or violations of, our organizational documents, applicable laws or other obligations as a result of the merger and the identification of required government filings and consents;

•	documents filed by us with the SEC, the accuracy and completeness of the financial statements and other information contained in such documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events involving NYFIX since June 30, 2009;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our lease arrangements;

•	our intellectual property;

•	our material contracts;

•	the absence of pending or threatened litigation involving us;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act and other matters concerning employee benefits and employment agreements;

•	our compliance with laws;

•	our possession of and compliance with permits, licenses and approvals conduct our business;

•	our employees and other labor matters;

•	our customers and suppliers;

•	our insurance policies;

•	the receipt by our board of directors of an opinion of our financial advisor and of an opinion of the financial advisor of our special committee;

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that we have taken all action to ensure that the anti-takeover provisions of the DGCL do not apply to the execution, delivery and performance of the merger agreement and the voting agreements or the consummation of the merger; and

•	the absence of undisclosed obligations to brokers and investment bankers.

In the merger agreement, NYSE and Merger Sub made representations and warranties to us, including those relating to the following:

•	their respective corporate organization, standing and power;

•	their respective authorization, execution, delivery, performance and the enforceability of the merger agreement;

•	the accuracy of the material to be provided by NYSE and Merger Sub for inclusion in this proxy statement;

•	the absence of pending or threatened litigation involving the NYSE;

•	the lack of any business operations of Merger Sub;

•	that NYSE and Merger Sub possess, or will posses at the closing of the merger, sufficient funds to consummate the merger; and

•	the absence of undisclosed obligations to brokers and investment bankers.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to NYSE’s performance of its obligations under the merger agreement are qualified by reference to whether the item in question would have a “Company Material Adverse Effect” on us. The merger agreement provides that a “Company Material Adverse Effect” means (1) any material adverse change, event, circumstance, condition, occurrence or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of NYFIX and our subsidiaries, taken as a whole and (2) any change, event, circumstance, condition, occurrence or development that materially adversely affects the ability of NYFIX to perform our obligations under and consummate the transactions contemplate by the merger agreement.

However, none of the following, in and of itself or themselves, shall constitute, or shall be considered in determining whether there has occurred, a “Company Material Adverse Effect”:

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any change that is the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except in each case where the Company and our subsidiaries are materially disproportionately adversely affected thereby);

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any change that is the result of factors generally affecting the industries or markets in which NYFIX operates (except in each case where NYFIX and our subsidiaries are materially disproportionately adversely affected thereby);

•	any adverse change, effect or circumstance to the extent resulting from the pendency or announcement of the merger, including actions of competitors or losses of employees or customers;

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any required action taken pursuant to the merger agreement, or any action taken at the written request of NYSE (including actions taken pursuant to the pre-closing transaction provisions under the merger agreement at the written request of NYSE);

•	the pendency of any stockholder litigation arising from or relating to the merger; and

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any change in the price or trading volume of NYFIX common stock, it being understood that the underlying reason for such change shall not be disregarded from the determination of “Company Material Adverse Effect” by virtue of this clause.

Notwithstanding anything in the foregoing, a decrease as of the date immediately prior to the date of the closing of the merger of 33 1/3% or more in either (A) the number of order routing channels of NYFIX and our subsidiaries in place as of July 31, 2009 or (B) the aggregate monthly run-rate recurring revenue generated by NYFIX and our subsidiaries’ order routing and indication of interest channels from the amount generated during the month of July 2009 shall be deemed to be a “Company Material Adverse Effect.” Solely for purposes of determining the date immediately prior to the date of the closing of the merger for purposes of the preceding sentence, such date shall be deemed to have occurred on the second business day following the date when all conditions under the merger agreement have been satisfied, other than any conditions that would fail to be satisfied due to the occurrence of a “Company Material Adverse Effect” resulting from a 33 1/3% or more decrease referred to in the immediately preceding sentence, and other than delivery of items to be delivered at the closing of the merger and satisfaction of those conditions that by their nature are to be satisfied at the closing of the merger. NYFIX and our subsidiaries had 9,766 order routing channels in place on July 31, 2009 and the recurring revenue generated by the Company and our subsidiaries’ order routing and indication of interest channels during the month of July 2009 was $4.7 million.

Definition of Buyer Material Adverse Effect

Several of NYSE’s representations and warranties made in the merger agreement and certain conditions to our performance of our obligations under the merger agreement are qualified by reference to whether the item in question would have a “Material Adverse Effect” on NYSE. The merger agreement provides that a “Buyer Material Adverse Effect” means any material adverse effect, change, event, circumstance, condition, occurrence on or development with respect to the ability of NYSE or Merger Sub to consummate the transactions and perform their respective obligations contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with NYSE, except as expressly contemplated by the merger agreement or the disclosure letter attached to the merger agreement or as NYSE may otherwise consent in writing, that we will, and cause each of our subsidiaries to:

•	act and carry on our business in the ordinary course of business;

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use, and cause each our subsidiaries to use, its reasonable best efforts to maintain and preserve our and each of our subsidiary’s business organization, assets and properties, and preserve intact business relationships with customers, suppliers, landlords and others having business dealings with us and our subsidiaries;

•	keep in full force certain insurance policies (or replacement policies on the same terms as such insurance policies); and

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promptly notify NYSE of any notice or other written communication received by us from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement.

In addition, we have agreed with NYSE that we will not, and will not permit our subsidiaries to, directly or indirectly, do any of the following without the prior written consent of NYSE:

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(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of our capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or any of our other securities; or (iii) purchase, redeem or otherwise acquire or amend the terms of, directly or indirectly, any shares of our or our subsidiaries’ capital stock or any other of our or our subsidiaries’ securities or any rights, warrants or options to acquire any such shares or other securities;

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issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities or authorize or propose the issuance, delivery, sale, grant, pledge, disposition or encumbrance of any of such securities or securities of our subsidiaries (other than the issuance of shares of NYFIX common stock upon the settlement or exercise of NYFIX stock options or restricted stock units outstanding on the date of the merger agreement);

•	amend or propose to amend our or our subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

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amend or waive any of our rights under any provision of any of our stock plans, stock options, warrants, or restricted stock units, any provision of any agreement evidencing any outstanding stock option, restricted stock award or other equity agreement, or otherwise modify any of the terms of any outstanding option, restricted stock award, warrant or other security or any related contract or agreement, in each case with respect to our capital stock (provided, that, notwithstanding anything in the merger agreement to the contrary, NYFIX may take such actions with respect to its stock plans, stock options, warrants, or restricted stock units to comply with the requirements of the merger agreement);

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acquire, agree to acquire or offer to make any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) of any assets that are material, in the aggregate, to

NYFIX and our subsidiaries, taken as a whole or that involve the payments in excess of $500,000 for all such acquisitions in the aggregate (without prejudice to acquisitions permitted under the merger agreement related to capital expenditures);

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sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of NYFIX or of any of our subsidiaries other than in the ordinary course of business and involving the receipt of consideration not in excess of $500,000 for all such sales, leases, licenses, pledges, encumbrances and other dispositions in the aggregate;

•	adopt or implement any stockholder rights or similar plan or take any action to render inapplicable to any third party, or to exempt any third party from, the provisions of Section 203 of the DGCL;

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(i) incur, create, assume or otherwise become liable for, or amend, modify, refinance or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or assume, guarantee or otherwise become liable for any such indebtedness of another person other than in connection with equipment and technology financing for capital expenditures permitted under the provision of the merger agreement related to capital expenditures, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of NYFIX or any of our subsidiaries or guarantee any debt securities of another person, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than NYFIX or any of our direct or indirect wholly owned subsidiaries, provided, however, that NYFIX may, in the ordinary course of business, continue to invest in treasury bills issued by the U.S. government or money market funds with Standard & Poor’s rating of AAAm, in each case, maturing not more than 90 days after the date of investment or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect NYFIX or any of our subsidiaries against fluctuations in commodities prices or exchange rates;

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(i) make or enter into any agreements to make any capital expenditures or other expenditures with respect to property, plant or equipment other than (A) in amounts not in excess of $1,250,000 in the aggregate (without prejudice to acquisitions permitted under the merger agreement) in connection with capital or other expenditures with respect to property, plant or equipment for NYFIX’s FIX division and (B) in amounts not in excess of $250,000 in the aggregate (without prejudice to acquisitions permitted by the merger agreement) in connection with capital or other expenditures with respect to property, plant and equipment for NYFIX’s other divisions, (ii) enter into any new line of business outside of our existing business, or (iii) discontinue any existing line of business;

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make any changes in financial accounting methods, principles or practices, or any of the working capital policies applicable to NYFIX and our subsidiaries, except insofar as may have been required by a change in GAAP;

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except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the merger agreement and except for the payments of bonuses under NYFIX’s 2009 Annual Incentive Plan to the persons, and in the amounts, set forth in the Company’s disclosure letter, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except, upon prior notice to NYSE, to non-executive employees in connection with retention prior to the closing in an aggregate amount not to exceed $500,000; provided, that any amount to be paid or agreed to be paid to any non-executive employee in excess of $50,000 shall be subject to NYSE’s prior written consent), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance or restricted stock units, (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any NYFIX employee plan or (vi) hire any employee with total annual compensation in excess of $150,000 other than a non-executive officer employee hired in the ordinary course of business to replace an employee whose employment was terminated; provided, however, that any such non-executive officer employee hired shall be provided total annual compensation of not more than the lesser of (A) $250,000 and (B) one hundred and ten percent of the total annual compensation provided to the terminated employee that such employee is hired to replace;

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except to the extent required by law, (i) make or change any material election, (ii) change an annual accounting period or adopt or change any accounting method in any material respect, (iii) file any material amended tax return, enter into any closing agreement, settle or compromise any material tax claim or assessment or (iv) surrender any right to claim a material refund of taxes;

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commence or settle any proceeding (other than a proceeding relating to taxes, which shall be governed under the agreement as described above) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of the $50,000 individually or $250,000 in the aggregate, in any case without involving the imposition of any equitable relief on, or the admission of wrongdoing by, NYFIX or any of our subsidiaries;

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renew or enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of the NYFIX or any of our subsidiaries, NYSE or the surviving corporation to compete with or conduct any business or line of business;

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enter into, amend, modify, terminate or grant any release or relinquishment of any rights under any contract or agreement with any customer which contract or agreement is or would constitute a material contract, except for amendments, modifications, terminations, releases and relinquishments in the ordinary course of business;

•	alter, allow to lapse or breach any regulatory permit;

•	change our independent public accounting firm;

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merge or consolidate NYFIX or any of our subsidiaries with any person, alter the corporate structure of ownership of NYFIX or any of our subsidiaries or otherwise restructure NYFIX or any of our subsidiaries;

•

adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of NYFIX or any of our subsidiaries;

•	enter into, amend, waive or terminate (other than termination in accordance with their terms) any related party transaction; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Agreement with NYSE Euronext

NYSE Euronext has agreed to cause NYSE and Merger Sub to perform and comply with their covenants and obligations under the merger agreement and any failure to so perform or comply will be deemed to be a breach of such covenant or obligation by NYSE Euronext.

Conditions to the Closing of the Merger

Our and NYSE’s obligations to consummate the merger are subject to the satisfaction of each of the following conditions:

•

our stockholders must have adopted the merger agreement by an affirmative vote of a majority of the combined voting power of the outstanding shares of NYFIX common stock and Series B preferred, voting together as a single class;

•	the waiting period applicable to the merger or any of the other transactions contemplated by the merger agreement under the HSR Act shall have expired or been terminated;

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a “Company Material Adverse Effect”, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a “Company Material Adverse Effect”; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of NYSE and Merger Sub to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•

certain of our representations and warranties must be true and correct in all respects; certain of our representations and warranties must be true and correct in all material respects; and certain of our representations and warranties must be true and correct, except where the failure to be true and correct has not had, and would not reasonably be expected to have had, a “Company Material Adverse Effect”, and NYSE shall have received a certificate signed on behalf of NYFIX to such effect;

•

we must have performed in all material respects all obligations required to be performed by us on or prior to the closing date, and NYSE shall have received a certificate signed on behalf of NYFIX to such effect;

•	there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have a “Company Material Adverse Effect”;

•

the number of shares of NYFIX common stock whose holders have demanded appraisal of their shares in accordance with the provisions of the DGCL, shall not equal fifteen percent or more of the shares of NYFIX common stock outstanding as of the record date for the stockholder meeting;

•

Warburg Pincus shall have entered into a voting agreement and a letter agreement and the voting agreement and letter agreement shall be valid and binding on Warburg Pincus and in full force and effect as of the closing and Warburg Pincus shall have complied with all obligations required to be performed or complied with by it under the voting agreement and letter agreement; and

•

there shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) seeking to prohibit or limit in any material respect NYSE’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation.

In addition, our obligations to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•

NYSE and Merger Sub’s representations and warranties in the merger agreement must be true and correct, other than those representations and warranties qualified by terms such as “material,” which shall be true and correct as so qualified, and NYFIX shall have received a certificate signed on behalf of NYSE to such effect; and

•

NYSE and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing date, and NYFIX shall have received a certificate signed on behalf of NYSE to such effect.

No Solicitation

We have agreed that we will not, and we will instruct our directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by way of providing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; or

•

engage, enter into, continue or otherwise participate in, cooperate with, assist or facilitate any discussions or negotiations regarding, or furnish to any person any nonpublic information for the purpose of encouraging or facilitating, any acquisition proposal.

We are obligated to promptly advise NYSE if we receive any acquisition proposal, certain requests for information or inquiries is received, and to provide NYSE with the identity of the person making, and a copy of, any such acquisition proposal, request for information or inquiry. We also agreed to immediately cease all discussions or negotiations with any parties that commenced prior to the execution of the merger agreement with respect to any other acquisition proposal.

However, prior to the adoption of the merger agreement by the stockholders, we may furnish information to or engage in discussions or negotiations with a person who has made an acquisition proposal only if:

•	our board of directors receives a written acquisition proposal that our board of directors believes in good faith to be bona fide;

•	NYFIX has not breached the non-solicit provision;

•

our board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•

after consultation with its outside counsel, our board of directors determines in good faith that such action is necessary to comply with its fiduciary duties to the NYFIX stockholders under applicable law.

An “acquisition proposal” means

•

any proposal or offer or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 15% (inclusive of any interests then owned by such party or group) of the assets of, equity interest in, or businesses of, NYFIX and our subsidiaries pursuant to a merger, consolidation, dissolution, sale of assets, tender offer, exchange offer, sale of capital stock, recapitalization, share exchange or other business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving NYFIX and our subsidiaries, taken as a whole,

•

any proposal for the issuance by NYFIX of over 15% of our equity securities (or, in the event that a party or group has an interest in NYFIX, any issuance that would result in such party or group being the beneficial owner of over 15% of NYFIX’s equity securities, or if a party or group beneficially owns over 15% of NYFIX’s equity securities, the issuance of any of NYFIX’s equity securities to such party or group) or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities (or, in the event that a party or group has an interest in NYFIX, any proposal or offer that would result in such party or group being the beneficial owner of over 15% of NYFIX’s equity securities, or if a party or group beneficially owns over 15% of NYFIX’s equity securities, any proposal or offer to acquire any of NYFIX’s equity securities) or consolidated total assets of NYFIX and our subsidiaries, in each case other than the transactions contemplated by the merger agreement (including the merger).

A “superior proposal” means any unsolicited, bona fide written acquisition proposal made by a third party (except the references in the definition of “acquisition proposal” in the merger agreement to “15%” shall be replaced by “greater than 50%”) (i) that includes consideration per share of NYFIX common stock that is greater than the merger consideration per share of NYFIX common stock and is otherwise on terms which our board of directors determines in its good faith judgment to be more favorable to NYFIX’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after consultation with our financial advisor and outside counsel), taking into account all the terms and conditions and all legal, financial, regulatory and other aspects of such proposal and the merger agreement (including any proposal by NYSE to amend the terms of the merger agreement) and (ii) which our board of directors determines in its good faith judgment (after consultation with its financial advisor and outside counsel) is reasonably capable of being completed without undue delay on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal (including the financing requirements of such third party).

Right to Change Recommendation to Stockholders

Our board of directors has agreed not to: (i) withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the merger, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, merger agreement or similar agreement relating to any acquisition proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach any of its obligations under the non-solicit provision (other than a confidentiality agreement referred to in the non-solicit provision and entered into in the circumstances referred to in the non-solicit provision) or (iii) adopt, approve or recommend or publicly propose to approve or recommend any acquisition proposal.

However, our board of directors may, at any time prior to the time of the adoption of the merger agreement by the stockholders, withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the merger if the Company receives an acquisition proposal and our board of directors determines in good faith, after consultation with outside counsel and our financial advisors, that (i) such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal (after giving effect to all of the adjustments to the terms of the merger agreement offered by NYSE) and (ii) such action would be necessary to comply with its fiduciary duties to the NYFIX stockholders under applicable law; provided, however, that our board of directors may not change its recommendation to our stockholders unless the Company shall not have breached the non-solicit provision under the merger agreement and:

•

the Company provides prior written notice to NYSE, at least five business days in advance, of the Company’s intention to take such action with respect to such acquisition proposal, which notice shall specify the material terms and conditions of any such acquisition proposal (including the identity of the party making such acquisition proposal), and contemporaneously provides to NYSE a copy of the relevant proposed transaction agreements with the party making such acquisition proposal, any alternative acquisition agreement and other material documents with respect to such acquisition proposal; and

•

prior to effecting any change of our recommendation to our stockholders, the Company shall direct our financial and legal advisors to, during such five day period, negotiate with NYSE in good faith (to the extent NYSE desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute or ceases to be reasonably likely to constitute a superior proposal.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, upon our mutual agreement with NYSE and Merger Sub, even if our stockholders have adopted the merger agreement at the special meeting.

In addition, we and NYSE each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

•

the merger has not been completed by February 26, 2010 (provided that the right to terminate the merger agreement will not be available to any party whose failure to materially fulfill any obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur on or before such date);

•

a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the merger or any of the transactions contemplated by the merger agreement or any governmental entity has finally and non-appealably declined to grant any of the approvals of any governmental entity the receipt of which is necessary to satisfy a certain closing condition (provided, that the party seeking to terminate the merger agreement pursuant to this provision shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with the legal conditions to the merger provision of the merger agreement); or

•	our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting.

NYSE may also terminate the merger agreement if:

•

our board of directors fails to recommend the approval of the merger in the proxy statement distributed to the Company’s stockholders or withdraws or modifies its recommendation of the merger to our stockholders in a manner adverse to NYSE;

•	our board of directors has approved, endorsed or recommended to our stockholders an acquisition proposal;

•

a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that stockholders tender their shares in such tender or exchange offer or, within five business days, fails to recommend that our stockholders reject such offer;

•

the Company fails to issue a press release reaffirming its recommendation that the stockholders adopt the merger agreement following written request from NYSE to provide such reaffirmation following an acquisition proposal sent or given to the Company’s stockholders within five business days following any such request;

•	we have breached any of our obligations under the non-solicit or stockholders meeting provisions under the merger agreement;

•	our board of directors authorizes or publicly approves any of the foregoing;

•

any of our representations or warranties in the merger agreement are not true and correct at any time prior to closing, and such inaccuracy would cause certain of our closing conditions not to be satisfied and is not timely cured;

•	we have breached any of our covenants or agreements under the merger agreement and such nonperformance would cause certain of our closing conditions not to be satisfied and is not timely cured; or

•	there shall have been a Company Material Adverse Effect that cannot be cured by February 26, 2010.

Additionally, we may terminate the merger agreement if:

•

any representation or warranty of NYSE or Merger Sub in the merger agreement is not true and correct at any time prior to closing, and such breach would cause certain of NYSE’s closing conditions not to be satisfied and is not timely cured; or

•

NYSE or Merger Sub has breached any of its covenants or agreements under the merger agreement and such nonperformance would cause certain of NYSE’s closing conditions not to be satisfied and is not timely cured.

Termination does not relieve any party of liability for any willful breach of the merger agreement.

Termination Fee

Except as provided below, under the merger agreement, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement.

We must pay to NYSE a termination fee of $5 million if the merger agreement is terminated pursuant to its terms by NYSE, and:

•

our board of directors fails to recommend the approval of the merger in the proxy statement distributed to the Company’s stockholders or withdraws or modifies its recommendation of the merger to our stockholders in a manner adverse to NYSE;

•	our board of directors has approved, endorsed or recommended to our stockholders an acquisition proposal;

•

a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that stockholders tender their shares in such tender or exchange offer or, within five business days, fails to recommend that our stockholders reject such offer;

•

the Company fails to issue a press release reaffirming its recommendation that the stockholders adopt the merger agreement following written request from NYSE to provide such reaffirmation following an acquisition proposal sent or given the Company’s stockholders within five business days following any such request;

•	we have breached any of our obligations under the non-solicit and stockholders meeting provisions under the merger agreement; or

•	our board of directors authorizes or publicly approves any of the foregoing.

We must also pay to NYSE the termination fee of $5 million if the merger agreement is terminated:

•

(A) by NYSE or the Company, if our stockholders’ approval to adopt the merger agreement is not obtained at the special meeting or (B) by NYSE, if the Company breaches any of its covenants or agreements or any of its representations or warranties is not true and correct, such breach or inaccuracy causes certain of NYSE’s closing conditions not to be satisfied and such breach of inaccuracy is not timely cured;

•

at any time after the date of the merger agreement, an acquisition proposal (provided that references to 15% are deemed to refer to 50% in the definition of such term) shall have been publicly disclosed or otherwise communicated to the senior management of the Company or our board of directors (or a committee of our board of directors); and

•	within twelve months after termination, the Company enters into an agreement regarding or consummates such acquisition proposal.

Expense Reimbursement

We must pay to NYSE up to $1,500,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated:

•	by us or NYSE because the merger has not been completed by February 26, 2010 because of our failure to satisfy our closing condition to perform our obligations under the merger agreement; or

•

by NYSE because we breached any of our covenants or agreements and such breach caused our failure to satisfy our closing condition to perform our obligations under the merger agreement, which failure was not timely cured.

NYSE must pay us up to $1,500,000 as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated:

•	by us or NYSE because the merger has not been completed by February 26, 2010 because of NYSE’s failure to satisfy its closing condition to perform its obligations under the merger agreement; or

•

by us because NYSE breached any of its covenants or agreements and such breach caused NYSE’s failure to satisfy its closing condition to perform its obligations under the merger agreement which failure was not timely cured.

Remedies

Each party is entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, in addition to any other remedy to which a party may be entitled at law or in equity.

Further Actions and Agreements

Company Stockholders’ Meeting. We have agreed to call and hold a stockholders’ meeting as promptly as practicable after the execution of the merger agreement (and in any event within thirty (30) days after the SEC and SEC staff have no further comments on this proxy statement) for the purpose of voting upon the adoption of the merger agreement. We have agreed to take all reasonable and lawful action to solicit from our stockholders proxies, and to take all other action necessary or advisable to secure the vote of our stockholders, in favor of the adoption of the merger agreement. In addition, unless the merger agreement is validly terminated in accordance with its terms, we are required to submit the merger agreement to our stockholders at the stockholder meeting even if our board of directors has withdrawn, modified or qualified its recommendation or otherwise effected such a withdrawal, modification or qualification or proposed or announced any intention to do so.

Access to Information. We have agreed to afford NYSE and its representatives with reasonable access to our properties, books, personnel, records and other information as NYSE may reasonably request prior to the closing of the merger.

Directors’ and Officers’ Indemnification and Insurance. For a period of six years following the effective time of the merger, NYSE and the surviving corporation shall, jointly and severally indemnify and hold harmless, and provide advancement of expenses to, directors and officers of the Company or any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such officer or director is or was an officer or director of the Company or any of our subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger agreement, to the same extent provided in our certificate of incorporation or by-laws, or the articles of organization, by-laws or similar documents of any of our subsidiaries, as the case may be, on the date of the merger agreement. NYSE has an obligation to maintain our directors’ and officers’ liability insurance or similar substitute policies (including a “tail” policy) after the effective time of the merger for a period of six years; provided that NYSE shall not be required to pay premiums for such insurance in excess of 250% of the current annual premiums paid by us for such insurance.

Further Action, Consents and Filings. The merger agreement obligates NYSE and us to use reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, (ii) obtain from governmental entities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by NYSE or us or any respective subsidiaries in connection with the consummation of the merger, (iii) make all necessary filings, and thereafter make any other submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under securities, antitrust or other applicable laws and (iv) execute and deliver any additional instruments necessary to consummate the merger.

Public Announcements. We and NYSE have agreed to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Employee Benefits

NYSE has agreed to continue to provide our employees with full credit for prior service with us for purposes of eligibility, vesting and other determinations under NYSE benefit plans in which our employees may become eligible to participate, except where such credit would result in a duplication of benefits or with respect to benefit accruals under any of NYSE’s tax-qualified and non-qualified pension plans or with respect to newly implemented NYSE benefit plans for which prior service is not taken into account or with respect to NYSE benefit plans for which participation, service or benefit accrual is frozen. In addition, NYSE has generally agreed to waive pre-existing condition limits to the extent such limits are waived under the NYSE benefit plans, and to recognize deductible and out-of-pocket expenses paid by our employees during the calendar year in which the merger closes. Finally, we have agreed that, effective no later than the day immediately prior to the date on which the effective time of the merger occurs, to take all formal action to terminate our tax-qualified defined contribution plans to the extent requested by NYSE.

Amendment and Waiver

Amendment. The merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of our or their respective boards of directors at any time prior to the effective time. However, after adoption by our stockholders of the merger agreement is obtained, no amendment will be made which would require further approval by our stockholders unless so approved by our stockholders.

Waiver. At any time prior to the effective time, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (b) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any agreement or condition contained in the merger agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

THE VOTING AGREEMENT AND LETTER AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement and letter agreement but does not purport to describe all of the terms of the voting agreement and letter agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement and the letter agreement, which are attached as Appendix E and Appendix F to this proxy statement, respectively, and incorporated into this proxy statement by reference. Nothing in this proxy statement purports to amend, qualify or in any way modify the voting agreement or the letter agreement. We urge you to read the voting agreement and letter agreement in their entirety.

Introduction

In connection with the execution of the merger agreement, NYSE and Merger Sub entered into a voting agreement with Warburg Pincus. As of September 18, 2009, Warburg Pincus owns all of the outstanding shares of Series B preferred, a warrant to purchase 2,250,000 shares of NYFIX common stock and 4,375,227 shares of NYFIX common stock, which represent in the aggregate approximately 38.22% of the outstanding NYFIX common stock, assuming the warrant is exercised and the shares of Series B preferred are converted into shares of NYFIX common stock as of September 18, 2009. The voting agreement provides that, among other things, Warburg Pincus has agreed, subject to the terms and conditions set forth therein, to vote Warburg Pincus’ shares of NYFIX common stock and Series B preferred in favor of the adoption of the merger agreement and against certain other acquisition proposals defined in the merger agreement. In addition, Warburg Pincus entered into a letter agreement with NYSE and NYFIX that provides, among other things, that Warburg Pincus has agreed, subject to the terms and conditions set forth therein, that its receipt of $75,201,000 in cash in exchange for its Series B preferred will be in satisfaction of all obligations of the Company in respect of the Series B preferred. The form of voting agreement is attached to this proxy statement as Appendix E. The form of letter agreement is attached to this proxy statement as Appendix F.

Voting Agreement

The voting agreement provides that, among other things, Warburg Pincus has agreed, on the terms and subject to the conditions set forth therein, and so long as the voting agreement has not been validly terminated in accordance with its terms, that at any meeting of the stockholders of the Company, Warburg Pincus will be present (in person or by proxy) and Warburg Pincus will vote or cause to be voted all of the shares of NYFIX common stock and Series B preferred beneficially owned by it (i) in favor of approval of the merger agreement and the transactions contemplated thereby; (ii) in favor of any other matter that is required to facilitate the transactions contemplated by the merger agreement; (iii) against any “Acquisition Proposal” (as that term is defined in the merger agreement); and (iv) against any action or agreement that would impair the ability of NYSE, Merger Sub or the Company to complete the merger, or that would otherwise prevent, impede or delay the consummation of the transactions contemplated by the merger agreement; provided that Warburg Pincus shall only be required to vote such shares of common stock or Series B preferred on a particular matter set forth in (i), (ii), (iii) or (iv) above to the extent the class, series or type of shares in question are entitled to vote.

The voting agreement provides that, on the terms and subject to the conditions set forth therein, Warburg Pincus has agreed to irrevocably appoint NYSE as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Warburg Pincus’ voting rights with respect to NYFIX common stock and Series B preferred to vote all such common stock and Series B preferred solely on matters described in the immediately preceding paragraph hereof and in accordance with the voting agreement. The voting agreement provides that such proxy shall remain valid until the termination of the voting agreement, as described in the immediately following paragraph.

The voting agreement automatically terminates upon the earlier to occur of: (i) the termination of the merger agreement in accordance with its terms; (ii) the consummation of the merger; or (iii) the date of any amendment, modification, change or waiver to the merger agreement executed after the date of the voting agreement that provides (a) for the holders of the Series B preferred to receive less than $50.134 per share of Series B preferred or (b) for any change in the form of consideration payable pursuant to the merger agreement as in effect on the date of the voting agreement, in each case, that is not consented to in writing by Warburg Pincus in its sole discretion.

Letter Agreement

In connection with the merger, Warburg Pincus has entered into a letter agreement with NYSE and the Company that provides, among other things, effective upon the closing and upon payment in cash to Warburg Pincus of the preferred stock merger consideration simultaneously with the closing, that Warburg Pincus has agreed to receive $75,201,000 in cash (referred to in this section as the preferred stock merger consideration) in exchange for all its owned shares of Series B preferred and that (a) the payment of the preferred stock merger consideration shall be in lieu of its right to receive its liquidation preference and any claims or rights to any accrued but unpaid dividends (whether or not declared) and future dividends on the Series B preferred and (b) all other obligations of the Company in respect of the Series B preferred shall be fully satisfied, and all options, elections or rights set forth in our Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Voting Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock of NYFIX, which we refer to as the Certificate of Designations, shall be irrevocably waived, upon payment by NYSE or Merger Sub of the preferred stock merger consideration. In addition, the letter agreement provides that Warburg Pincus has agreed, effective as of the date of the letter agreement, to waive its rights to receive any dividends accrued but unpaid prior to or after the date of the letter agreement in respect of any Series B preferred, including, but not limited to, any dividends that would otherwise be payable on December 31, 2009 pursuant to our Certificate of Designations; provided, that if the closing does not occur and the merger agreement is terminated in accordance with its terms, then such waiver shall be revoked and the Company shall pay to Warburg Pincus any such accrued but unpaid dividends that, notwithstanding the letter agreement, were to be due and payable to Warburg Pincus, and Warburg Pincus shall be entitled to all of its rights pursuant to our Certificate of Designations. The letter agreement terminates automatically upon the termination of the merger agreement.

MARKET PRICE DATA AND DIVIDENDS

Our common stock is quoted on the NASDAQ Capital Market under the symbol “NYFX.” The following table sets forth the high and low intra-day sales prices per share of our common stock, as reported by the NASDAQ Capital Market, for the quarters indicated:

Quarters Ended June 30, 2009:	High	Low
Second quarter	$1.50	$0.72
First quarter	$1.29	$0.58

Year Ended December 31, 2008:	High	Low
Fourth quarter	$3.05	$0.40
Third quarter	$4.10	$2.50
Second quarter	$4.50	$3.53
First quarter	$5.50	$3.60

Year Ended December 31, 2007:	High	Low
Fourth quarter	$5.35	$3.90
Third quarter	$7.45	$4.40
Second quarter	$7.50	$5.65
First quarter	$6.95	$5.75

On August 26, 2009, the last full trading day before the public announcement of the execution of the merger agreement, the closing sales price per share was $0.86. On September 25, 2009, the most recent practicable trading day prior to the date of the printing of this proxy statement, the closing sales price per share was $1.64. You should obtain current market price quotations for NYFIX common stock in connection with voting your shares.

To date we have not declared or paid any dividends on NYFIX common stock. We are restricted by the merger agreement from declaring dividends. We do not intend to declare any dividends on NYFIX common stock in the foreseeable future.

Pursuant to the terms of the Series B preferred set forth in our Certificate of Designations, we may not declare or pay dividends on any class of stock junior to that of the Series B preferred unless the holders of the Series B preferred simultaneously receive a dividend on a pro rata basis as if the Series B preferred had been converted into shares of NYFIX common stock. Additionally, we are obligated to accrue dividends on each share of Series B preferred, compounded semi-annually at the rate of 7.0% per annum payable in shares of NYFIX common stock using the conversion price of the Series B preferred then in effect to determine the number of shares of NYFIX common stock to be paid. If the merger agreement is adopted and the merger is completed as described in this proxy statement, the Series B preferred will receive accrued and unpaid dividends on the Series B preferred of $201,000. That amount is less than the $2,200,685 that would have accrued on the Series B preferred through November 30, 2009 under our Certificate of Designations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our outstanding common stock and Series B preferred as of September 18, 2009 by:

•	each stockholder that we know is the beneficial owner of more than 5% of our outstanding shares of common stock or Series B preferred;

•	each of our directors;

•	our named executive officers; and

•	our directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of NYFIX common stock deemed outstanding include 39,323,882 shares outstanding as of September 18, 2009 plus any shares that person may acquire within 60 days after such date. Unless otherwise indicated, the mailing address of each beneficial owner is c/o NYFIX, Inc., 100 Wall Street, New York, NY 10005.

	Common Stock			Series B Preferred
	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Named Executive Officers
P. Howard Edelstein (Board Member)	1,996,528	(2)	4.86%	0
Steven R. Vigliotti	212,017	(3)	*	0
Donald Henderson	206,017	(3)	*	0
Robert Moitoso	205,017	(3)	*	0
C. Thomas Richardson	164,999	(4)	*	0

Other Directors
Lon Gorman	277,090	(5)	*	0		0

Cary Davis	21,656,396	(6)(7)(8)	38.28%	1,500,000	(8)(9)	100%
450 Lexington Ave New York, NY 10017

William Janeway	21,656,396	(7)(8)(10)	38.28%	1,500,000	(8)(9)	100%
450 Lexington Ave New York, NY 10017

Mitchel Lenson	31,169	(11)	*	0		0
Michael Passarella	31,169	(11)	*	0		0
Richard Roberts	72,169	(11)	*	0		0
Thomas Wajnert	101,169	(12)	*	0		0
All Directors and Executive Officers as a Group (13 Persons)	25,059,910	(6)(8)(10)	42.04%	1,500,000	(6)(8)(9)	100%

Name and Address of Beneficial Owner	Common Stock			Series B Preferred
	Amount and Nature of Beneficial Ownership		Percent of Class(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Other Beneficial Owners of More Than 5% of Common Stock
Warburg Pincus Private Equity IX, LP	21,625,227	(13)	38.22%	1,500,000	(13)	100%
450 Lexington Ave New York, NY 10017

Carl E. Warden	3,302,482	(14)	8.40%	0
c/o Frank E. Lawatsch 7 Times Square New York, NY 10036

Bedford Oak Advisors LLC	2,073,791	(15)	5.27%	0
100 South Bedford Road, Mt. Kisco, New York, 10549

*	Less than 1%.

(1)	Based on 39,323,882 shares of common stock issued and outstanding as of September 18, 2009. In addition, where options, RSUs or warrants are included in the numerator, the same number of options, RSUs or warrants is included in the denominator.

(2)	Includes 1,784,528 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(3)	Includes 200,017 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(4)	Includes 124,999 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(5)	Represents 277,090 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(6)	Mr. Davis, who became our director on October 12, 2006, is a partner of Warburg Pincus & Co. and a member and Managing Director of Warburg Pincus LLC. As such, Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by Warburg Pincus Private Equity IX, L.P. See Note 8 below. Mr. Davis disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest in such securities. Mr. Davis does not directly own any shares of Series B preferred.

(7)	Based on Company records and the Form 13D/A filed August 26, 2009 by Warburg Pincus LLC, includes (i) 4,375,227 shares of common stock, (ii) warrants to purchase 2,250,000 shares of common stock, and (iii) 1,500,000 shares of Series B preferred convertible into 15,000,000 shares of common stock, in each case owned by Warburg Pincus Private Equity IX, L.P. Based upon company records and Section 16 filings, also includes 11,688 shares of common stock and 19,481 shares of common stock underlying options exercisable within 60 days after September 18, 2009, held by the director in his individual capacity.

(8)

Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”) is the direct record owner of 4,375,227 shares of common stock, 1,500,000 shares of Series B preferred, which are convertible into 15,000,000 shares of common stock, and a warrant for the purchase of 2,250,000 shares of common stock. The sole general partner of WP IX is Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”); Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership

(“WP”), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Exchange Act, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of the common stock and Series B preferred, except to the extent of any indirect pecuniary interest in such shares.

(9)	Represents 1,500,000 shares of Series B preferred convertible into 15,000,000 shares of common stock.

(10)	Mr. Janeway, who became our director on October 12, 2006, is a partner of WP (as defined above in Note 8) and a member and Senior Advisor of WP LLC (as defined above in Note 8). As such, Mr. Janeway may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX (as defined above in Note 8). See Note 8 above. Mr. Janeway disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest in such securities. Mr. Janeway does not directly own any shares of Series B preferred.

(11)	Includes 19,481 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(12)	Includes 89,481 shares of common stock underlying options exercisable within 60 days after September 18, 2009 based upon Company records and Section 16 filings.

(13)	Includes holdings of WP IX imputed to Messrs. Davis and Janeway; see Notes 6, 7, 8, 9 and 10.

(14)	Based on the Form 13D/A filed by Carl E. Warden on July 31, 2007. Includes 2,536,390 shares with sole voting power and 3,302,482 shares with sole dispositive power.

(15)	Based upon the Form 13D filed by Bedford Oak Advisors LLC and its managing member, Harvey Eisen on August 10, 2009.

OTHER MATTERS

Other Business for the Special Meeting

As of the date of this proxy statement, we do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger (or to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Proposals for Annual Meeting of Stockholders

We do not currently expect to hold a 2010 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly schedule an annual meeting of stockholders and the following deadlines will apply to the submission of stockholder proposals to be considered at the 2010 annual meeting of stockholders: Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials that we will distribute in connection with our 2010 annual meeting must submit their proposals to our Corporate Secretary, NYFIX, Inc., 100 Wall Street, New York, NY 10005 no later than December 29, 2010. If the date of the 2010 annual meeting is moved more than 30 days before or after the anniversary date the 2009 annual meeting, stockholders who wish to present proposals for inclusion in our 2010 proxy materials must submit their proposals to our Corporate Secretary a reasonable time before we begin to print and send our proxy materials for the annual meeting.

In addition, if the merger is not consummated and a stockholder wishes to present a proposal at the 2010 annual meeting that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must give timely notice of the proposal to our Corporate Secretary by delivering such notice to our Corporate Secretary not later than 90 days before, and not earlier than 120 days before, the one-year anniversary date of the 2009 annual meeting. In the event that the date of the 2010 annual meeting is more than 30 days before or after the anniversary date, to be timely, notice by the stockholder must be delivered by the later of 90 days before the annual meeting or 10 days following the day on which we first make a public announcement of the meeting date.

Householding of Proxy Statement

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless NYFIX stockholders have notified NYFIX of their desire to receive multiple copies of the proxy statement. This is known as householding.

NYFIX will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this proxy statement, or requests to receive multiple or single copies of proxy statements at a shared address in the future, should be directed to: NYFIX, Inc., Attention: Corporate Secretary, 100 Wall Street, New York, NY 10005, tel: +1-212-656-3000.

WHERE YOU CAN FIND MORE INFORMATION

NYFIX files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed with the SEC at the SEC’s public reference room in Washington, D.C. at 450 Fifth Street, N.W., 20549 or at the SEC’s regional offices in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Many of these SEC filings are also available to the public on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THIS PROXY STATEMENT IS DATED SEPTEMBER 28, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

We have not authorized anyone to give any information or make any representation about the merger or NYFIX that differs from or adds to the information in this proxy statement or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors

/s/ Lon Gorman
Lon Gorman
Chairman

/s/ P. Howard Edelstein
P. Howard Edelstein
Chief Executive Officer

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

NYSE TECHNOLOGIES, INC.,

CBR ACQUISITION CORP.

and

NYFIX, INC.

Dated as of August 26, 2009

A-i

A-ii

TABLE OF DEFINED TERMS

TERMS	REFERENCE IN AGREEMENT
Acquisition Proposal	Section 6.1(g)(i)
Affiliate	Section 3.2(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Counsel Only Material	Section 6.6(a)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Breakup Fee	Section 8.3(b)(i)
Business Day	Section 1.2
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Buyer’s Knowledge	Section 4.4
Calculation	Section 2.5(a)
Certificate	Section 2.1(b)(i)
Certificate of Designations	Section 3.1
Certificate of Merger	Section 1.1
Change of Board Recommendation	Section 6.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Common Stock Exchange Fund	Section 2.2(a)(i)
Common Stock Merger Consideration	Section 2.1(b)(i)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Section 3.4(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	Article III
Company Employee Plans	Section 3.13(a)
Company Intellectual Property	Section 3.10(a)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.15
Company SEC Reports	Section 3.5(a)
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Preferred Stock	Section 3.2(a)
Company Series C Preferred Stock	Section 3.2(a)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company Warrants	Section 2.3(c)
Company’s Knowledge	Section 3.5(e)
Confidentiality Agreement	Section 5.2

A-iii

TERMS	REFERENCE IN AGREEMENT
Continuing Employees	Section 6.10
Daily Per Share Price	Section 2.1(b)(i)
DGCL	Recitals
Dissenting Shares	Section 2.4(a)
Draft 19b-4 Submission	Section 6.2(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)(i)
ERISA	Section 3.13(a)(ii)
ERISA Affiliate	Section 3.13(a)(iii)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)(i)
Exchange Fund	Section 2.2(a)(ii)
FIRPTA Certificate	Section 6.11
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.13(b)
Judgment	Section 3.12
Law	Section 3.14
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(b)
Measurement Date	Section 3.2(a)
Merger	Recitals
Merger Sub	Preamble
Notice Period	Section 6.1(c)(i)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permitted Liens	Section 3.9(b)
Person	Section 2.2(e)
Pre-Closing Period	Section 5.1
Preferred Certificate	Section 2.2(b)(ii)
Preferred Stock	Section 3.2(a)
Preferred Stock Exchange Fund	Section 2.2(a)(ii)
Preferred Stock Merger Consideration	Section 2.1(b)(ii)
Proceeding	Section 3.12
Proxy Statement	Section 3.5(c)
PTO	Section 3.10(b)
Registered Company Intellectual Property	Section 3.10(b)
Reimbursable Loss	Section 6.12
Related Party Transaction	Section 3.11(a)(xiv)
Representatives	Section 6.1(a)
Required Company Stockholder Vote	Section 3.4(d)
RSU	Section 2.1(e)
SEC	Section 3.4(c)
Securities Act	Section 3.2(e)
Self-Regulatory Organization	Section 3.4(c)
Series B Per Share Amount	Section 2.1(b)(ii)
Software	Section 3.10(a)
SOX	Section 3.5(e)

A-iv

TERMS	REFERENCE IN AGREEMENT
Special Committee	Recitals
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(g)(ii)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(o)
Taxes	Section 3.8(o)
Voting Agreement	Recitals
Waiver	Recitals

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 26, 2009, by and among NYSE Technologies, Inc., a Delaware corporation (the “Buyer”), CBR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and NYFIX, Inc., a Delaware corporation (the “Company”).

WHEREAS, it is proposed that the Buyer acquire the Company through a merger (the “Merger”) of the Merger Sub with and into the Company, in accordance with the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving entity in the Merger;

WHEREAS, a Special Committee of the Board of Directors of the Company (the “Special Committee”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of the Company Common Stock;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company;

WHEREAS, the members of the Company Board voting have unanimously adopted resolutions approving the acquisition of the Company by the Buyer, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the Boards of Directors of the Buyer and the Merger Sub have each approved, and the Board of Directors of the Merger Sub has declared it advisable for the Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement as set forth on Exhibit A hereto (the “Voting Agreement”) and a Waiver as set forth on Exhibit B hereto (the “Waiver”); and

WHEREAS, the Buyer, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and on the Closing Date the Surviving Corporation and the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019 (or remotely via the exchange of documents and signatures), unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”). Subject to Section 6.8(a), the Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to the name of the Company, until amended in accordance with the DGCL. Subject to Section 6.8(a), the By-Laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation set forth therein shall be changed to the name of the Company, until amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company or of the Buyer (other than the Merger Sub) immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares (or fractions thereof) of Surviving Corporation stock that preserves the relative ownership interest represented by such share of Company Common Stock immediately prior to the Effective Time.

(b) Merger Consideration. Subject to Section 2.2:

(i) Each share of Company Common Stock (other than any Dissenting Shares and/or shares to be cancelled or converted into shares of Surviving Corporation stock in accordance with Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, upon surrender of the Certificate representing such share of Company Common Stock in the manner provided in Section 2.2, $1.675 per share in cash, without interest (the “Common Stock Merger Consideration”); provided, that to the extent that the aggregate Common Stock Merger Consideration to be paid to any holder of shares of Company Common Stock for all such holder’s shares of Company Common Stock held in a single account would result in such shareholder being entitled to a fraction of a cent in cash with respect to the shares of Company Common Stock held in such account, such aggregate amount shall be rounded down to the nearest whole cent. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing an outstanding share of Company Common Stock or for which an entry has been made in the records of the Company or its transfer agent with respect to such holder’s outstanding share of Company Common Stock (such certificate or book-entry interest, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration pursuant to this Section 2.1(b)(i).

(ii) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive cash in an amount equal to the Series B Per Share Amount, without interest, (the “Preferred Stock Merger Consideration”), upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration pursuant to this Section 2.1(b)(ii). The “Series B Per Share Amount” means $50.134.

(c) Common Stock of the Merger Sub. Each share of the common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Adjustments. The Common Stock Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit (“RSU”) denominated in shares of Company Common Stock pursuant to any of the Company Stock Plans, and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, be vested and cancelled and converted into the right to receive from the Company in exchange the Common Stock Merger Consideration in accordance with Section 2.1(b)(i) hereof, which amount shall be paid by the Company to the holders of such RSU at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Common Stock Merger Consideration or Company Series B Preferred Stock for Preferred Stock Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.

(i) Simultaneously with the Effective Time, the Buyer shall deposit with a transfer agent or another bank or trust company designated by the Buyer (and reasonably acceptable to the Company) (the “Exchange Agent”) for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, the Common Stock Merger Consideration required to be paid pursuant to Section 2.1(b)(i) (the “Common Stock Exchange Fund”).

(ii) Simultaneously with the Effective Time, the Buyer shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, the Preferred Stock Merger Consideration pursuant to Section 2.1(b)(ii) in exchange for all of the outstanding shares of Company Series B Preferred Stock (the “Preferred Stock Exchange Fund,” and together with the Common Stock Exchange Fund, the “Exchange Fund”).

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Common Stock Merger Consideration and whose shares of Company Common Stock have not previously been surrendered, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of Certificates which are free and clear of all Liens to the Exchange Agent (and shall be in customary form) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Common Stock Merger Consideration. Upon surrender of a Certificate which is free and clear of all Liens for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration into which the Company Common Stock shall have been converted pursuant to Section 2.1(b)(i).

(ii) As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Series B Preferred Stock (each, a “Preferred Certificate”) and whose shares of Company Series B Preferred Stock were converted into the right to receive the Preferred Stock Merger Consideration and whose shares of Company Series B Preferred Stock have not previously been surrendered, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon delivery of the Preferred Certificates which are free and clear of all Liens to the Exchange Agent (and shall be in customary form) and (ii) instructions for effecting the surrender of the Preferred Certificates in exchange for the Preferred Stock Merger Consideration receivable with respect thereto. Upon surrender of a Preferred Certificate which is free and clear of all Liens for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Preferred Certificate shall receive in exchange therefor the Preferred Stock Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Preferred Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Preferred Certificates. In the event of a transfer of ownership of Company Series B Preferred Stock that is not registered in the transfer records of the Company, the Preferred Stock Merger Consideration may be received by a person other than the person in whose name the Preferred Certificate so surrendered is registered, if such Preferred Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Preferred Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Preferred Stock Merger Consideration into which the Company Series B Preferred Stock shall have been converted pursuant to Section 2.1(b)(ii).

(c) No Further Ownership Rights in Company Common Stock or Company Series B Preferred Stock.

(i) All Common Stock Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time the register of stockholders of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(ii) All Preferred Stock Merger Consideration paid upon the surrender for exchange of Preferred Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Series B Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Series B Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Preferred Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Company Common Stock or Company Series B Preferred Stock for six (6) months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock or Company Series B Preferred Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof, payment of its claim for the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, and in each case, without any interest thereon.

(e) No Liability. None of the Buyer, the Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Company Series B Preferred Stock, as the case may be, for any Common Stock Merger Consideration or Preferred Stock Merger Consideration delivered from the Exchange Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Preferred Certificates shall not have been surrendered prior to six (6) years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), any such unclaimed funds payable with respect to such Certificates or Preferred Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For purposes of this Agreement, the term “Person” shall have a broad meaning and shall include any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

(f) Withholding Rights. Each of the Exchange Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax Law. To the extent that amounts are so deducted or withheld by the Exchange Agent, the Surviving Corporation or the Buyer, as the case may be, such withheld or deducted amounts shall (i) be remitted by the Exchange Agent, the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Preferred Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate or Preferred Certificate the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Options and Company Warrants.

(a) At the Effective Time, each outstanding option to purchase Company Common Stock (“Company Stock Options”), whether vested or unvested, granted under the stock option plans or other equity-related plans of the Company identified on Section 2.3(a) of the Company Disclosure Letter (the “Company Stock Plans”) shall be fully vested and cancelled and shall solely represent the right to receive from the Company in exchange, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option. The Company shall pay to the holders of Company Stock Options the cash payments described in this Section 2.3(a) at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

(b) The Company Stock Plans shall terminate as of the Effective Time, and any and all rights under any provisions in any other plan, program or arrangement, including any Company Employee Plan, providing for the issuance or grant of any other interest in respect of the capital stock of the Company (other than the right to receive the payment contemplated by Sections 2.2(d), 2.3(a) or 2.3(c)) shall be cancelled as of the Effective Time, except that all administrative and other rights and authorities granted under the Company Stock Plans to the Company, the Company Board or any committee or designee thereof shall remain in effect and shall reside with the Company following the Effective Time.

(c) At the Effective Time, by virtue of the Merger, each outstanding warrant or other right (other than Company Stock Options) to purchase shares of Company Common Stock (such outstanding warrants or other rights, the “Company Warrants”) outstanding immediately prior to the Effective Time shall by virtue of the occurrence of the Effective Time and without any action on the part of the Buyer, the Company or the holder thereof, be cancelled and shall solely represent the right to receive from the Company in exchange, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the price per share of Company Common Stock subject to such Company Warrant. The Company shall pay to the holders of Company Warrants the cash payments described in this Section 2.3(c) at or as soon as reasonably practicable after the Effective Time, but in any event within ten (10) Business Days following the Effective Time.

(d) The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options and Company Warrants pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Common Stock Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date that such right to appraisal shall have been irrevocably lost, withdrawn or expired, such shares shall automatically be converted into and shall represent only the right to receive Common Stock Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer and the Merger Sub: (i) prompt written notice of any demands for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand or to the right to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment, settle or offer to settle or approve any withdrawal with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment, settlement offer or withdrawal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Merger Sub that the statements contained in this Article III are true and correct, except as, subject to Section 9.12, set forth in the disclosure letter delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Letter”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any contract or agreement under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person. The Company has made available to the Buyer a correct and complete copy of, the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 12, 2006 (the “Certificate of Designations”), the certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries, as currently in effect.

For purposes of this Agreement, the term “Company Material Adverse Effect” means any (i) material adverse change, event, circumstance, condition, occurrence or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole and (ii) change, event, circumstance, condition, occurrence or development that materially adversely affects the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement; provided, however, that none of the following, in and of itself or themselves, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) any change that is the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (except in each case where the Company and its Subsidiaries are materially disproportionately adversely affected thereby);

(b) any change that is the result of factors generally affecting the industries or markets in which the Company operates (except in each case where the Company and its Subsidiaries are materially disproportionately adversely affected thereby);

(c) any adverse change, effect or circumstance to the extent resulting from the pendency or announcement of the Merger, including actions of competitors or losses of employees or customers;

(d) any required action taken pursuant to this Agreement or any action taken at the written request of the Buyer (including actions taken pursuant to Section 6.12 at the request of the Buyer);

(e) the pendency of any stockholder litigation arising from or relating to the Merger; and

(f) any change in the price or trading volume of the Company Common Stock, it being understood that the underlying reason for such change shall not be disregarded from the determination of Company Material Adverse Effect by virtue of this clause;

Notwithstanding anything in the foregoing, a decrease as of the date immediately prior to the Closing Date of 33 1/3% or more in either (A) the number of order routing channels of the Company and its Subsidiaries in place as of July 31, 2009 or (B) the aggregate monthly run-rate recurring revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels from the amount generated during the month of July 2009 shall be deemed to be a “Company Material Adverse Effect.” Solely for purposes of determining the “date immediately prior to the Closing Date” for purposes of the preceding sentence, such date shall be deemed to have occurred on the second Business Day following the date when all conditions in Article VII have been satisfied, other than any conditions that would fail to be satisfied due to the occurrence of a Company Material Adverse Effect resulting from a 33 1/3% or more decrease referred to in the immediately preceding sentence, and other than delivery of items to be delivered at the Closing and satisfaction of those conditions that by their nature are to be satisfied at the Closing. The Company and its Subsidiaries had 9,766 order routing channels in place on July 31, 2009 and the recurring revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels during the month of July 2009 was $4.7 million.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, of which 100,000 shares are designated as Series A Preferred Stock, $1.00 par value per share (the “Company Series A Preferred Stock”), 1,500,000 shares are designated as Series B Voting Convertible Preferred Stock, par value $1.00 per share (the “Company Series B Preferred Stock”) and 500,000 shares are designated as Series C Non-Voting Convertible Preferred Stock, par value $1.00 per share (the “Company Series C Preferred Stock”) (collectively, the “Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation and Certificate of Designations. As of the date of this Agreement (the “Measurement Date”), (i) 39,319,820 shares of Company Common Stock were issued and outstanding, (ii) 923,108 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Series A Preferred Stock were issued and outstanding, (iv) 1,500,000 shares of Company Series B Preferred Stock were issued and outstanding, and (v) no shares of Company Series C Preferred Stock were issued and outstanding. Since such date, the Company has not issued any Company Common Stock or Preferred Stock, has not granted any options, restricted stock or RSUs, warrants or rights or entered into any other agreements or commitments to issue any Company Stock, Preferred Stock or derivatives of Company Stock or Preferred Stock, and has not split, combined or reclassified any of its shares of capital stock. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Section 3.2(b) of the Company Disclosure Letter lists all RSUs as of the Measurement Date, indicating the name of the applicable holder.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Measurement Date, of: (i) the Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding awards under such Plan; and (ii) all outstanding Company Stock Options indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(d) Section 3.2(d) of the Company Disclosure Letter shows the number of shares of Company Common Stock reserved for future issuance pursuant to the Company Warrants outstanding as of the date of this Agreement and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number of shares of Company Common Stock subject to each Company Warrant, the exercise price, the date of grant and the expiration date thereof. The Company has made available to the Buyer complete and accurate copies of the forms of agreements evidencing all Company Warrants.

(e) Except as set forth in this Section 3.2, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, voting securities or ownership interests in the Company, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests, voting securities or other ownership interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, voting securities or other ownership interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, subscription, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any securities or other Laws, the Company’s Certificate of Incorporation, By-laws or Certificate of Designations, or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name, (ii) the number and type of outstanding equity securities and a list of the holders thereof, and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s rights with respect to its disposition rights, voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) Neither the Company nor any of its Subsidiaries directly or indirectly controls or has any direct or indirect interest in any Person which is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement, the Merger and the transactions contemplated hereby (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (A) the Company Board, at a meeting duly called and held has, acting upon the unanimous recommendation of the Special Committee, unanimously (other than with respect to a single director who recused himself from deliberations concerning, and voting with the Company Board on, this transaction) (i) determined that this Agreement, the Merger and the transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby, and (iv) to the extent applicable, irrevocably adopted a resolution having the effect of causing the Company not to be subject to any “moratorium,” “control share,” “fair price,” or other anti-takeover law or regulation or similar law or regulation that might otherwise apply to the Merger and any other transactions contemplated by this Agreement (the recommendation of the Company Board that the stockholders of the Company vote to adopt this Agreement, the Merger and the transactions contemplated hereby being referred to herein as the “Company Board Recommendation”) and (B) the Special Committee, at a meeting duly called and held, has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of the Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by the Company Board and all necessary corporate action on the part of the Company has been taken, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Designations, Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or Self-Regulatory Organization (each, a “Governmental Entity”), or The NASDAQ Capital Market is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre merger notification requirements under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Antitrust Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) SEC approval under Section 19 of the Exchange Act or exemption under Section 36 of the Exchange Act, (vi) any approval, exemption or waiver of, or any notice or filing with, as applicable, the U.K. Financial Services Authority or any Self-Regulatory Organization, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (viii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Self-Regulatory Organization” shall have the meaning as set forth in Section 3(a)(26) of the Exchange Act.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock, including the shares of Company Common Stock into which the outstanding shares of Company Series B Preferred Stock are then convertible at the time of the record date, on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished, as applicable, all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2006. All such registration statements, forms, reports and other documents (including all amendments or supplements thereto and those that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, complied, or will comply when filed or furnished, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) including any financial statements or schedules included or incorporated by reference therein, did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of SOX with respect to any Company SEC Reports. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes and schedules) contained (or incorporated by reference) or to be contained (or incorporated by reference) in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated income, stockholders’ equity, results of its operations and changes in consolidated financial position or cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year end adjustments that are not expected to be material in amount or effect. All of the Company’s Subsidiaries are consolidated for accounting purposes. The consolidated, unaudited balance sheet of the Company as of June 30, 2009 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting, including all information about or relating to the Company, the Company Board Recommendation, the Company Voting Proposal and the Company Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform the Buyer of such fact or event. The Proxy Statement and any other filings made by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the chief executive officer and the chief financial officer and the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is, and has at all times since January 1, 2009 been, in compliance with the applicable listing and other rules and regulations of The NASDAQ Capital Market, and has not since January 1, 2009 received any notice from The NASDAQ Capital Market or any similar body asserting any non-compliance with any of such rules and regulations.

(e) To the Company’s Knowledge, the Company’s outside auditor has at all times since the date of enactment of 18 U.S.C. § 1350 (Section 906 of the Sarbanes Oxley Act of 2002 and the regulations promulgated thereunder (“SOX”)) been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder. The term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 3.5(e) of the Company Disclosure Letter, after reasonable inquiry by such individuals.

(f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since January 1, 2008, there have not been any changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.5(f) of the Company Disclosure Letter.

(g) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and to the Company’s Knowledge, neither the Company nor its independent auditors have (A) identified any material weakness in the design or operation of the Company’s internal control over financial reporting (all of which have been or are currently being remediated), (B) identified any fraud, whether or not material, that involves current management or other current employees who have a role in the preparation of the financial statements of the Company or the Company’s internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of federal or state securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(h) There are no outstanding or unresolved comment letters from the SEC or NASDAQ with respect to any of the Company SEC Reports or any other matters. The Company has provided to the Buyer copies of all material correspondence and written communications with the SEC or NASDAQ since January 1, 2005, including any correspondence with respect to proceedings or potential proceedings and any investigations related to stock options backdating practices or investigations.

3.6 No Undisclosed Liabilities. Except as expressly disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent with past practice (“Ordinary Course of Business”) between the date of the Company Balance Sheet and the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities of any nature (whether known or unknown, accrued, absolute, contingent or otherwise (including as may be owing under indemnity or contribution arrangements) and without regard to whether or not they are required to be reflected on the Company’s financial statements under GAAP) that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been a Company Material Adverse Effect or any fact, circumstance, event, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) the Company and its Subsidiaries have not taken any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were true, correct and complete in all respects and were prepared in compliance with all applicable Laws, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No claim has been made in writing in the last six (6) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction and to the Company’s Knowledge there is no basis for such a claim.

(b) All Taxes owed by each of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid in full, except for any Taxes which the failure to pay, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes, and has, within the time and in the manner prescribed by Law, complied, in all material respects, with its obligations to withhold and pay over to the proper taxing authorities all amounts required to have been withheld and paid in connection with amounts paid to, or owing to, any employee, independent contractor, creditor, stockholder or other third party. There are no Liens on any of the assets of the Company and each Subsidiary for Taxes, except Taxes that are not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded on the Company Balance Sheet.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Letter, there are no pending audits, examinations or other reviews relating to Taxes of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such audits, examinations or other reviews are proposed. There is no claim or assessment pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with regard to any Taxes or Tax Return. There are no outstanding requests for Tax rulings, determinations or information that could materially affect the Taxes or Tax attributes of the Company or any Subsidiary of the Company.

(d) Section 3.8(d) of the Company Disclosure Letter lists all federal, state, local, and foreign Tax Returns filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company and its Subsidiaries have made available to the Buyer correct and complete copies of all material Tax Returns (together with all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary) with respect to any taxable period ending on or after December 31, 2005.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers or extensions which are no longer in effect and no request for any such waiver or extension is pending.

(f) Neither the Company nor any of its Subsidiaries has been a member of a group of corporations with which it has filed any affiliated, consolidated, combined or unitary federal, state, local or foreign Tax Return, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that requires the Company or any of its Subsidiaries to indemnify any other Person with respect to Taxes or make any material Tax payment to or for the account of any other Person. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will result in, or constitute an event which, with the passage of time or the giving of notice or both will result in the accelerated vesting of, any payment or benefit to any employee, officer, director or consultant of the Company or any of its Subsidiaries. No amount paid or payable by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby either solely as a result thereof or in conjunction with any other events will be an “excess parachute payment” within the meaning of Section 280G of the Code nor will the Company be required to “gross up” or otherwise reimburse any Person because of the imposition of any excise tax under Section 4999 of the Code in connection with the transactions contemplated hereby.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following with respect to the Company or any Subsidiary: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of other income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of other income Tax Law) executed on or prior to the Closing Date; or (iii) an installment sale or open transaction disposition made, or prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another corporation in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its Subsidiaries has requested or received any written ruling of a Governmental Entity relating to Taxes or entered into a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of other income Tax Law) that would have a continuing effect after the Closing Date. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

(l) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Since January 1, 2002, the Company has not undergone any “ownership change” within the meaning of Section 382 of the Code. Other than solely as a result of the transaction contemplated by this Agreement, the utilization of any net operating loss carryforwards of the Company or any of its Subsidiaries that arose since January 1, 2002, is not subject to any limitations pursuant to Sections 382, 383, or 384 of the Code.

(n) As of the Effective Time, the Company and its Subsidiaries shall not have “substantial nonbusiness assets” within the meaning of Section 382(1)(4) of the Code. For purposes of this representation, the assets of the Company and its Subsidiaries shall be characterized as business assets or non-business assets, as applicable, without taking into account the Buyer’s plans or intentions with respect to such assets following the Effective Time.

(o) For all purposes of this Agreement: “Tax” or “Taxes” means all taxes, assessments, duties, levies or other assessments or other charges imposed by any Governmental Entity, including income, gross receipts, ad valorem, premium, value added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, unemployment, payroll, telecommunications and franchise taxes, and federal or state universal service fund charges together with any interest, penalties, fines, additions to tax or additional amounts. “Tax Return” means all returns, declarations, reports, estimates, statements, forms and other documents filed with or supplied to or required to be filed with or supplied to a Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of such premises. Except as would not have or reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any Company Lease, (iii) each Company Lease is valid, binding and in full force and effect except to the extent it has previously expired in accordance with its terms and (iv) each of the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases. “Permitted Liens” means (i) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the Ordinary Course of Business and (ii) defects or imperfections of title, easements, covenants, rights of way, restrictions and any other charges or encumbrances that do not impair, and could not reasonably be expected to impair, the value, marketability or continued use of the property of the Company.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in the business of the Company and its Subsidiaries as of the date of this Agreement, other than such Intellectual Property that is not material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Intellectual Property”), free and clear of all Liens, other than non-exclusive licenses granted to the Company’s licensees in the Ordinary Course of Business. For purposes of this Agreement, the term “Intellectual Property” means all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs, trade dresses, logos, business names and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, uniform resource locators, copyrights and designs, including all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, invention disclosures, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, (iv) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing (“Software”), (v) other tangible or intangible proprietary or confidential information, materials and know-how, whether or not reduced to writing or any other tangible form, in each case, whether registered or unregistered and (vi) moral rights and rights of attribution.

(b) Section 3.10(b) of the Company Disclosure Letter lists all Company Intellectual Property that is owned by the Company or any of its Subsidiaries and that has been registered or applied for in any jurisdiction, including the record owner of such Company Intellectual Property and the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed (the “Registered Company Intellectual Property”) and all Software (other than commercially available software) material to the operation of the Company’s business. Section 3.10(b) of the Company Disclosure Letter also lists any inter partes proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property or any Company Intellectual Property that is owned by the Company.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party, the right to terminate or modify, will not cause the forfeiture or give rise to a right of first offer, forfeiture or termination, impair the right of the Buyer to make, use, sell, license or dispose of, or to bring any action for the infringement of, or violate or conflict with, (i) any license, sublicense, instrument or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense, instrument or other agreement as to which the Company or any of its Subsidiaries is a party that concerns any Company Intellectual Property.

(d) All Company Intellectual Property are subsisting and have not expired or been cancelled. To the Company’s Knowledge, there exists no prior act or current use by any third party that infringes, violates or misappropriates any of the Company Intellectual Property.

(e) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has performed prior acts or is engaged in current conduct or use and to the Company’s Knowledge there exists no prior act or current use by the Company or any of its Subsidiaries that infringes, violates or constitutes a misappropriation of any Intellectual Property of any third party or would void or invalidate any Company Intellectual Property.

(f) To the Company’s Knowledge, each item of Registered Company Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property Rights.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain their rights in the Registered Company Intellectual Property.

(h) No written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been made by a third party to the Company or any of its Subsidiaries and no such Company Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding.

(i) No Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee, or that any other activity by any of the foregoing, is or may be infringing, or has or may have infringed any domestic or foreign registered patent, trademark, service mark, trade name, trade dress, copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the Company’s Knowledge, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Company Intellectual Property, or any other activity undertaken by the Company or any Subsidiary of the Company (A) does not infringe any domestic or foreign registered patent, trademark, service mark, trade name, trade dress, copyright or other Intellectual Property right of any third party, and (B) does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

(j) In each case in which the Company or any of its Subsidiaries has acquired ownership of any Company Intellectual Property from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all such Company Intellectual Property to the Company. The Company has no reason to believe that the owners of Intellectual Property licensed to the Company have not taken reasonable steps to maintain and protect such Intellectual Property.

(k) All employees and consultants of the Company who in the normal course of his or her duties is involved in the creation of Company Intellectual Property have entered into one or more agreements with the Company, or otherwise has a legal duty, sufficient to vest title in the Company of all Intellectual Property created by such employee or consultant in the scope of his or her employment or consultancy, as the case may be, with the Company.

(l) None of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted.

(m) It is not and will not be necessary for the Company to utilize any inventions of any of its employees (or people it or they currently intend to hire) made prior to their employment by the Company or any Subsidiary in order for the Company to operate its business as currently conducted or as contemplated to be conducted.

(n) With respect to the use, operation, implementation and delivery of the Software in the business of the Company, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the Ordinary Course of Business, (ii) the Company has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) no such Software (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public. Since August 30, 2006, (i) there have been no material security breaches in the Company’s information technology systems, and (ii) there have been no disruptions in any of the Company’s information technology systems that have adversely affected in any material respect the Company’s business or operations.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all contracts, agreements, commitments, arrangements, leases and other instruments (including all amendments or modifications) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound, as of the date of this Agreement, that:

(i) are material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries and any contract that would be required to be disclosed by the Company on a Current Report on Form 8-K;

(ii) contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates (whether controlled or uncontrolled) to compete in any business or with any Person or in any geographic area, or to sell, supply, purchase or distribute any service or product, or to acquire any Person;

(iii) with respect to a joint venture, alliance agreement, resale agreement, partnership, shareholder agreement, limited liability or other similar agreement or arrangement, relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and indices;

(v) relate to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $250,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $250,000;

(vi) were entered into after December 31, 2007 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $250,000 (other than acquisitions or dispositions of assets in the Ordinary Course of Business, including acquisitions and dispositions of inventory);

(vii) by their terms call for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $250,000 over the remaining term of such contract;

(viii) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could result in payments in excess of $250,000;

(ix) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries;

(x) obligate the Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000;

(xi) relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for agreements entered into in the Ordinary Course of Business, which agreements relate to obligations which do not exceed $250,000 in the aggregate for all such agreements;

(xii) relate to the purchase or sale of material real property or is a Company Lease;

(xiii) is a license agreement pursuant to which the Company or any of its Subsidiaries licenses in material Intellectual Property rights of the Company, other than commercially available software, or licenses out Company Intellectual Property, other than agreements entered into in the Ordinary Course of Business; provided, that certain of those license agreements entered into in the Ordinary Course of Business pursuant to which the Company or any of its Subsidiaries licenses out Company Intellectual Property are set forth in Section 3.11(a)(xiii)(a) of the Company Disclosure Letter and are, for the avoidance of doubt “Company Material Contracts.” All other agreements entered into in the Ordinary Course of Business pursuant to which the Company or any of its Subsidiaries licenses out Company Intellectual Property are entered into with such licensees in forms substantially similar to the agreement set forth on Section 3.11(a)(xiii)(b) of the Company Disclosure Letter;

(xiv) has as a party any current or former director, officer, partner, employee or Affiliate of the Company or any of its Subsidiaries, or any Person who beneficially owns 5% or more of the capital stock of the Company (or any of such Person’s immediate family members or Affiliates), except for employment contracts, agreements or arrangements entered into in the Ordinary Course of Business (a “Related Party Transaction”);

(xv) any employment or consulting agreement with any executive officer of the Company;

(xvi) all agreements under which any licensee is entitled to receive, or, upon the occurrence of specified conditions, may become entitled to receive, source code for any of the Company’s Software; or

(xvii) other than as listed in clauses (i) through (xvi) above, that is material to the Company and its Subsidiaries, taken as a whole.

Each contract of the type described in clauses (i) through (xvii) above is referred to herein as a Company Material Contract. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item  404 of Regulation S-K.

3.12 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement: (a) there is no Proceeding pending or, to the Company’s Knowledge, threatened against (including against the Company or its Representatives with respect to any shareholder or derivative Proceeding) or affecting the Company or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, is reasonably likely to (i) have a Company Material Adverse Effect, (ii) result in liability (including attorney and advisor fees) to the Company or any of its Subsidiaries of an amount in excess of $100,000 or (iii) seeks injunctive relief; and (b) there are no material Judgments outstanding against the Company or any of its Subsidiaries. To the Company’s Knowledge, no officer or director of the Company or its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no Proceedings pending or, to the Company’s Knowledge, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries. For purposes of this Agreement, “Judgment” shall mean any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Entity; and “Proceeding” shall mean any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing, audit or other proceeding of any nature (including any civil, criminal, administrative, investigative, or appellate proceeding).

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans sponsored, maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any (x) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (y) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (z) other material written or oral plan, agreement or arrangement involving direct or indirect compensation (other than salary as compensation for services rendered), including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation, vacation or fringe benefit plan, program or policy and all unexpired employment, severance and change of control agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as

amended, and the regulations promulgated thereunder; and (iii) “ERISA Affiliate” means any entity, trade or business that is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan, (ii) the annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”) for the past three (3) years, (iii) the most recent IRS determination (or opinion) letter for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan. Except as specifically provided in documents made available to the Buyer, there are no amendments to any Company Employee Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendment or to adopt or approve any new Company Employee Plan.

(c) Each Company Employee Plan is being administered in compliance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for such failures to comply that, individually or in the aggregate, are not material to the Company and its Subsidiaries. All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and revocation has not been threatened. No Company Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor or any other Governmental Entity, and no matters are pending with respect to any Company Employee Plan under any IRS program. Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever sponsored or maintained a Company Employee Plan subject to Title IV of ERISA or (ii) has any liability with respect to or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). The Company does not contribute to or have any liability with respect to a plan, which has two or more contributing sponsors, within the meaning of Section 4063 of ERISA. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Company Employee Plan, any fiduciaries of such Company Employee Plan with respect to their duties to any Company Employee Plan, or against the assets of such Company Employee Plan or any trust maintained in connection with such Company Employee Plan.

(d) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan holding plan assets or related trust.

(e) Neither the Company nor any of its Subsidiaries has the obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1)of the Code) is in documentary compliance with Section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code through January 1, 2009 and in compliance in all material respects thereafter, or has been corrected in accordance with procedures permitted under Section 409A of the Code. No equity grant awarded by the Company has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

(f) No Company Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to present or former employees or beneficiary or covered dependent of a present employee or former employee or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits solely payable upon death. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(g) The Company does not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or liability with respect to any such benefit plan or arrangement.

3.14 Compliance With Laws. Each of the Company and its Subsidiaries is in compliance with, is not in violation of, and, since January 1, 2007, has not received any written notice alleging any violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not material to the Company and its Subsidiaries. For purposes of this Agreement, “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, charter, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

3.15 Permits. Each of the Company and its Subsidiaries has all permits, licenses, privileges, orders, authorizations and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as now being conducted, except for such permits, licenses, privileges, orders, authorizations and franchises the absence of which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits. To the Company’s Knowledge, since January 1, 2007, neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding or is aware of any circumstances that would result in: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Company Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Permit.

3.16 Labor Matters. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no organizing activities, labor strikes, disputes, walkouts, work stoppages, slow-downs, lockouts, arbitrations or grievances pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health except for such failures to comply that, individually or in the aggregate, are not material to the Company and its Subsidiaries.

3.17 Customers and Suppliers. Since January 1, 2008, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of its Subsidiaries with any customer, or supplier or group of affiliated customers or suppliers which individually or in the aggregate would result in a Company Material Adverse Effect nor has there been any written or to the Company’s Knowledge, oral, notice of intent to so terminate, cancel or materially curtail such business relationship which would have a Company Material Adverse Effect. Section 3.17 of the Seller Disclosure Letter sets forth a true and complete list of the Company’s (a) top customers representing twenty percent (20%) of the Company’s revenue, during the last two (2) fiscal years and for the current fiscal year to June 30, 2009, in each case, with respect to each of the Company’s Fix Division, Transaction Services Division (including Euro Millennium) and Order Management Systems Division, together with the revenue from each for the corresponding periods and (b) top ten (10) vendors, during the last two (2) fiscal years and for current fiscal year to June 30, 2009, together with the expenditures to each for the corresponding periods.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (which are in full force and effect) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. With respect to each such insurance policy (i) all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default in any material respect, or permit termination or material modification of, any such policy and (iii) since January 1, 2007 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or threatened (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Since January 1, 2007, the Company’s directors’ and officers’ insurance policies and other “claims’ made insurance policies have been in full force and effect during the respective period(s) of coverage.

3.19 Opinion of Financial Advisors. Evercore Partners, L.L.C. and Greenhill & Co., LLC have each delivered to the Company Board an opinion, dated as of August 26, 2009, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and such opinion has not, as of the date hereof, been withdrawn, revoked, waived, amended, modified or supplemented in any respect. Greenhill & Co., LLC has delivered to the Special Committee an opinion, dated as of August 26, 2009, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and such opinion has not, as of the date hereof, been withdrawn, revoked, waived, amended, modified or supplemented in any respect.

3.20 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger.

3.21 Brokers. No agent, broker, investment banker, financial advisor or other similar firm or third party is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Evercore Partners, L.L.C. and Greenhill & Co., whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which Evercore Partners, L.L.C. and Greenhill & Co. are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. Set forth on Section 3.21 of the Company Disclosure Letter is the Company’s reasonable estimate prepared in good faith, as of the date of this Agreement, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including all financial advisory (other than financial advisory fees described in the previous sentence), legal and accounting fees and expenses).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE MERGER SUB

The Buyer and the Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect, change, event, circumstance, condition, occurrence on or development with respect to the ability of the Buyer or the Merger Sub to consummate the transactions and perform their respective obligations contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Merger Sub’s assets under any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Merger Sub or any of its or their respective properties or assets, except in the case of clause (ii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not result in and would not reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect or except in the case of clause (iii) of this Section 4.2(b) for any such conflict or violation that would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Buyer, taken as a whole or which would not materially prevent or materially delay the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or the New York Stock Exchange is required by or with respect to the Buyer or the Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or other Antitrust Laws, (ii) SEC approval under Section 19 of the Exchange Act or exemption under Section 36 of the Exchange Act, (iii) approval, exemption or waiver, as applicable, of the Financial Services Authority, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, has not had and would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer, the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or the Merger Sub or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Litigation. There is no Proceeding pending or, to the Buyer’s Knowledge, threatened against the Buyer or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect. The term “Buyer’s Knowledge” means the actual knowledge of the individuals identified in Section  4.4 of the Buyer’s Disclosure Letter, after reasonable inquiry by such individuals.

4.5 Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Financing. The Buyer and the Merger Sub will, as of the Closing Date, together have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.7 Brokers. No agent, broker, investment banker, financial advisor or other similar firm or third party is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Citigroup Inc., whose fees and expenses shall be paid by the Buyer, except as provided in Section 8.3.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly required or expressly contemplated herein (including pursuant to a specific written request of the Buyer under Section 6.12), as set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to (i) act and carry on its business in the Ordinary Course of Business, and the Company will use, and cause each of its Subsidiaries to use, its reasonable best efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve intact business relationships with customers, suppliers, landlords and others having business dealings with it and its Subsidiaries; (ii) keep in full force all insurance policies referred to in Section 3.18 (or replacement policies on the same terms as such insurance policies); and (iii) promptly notify the Buyer of any notice or other written communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly required or expressly contemplated herein (including pursuant to a specific written request of the Buyer under Section 6.12), or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire or amend the terms of, directly or indirectly, any shares of its or its Subsidiaries capital stock or any other of its or its Subsidiaries securities or any rights, warrants or options to acquire any such shares or other securities;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities or authorize or propose the issuance, delivery, sale, grant, pledge, disposition or encumbrance of any of such securities or securities of its Subsidiaries (other than the issuance of shares of Company Common Stock upon the settlement or exercise of Company Stock Options or RSUs outstanding on the date of this Agreement);

(c) amend or propose to amend its or its Subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) amend or waive any of its rights under any provision of any of the Company Stock Plans, Company Stock Options, Company Warrants, or RSUs, any provision of any agreement evidencing any outstanding stock option, restricted stock award or other equity agreement, or otherwise modify any of the terms of any outstanding option, restricted stock award, warrant or other security or any related contract or agreement, in each case with respect to the capital stock of the Company (provided, that, notwithstanding anything in this Agreement to the contrary, the Company may take such actions with respect to the Company Stock Plans, Company Stock Options, Company Warrants and RSUs to comply with the requirements of this Agreement);

(e) acquire, agree to acquire or offer to make any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) of any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole or that involve the payments in excess of $500,000 for all such acquisitions in the aggregate (without prejudice to acquisitions permitted under Section 5.1(i));

(f) sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business and involving the receipt of consideration not in excess of $500,000 for all such sales, leases, licenses, pledges, encumbrances and other dispositions in the aggregate;

(g) adopt or implement any stockholder rights or similar plan or take any action to render inapplicable to any third party, or to exempt any third party from, the provisions of Section 203 of the DGCL;

(h)(i) incur, create, assume or otherwise become liable for, or amend, modify, refinance or prepay, any indebtedness for borrowed money (including the issuance of any debt security) or assume, guarantee or otherwise become liable for any such indebtedness of another Person other than in connection with equipment and technology financing for capital expenditures permitted under Section 5.1(i), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another person, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in Treasury bills issued by the U.S. government or money market funds with Standard & Poor’s rating of AAAm, in each case, maturing not more than ninety (90) days after the date of investment or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(i) (i) make or enter into any agreements to make any capital expenditures or other expenditures with respect to property, plant or equipment other than (A) in amounts not in excess of $1,250,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.1(e)) in connection with capital or other expenditures with respect to property, plant or equipment for the Company’s FIX Division and (B) in amounts not in excess of $250,000 in the aggregate (without prejudice to acquisitions permitted by Section 5.1(e)) in connection with capital or other expenditures with respect to property, plant and equipment for the Company’s other divisions, (ii) enter into any new line of business outside of its existing business or (iii) discontinue any existing line of business;

(j) make any changes in financial accounting methods, principles or practices, or any of the working capital policies applicable to the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP;

(k) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof and except for the payments of bonuses under the Company’s 2009 Annual Incentive Plan to the persons, and in the amounts, set forth on Section 5.1 of the Company Disclosure Letter, (i) adopt, enter into, terminate or materially amend (except as required by Law) any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except, upon prior notice to the Buyer, to non-executive employees in connection with retention prior to the Closing in an aggregate amount not to exceed $500,000; provided, that any amount to be paid or agreed to be paid to any non-executive employee in excess of $50,000 shall be subject to the Buyer’s prior written consent), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (vi) hire any employee with total annual compensation in excess of $150,000 other than a non-executive officer employee hired in the Ordinary Course of Business to replace an employee whose employment was terminated; provided, however, that any such non-executive officer employee hired shall be provided total annual compensation of not more than the lesser of (A) $250,000 and (B) one hundred and ten percent (110%) of the total annual compensation provided to the terminated employee that such employee is hired to replace;

(l) except to the extent required by Law, (i) make or change any material election, (ii) change an annual accounting period or adopt or change any accounting method in any material respect, (iii) file any material amended Tax Return, enter into any closing agreement, settle or compromise any material Tax claim or assessment or (iv) surrender any right to claim a material refund of Taxes;

(m) commence or settle any Proceeding (other than a Proceeding relating to Taxes, which shall be governed by paragraph (l)) other than compromises, settlements or agreements in the Ordinary Course of Business that involve only the payment of monetary damages not in excess of $50,000 individually or $250,000 in the aggregate, in any case without involving the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(n) renew or enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of the Company or any of its Subsidiaries, the Buyer or the Surviving Corporation to compete with or conduct any business or line of business;

(o) enter into, amend, modify, terminate or grant any release or relinquishment of any rights under any contract or agreement with any customer which contract or agreement is or would constitute a Company Material Contract, except for amendments, modifications, terminations, releases and relinquishments in the Ordinary Course of Business;

(p) alter, allow to lapse or breach any Company Permit which is a regulatory Permit;

(q) change the Company’s independent public accounting firm;

(r) merge or consolidate the Company or any of its Subsidiaries with any Person, alter the corporate structure of ownership of the Company or any of its Subsidiaries or otherwise restructure the Company or any of its Subsidiaries;

(s) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(t) enter into, amend, waive or terminate (other than termination in accordance with their terms) any Related Party Transaction; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of March 24, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall direct its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage (including by way of providing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage, enter into, continue or otherwise participate in, cooperate with, assist or facilitate any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Required Company Stockholder Vote, (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) the Company has not breached this Section 6.1, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may, subject to compliance with Section 6.1(d), (A) furnish information with respect to the Company to the Person (and the Representatives of such Person) making such Acquisition Proposal, pursuant to a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less restrictive of the other party than the confidentiality and standstill provisions included in the Confidentiality Agreement, (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any such Acquisition Proposal and (C) promptly provide or make available to the Buyer any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person which was not previously provided or made available to the Buyer.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, merger agreement or similar agreement relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach any of its obligations under Section 6.1 or resolve, propose or agree to do any of the foregoing (an “Alternative Acquisition Agreement”) (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend or publicly propose to approve or recommend any Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 6.1(b), the Company Board may, at any time prior to obtaining the Requisite Shareholder Vote, withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal (a “Change of Board Recommendation”) if, the Company receives an Acquisition Proposal and the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, that (x) such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Buyer including pursuant to clause (ii) below and (y) such action would be necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withhold, withdraw or modify its recommendation in a manner adverse to the Buyer unless (A) the Company shall not have breached this Section 6.1 and (B):

(i) the Company shall have provided prior written notice to the Buyer, at least five (5) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Acquisition Proposal, which notice shall specify the material terms and conditions of any such Acquisition Proposal (including the identity of the party making such Acquisition Proposal), and shall have contemporaneously provided to the Buyer a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal, any Alternative Acquisition Agreement and other material documents with respect to such Acquisition Proposal; and

(ii) prior to effecting any such Change of Board Recommendation, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute or ceases to be reasonably likely to constitute a Superior Proposal.

In the event of any material revisions to such Acquisition Proposal, the Company shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 6.1(c) with respect to such new written notice.

(d) Notices to the Buyer. The Company shall promptly (within 24 hours) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information in ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly provide the Buyer (within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, inquiry or request (or, where no such copy is available, a written description of such Acquisition Proposal, inquiry or request including the material terms and conditions thereof). The Company shall keep the Buyer reasonably informed (orally and in writing) on a prompt basis (and in any event no later than 24 hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modifications thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (within 24 hours) notify the Buyer orally and in writing if the Company determines to begin providing or making available information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.1(a). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement except with respect to a confidentiality agreement as permitted or required pursuant to Section 6.1(a), or any agreement that prohibits the Company from providing or making available to the Buyer or the Merger Sub any information provided or made available to any other Person pursuant to such confidentiality agreement. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately and cause to be terminated any and all solicitations, discussions and negotiations with any Person that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and direct any such Person to return or destroy all confidential information provided by or made available to such Person on behalf of the Company or any of its Subsidiaries.

(f) Representatives. The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any of its Representatives purporting to act on behalf of the Company shall be deemed to be a material breach of this Agreement by the Company.

(g) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% (inclusive of any interests then owned by such party or group) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation, dissolution, sale of assets, tender offer, exchange offer, sale of capital stock, recapitalization, share exchange or other business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company and its Subsidiaries, taken as a whole, (ii) any proposal for the issuance by the Company of over 15% of its equity securities (or, in the event that a party or group has an interest in the Company, any issuance that would result in such party or group being the beneficial owner of over 15% of the Company’s equity securities, or if a party or group beneficially owns over 15% of the Company’s equity securities, the issuance of any of the Company’s equity securities to such party or group) or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities (or, in the event that a party or group has an interest in the Company, any proposal or offer that would result in such party or group being the beneficial owner of over 15% of the Company’s equity securities, or if a party or group beneficially owns over 15% of the Company’s equity securities, any proposal or offer to acquire any of Company’s equity securities) or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement (including the Merger); and

(ii) “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal made by a third party (except the references therein to “15%” shall be replaced by “greater than 50%”) (i) that includes consideration per share of Company Common Stock that is greater than the Common Stock Merger Consideration (including, only if the consideration per share of Common Stock is not all cash, a good faith determination by the Company Board to such effect) and is otherwise on terms which the Company Board determines in its good faith judgment to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside counsel), taking into account all the terms and conditions and all legal, financial, regulatory and other aspects of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) which the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel) is reasonably capable of being completed without undue delay on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal (including the financing requirements of such third party).

(h) Certain Permitted Disclosure. Section 6.1 shall not prohibit the Company Board from disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Change of Board Recommendation in a manner adverse to Buyer unless the Company Board (x) expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement and (y) rejects such tender offer.

6.2 Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) days thereof), the Company shall prepare and file with the SEC, subject to the prior review, comment and consent of the Buyer, (which review, comment and consent shall be provided sufficiently timely to enable the Company to file the Proxy Statement no later than the fifteenth (15th) day from the date hereof) the Proxy Statement. Each of the Buyer and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC, and the Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after clearing comments received from the SEC. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or any filing pursuant to this Section 6.2 or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to this Section 6.2. Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to this Section 6.2, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Company, such amendment or supplement. If, at any time prior to the Company Meeting, any information relating to the Company, the Buyer, the Merger Sub or any of their Subsidiaries, directors or officers should be discovered by the Company or the Buyer or the Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement or other filings so that the Proxy Statement or the other filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably and timely proposed by the other party.

(b) The Buyer, the Merger Sub and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

(c) As promptly as practicable after the execution of this Agreement (and in any event within fifteen (15) days thereof), the Buyer shall, if required, prepare and submit to the staff of the SEC a draft proposed rule change by a Self Regulatory Organization under Rule 19b-4 of the Exchange Act (the “Draft 19b-4 Submission”). The Buyer shall afford the Company a reasonable opportunity to review the Draft 19b-4 Submission and any related materials prior to their submission and if the Draft 19b-4 Submission or such related materials contain information as to the Company or any of its Subsidiaries, the Buyer shall not submit such Draft 19b-4 Submission or related materials without first reviewing any comments proposed by the Company (which comments shall be provided sufficiently timely to enable the Buyer to submit the Draft 19b-4 Submission no later than the 15th day from the date hereof and to make any submission of any related materials on a timely basis). The Buyer shall keep the Company reasonably apprised of the status of the Draft 19b-4 Submission.

6.3 NASDAQ. The Company shall use commercially reasonable efforts to continue the listing of the Company Common Stock on The NASDAQ Capital Market from the date hereof until the earlier of the termination of this Agreement or the consummation of the Merger.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable advance notice, during normal business hours and in a manner that does not materially disrupt or materially interfere with business operations to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records (including Tax Returns) as the Buyer shall reasonably request and cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as the Buyer or the Merger Sub may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries and its and its Subsidiaries’ Representatives to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information (including financial and operating data) concerning its and its Subsidiaries’ business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No investigation by any of the parties or their respective Representatives shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the parties set forth herein. After expiration or termination of any applicable waiting period under the HSR Act, the Company shall permit the Buyer to appoint a representative to work at the Company to be involved (other than to the extent prohibited by applicable Law) in planning the integration of the Buyer and the Company, including with respect to the accounting and financial matters at the Company. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Each of the Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation, Certificate of Designations and By-laws and the rules of The NASDAQ Capital Market to promptly and duly call, give notice of, convene and hold as promptly as practicable (and in any event within thirty (30) days after the SEC and SEC staff have no further comments on the Proxy Statement for the purpose of obtaining the Required Company Stockholder Vote in connection with this Agreement and the Merger) the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal, and (c) the Company Board shall take all action that is both reasonable and lawful to solicit proxies from its stockholders in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Capital Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent that such adjournment or postponement is required by applicable Law. Notwithstanding anything to the contrary contained in this Agreement (including Section 6.1), unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII, the Company shall submit this Agreement to its stockholders at the Company Meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) subject to Sections 6.6(b) through (d), as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals (including approval, exemption or waiver, as applicable, of the Financial Services Authority), authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, in either case, including such approvals listed in Schedule 3.4(c) of the Company Disclosure Letter; provided, that the Buyer shall bear the filing fee pursuant to the HSR Act; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Neither the Company nor the Buyer may participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in connection with the filings required under the HSR Act in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend such meeting, telephone call or discussion. The Company agrees that the Buyer shall be responsible for all meetings, telephone calls and communications relating to any Antitrust Law with any Governmental Entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company and the Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(a) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Buyer or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Sections 6.6(b) through (d).

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Nothing in this Agreement shall obligate the Buyer, the Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including securities of the Company), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

(d) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6 and without the prior written consent of the Buyer, none of the Company or any of its Subsidiaries shall pay or commit to pay to a Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person. With regard to any Governmental Entity, the Company shall not, without Buyer’s prior written consent, (x) discuss or agree to any divestiture transaction, extension of any waiting period under any Law, or agreement not to consummate the transactions contemplated by this Agreement, (y) discuss or commit to alter in any way the businesses or commercial practices of the Company, the Buyer or their respective Subsidiaries, or (z) otherwise take or commit to take any action that limits the Buyer’s ability to retain, or the Buyer’s freedom of action with respect to, any of the businesses, product lines or assets of the Company, the Buyer or their respective Subsidiaries, or the Buyer’s ability to receive the full benefits of this Agreement.

6.7 Public Disclosure. Except as may be required by Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use their respective reasonable best efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Buyer and the Surviving Corporation shall jointly and severally indemnify and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the

Effective Time, to the same extent provided in the Certificate of Incorporation or By-Laws of the Company, or the articles of organization, By-Laws or similar documents of any of the Company’s Subsidiaries, as the case may be, on the date of this Agreement.

(b) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies (or policies with coverage that is no less favorable to the Persons covered by the current policies) of the directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from facts or events existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of the amount set forth on Section 6.8(b) of the Company Disclosure Letter (such amount, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium; provided, that in lieu of the foregoing insurance coverage, the Buyer may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above (provided, that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing).

(c) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to (a) cause any representation or warranty (disregarding any materiality qualification contained therein) of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) result in any material failure of the Buyer and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) have a Company Material Adverse Effect. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Employee Matters. Following the Effective Time, the Buyer will give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer benefit plans, (b) determination of benefit levels under any Buyer benefit plans or policy relating to vacation or severance and (c) determination of “retiree” status under any Buyer benefit plans, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits or with respect to benefit accruals under any of the Buyer’s tax-qualified and non-qualified pension plans or with respect to newly implemented plans for which prior service is not taken into account or with respect to plans for which participation, service and/or benefit accrual is frozen. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of the Buyer or the

Surviving Corporation to terminate, any Continuing Employee for any reason. Nothing herein shall limit the ability of the Buyer or the Surviving Corporation to amend or terminate any of the Company Employee Plans or Buyer benefit plans in accordance with their terms at any time. Effective no later than the day preceding the Closing Date, to the extent requested by the Buyer, the Company shall have taken formal action to terminate any Company Employee Plans that are intended to be qualified under Section 401(a) of the Code that are defined contribution plans, as defined under Section 3(34) of ERISA.

6.11 FIRPTA Tax Certificates. At or prior to the Closing Date, the Company shall deliver to the Buyer (a) a certification from the Company which complies with Treasury Regulation Section 1.1445-2(c)(3), dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that no interest in the Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code) (a “FIRPTA Certificate”), and (b) proof reasonably satisfactory to the Buyer that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2). If the Company fails to deliver the documentation described in the preceding sentence, notwithstanding anything contained herein to the contrary, the Exchange Agent, the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any amounts required to be withheld pursuant to Section 1445 of the Code.

6.12 Pre-Closing Transaction. Within thirty (30) days following the date hereof, the Company shall prepare a good faith estimate of the amount of “nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) expected to be held by the Company and its Subsidiaries at the Effective Time and shall provide such estimate to the Buyer. For purposes of this estimate, the Company and its Subsidiaries shall characterize assets as business assets or nonbusiness assets, as applicable, without taking into account the Buyer’s plans or intentions with respect to such assets following the Effective Time. If, based on such estimate, the Company and its Subsidiaries are expected to have “substantial nonbusiness assets” (within the meaning of Section 382(1)(4) of the Code) at the Effective Time, the Company and the Buyer shall cooperate with each other to identify any actions or transactions that would cause the Company and its Subsidiaries not to hold “substantial nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) at the Effective Time. The Company shall, and shall cause its Subsidiaries to, take any action reasonably agreed to by the Company and the Buyer in writing, including the repayment of debt of the Company or any of its Subsidiaries using cash or cash equivalents of the Company or any of its Subsidiaries, that would have the effect of reducing the “nonbusiness assets” (within the meaning of Section 382(l)(4) of the Code) of the Company and its Subsidiaries; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1 (other than pursuant to Section 8.1(e) or Section 8.1(f)), all costs, fees, expenses, losses, damages, liabilities, obligations, demands, claims, suits, actions, proceedings or assessments incurred by the Company or any of its Subsidiaries primarily by reason of any action or transaction taken by the Company or any of its Subsidiaries pursuant to the fourth sentence hereof, which action or transaction was taken at the prior written request or with the written consent of the Buyer (a “Reimbursable Loss”), shall be reimbursed in full to the Company by the Buyer within two (2) Business Days of such termination (it being understood that the amount of any debt repaid shall in no event be considered a Reimbursable Loss). Anything in this Agreement to the contrary notwithstanding, any action or transaction taken by the Company or any of its Subsidiaries pursuant to this Section 6.12 at the written request or with the written consent of the Buyer shall not be treated as a breach of any representation, warranty, covenant or agreement contained in this Agreement.

6.13 WARN Notice. Within three (3) business days following the date hereof (and two (2) business days following such subsequent dates as the Buyer may request), the Company shall provide any applicable required notices under state and/or federal plant closing Laws that the Buyer requests, including notices to those employees of the Company and its Subsidiaries whose employment the Buyer indicates it may terminate following the Closing Date, and notices to applicable governmental entities. The form of the initial notice to employees has been provided by the Buyer and agreed to by the Company and is set forth on Section 6.13 of the Company Disclosure Letter. To the extent that the Buyer requests that any additional notices be provided to any additional employees (or follow up notices made to employees in receipt of the initial notice), such notices will be prepared jointly by the Company and the Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger or any of the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Sub. The obligations of the Buyer and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Capitalization) and Section 3.8(n) shall be true and correct in all respects (provided, that for purposes of this Section 7.2(a)(i) only, the representation in Section 3.2 shall not be deemed to be untrue solely as a result of there being de minimis differences in the number of shares of Company Common Stock outstanding and underlying outstanding RSUs and Company Stock Options which differences shall not, in the aggregate, exceed 10,000 shares of Company Common Stock (excluding, for the purpose of such 10,000 share threshold, Company Stock Options with exercise prices above the Common Stock Merger Consideration)) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date)), (ii) the representations and warranties of the Company contained in Section 3.1 (Organization, Standing and Power), Section 3.4(a) (Authority; No Conflict; Required Filings and Consents), Section 3.19 (Opinion of Financial Advisors) and Section 3.21 (Brokers) shall be true and correct in all material respects, in all cases without regard to any materiality or Company Material Adverse Effect qualifications therein (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date), and (iii) the remaining representations and warranties of the Company set forth herein shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications therein), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except (A) to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date) and (B) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a

Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect and such certificate shall also certify the number of the Company and its Subsidiaries’ order routing channels in place as of the date immediately prior to the Closing Date (as interpreted in accordance with Section 3.1) and the aggregate monthly run-rate revenue generated by the Company and its Subsidiaries’ order routing and indication of interest channels in place as of the date immediately prior to the Closing Date (as interpreted in accordance with Section 3.1).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of a Company Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Appraisal. The aggregate number of shares of Company Common Stock immediately prior to the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of the DGCL, shall not equal fifteen percent (15%) or more of the shares of Company Common Stock outstanding as of the record date for the Company Meeting.

(e) Voting Agreement and Waiver. The Person listed in Section 7.2(e) of the Company Disclosure Letter shall have entered into the Voting Agreement and the Waiver and the Voting Agreement and the Waiver shall be valid and binding on the party listed on such Section of the Disclosure Letter and in full force and effect and the parties to the Voting Agreement and the Waiver (other than the Buyer) shall have complied with all obligations required to be performed or complied with by them under the Voting Agreement and the Waiver.

(f) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement that are qualified by terms such as “material” shall be true and correct (as so qualified) and the remaining representations and warranties of the Buyer and the Merger Sub set forth herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Sub. The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b) by either the Buyer or the Company, if the Merger shall not have been consummated by February 26, 2010 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to materially fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company, if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated by this Agreement or any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition in Section 7.1(c); provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 6.6; or

(d) by either the Buyer or the Company, if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within five (5) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (iv) the Company fails to issue a press release that reaffirms the Company Board Recommendation following written request by the Buyer to provide such reaffirmation following an Acquisition Proposal that is published or sent or given to the stockholders of the Company (other than the Merger) within five (5) Business Days following any such request; (v) the Company shall have breached any of its obligations under Section 6.1 (No Solicitation) or Section 6.5 (Stockholders Meeting); or (vi) the Company or the Company Board shall authorize or publicly propose any of the foregoing; or

(f) by the Buyer, if there has been a breach of any of the covenants or agreements, or failure to be true of any representation or warranty, on the part of the Company set forth in this Agreement (except the covenants and agreements in Section 6.1 and Section 6.5), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), (i) would cause the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(c) not to be satisfied, and (ii) shall not have been cured within the earlier of the Outside Date and 20 days following receipt by the Company of written notice of such breach or failure to be true from the Buyer, or which by its nature or timing cannot be cured within such time period; or

(g) by the Company, if there has been a breach of any of the covenants or agreement, or failure to be true of any representation or warranty, on the part of the Buyer or the Merger Sub set forth in this Agreement, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date), (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within the earlier of the Outside Date and twenty (20) days following receipt by the Buyer of written notice of such breach or failure to be true from the Company, or which by its nature or timing cannot be cured within such time period; or

(h) by the Buyer, if since the date of this Agreement, there shall have been a Company Material Adverse Effect that cannot be cured by the Outside Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 and in Section 6.6(a)(iii), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing:

(i) If (A) the Buyer terminates this Agreement pursuant to Section 8.1(e), then the Company shall pay to the Buyer $5,000,000 (the “Breakup Fee”) within two (2) Business Days after such termination;

(ii) If (I) (A) the Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) and, at any time after the date hereof, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board (or a committee thereof) or (B) the Buyer terminates this Agreement pursuant to Section 8.1(f) and, at any time after the date hereof, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management of the Company or the Company Board (or a committee thereof) and (II) within twelve (12) months after this termination, the Company enters into an agreement in respect of such Acquisition Proposal or a transaction in respect of such Acquisition Proposal is consummated, then the Company shall pay to the Buyer the Breakup Fee (minus any amount of expenses previously paid in accordance with Section 8.3(b)(iv)), by wire transfer of same day funds, on the date of entry into the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided, that for purposes of this Section 8.3(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term, except that the references to “15%” shall be deemed to be references to “50%”;

(iii) The Buyer shall pay the Company up to $1,500,000 as reimbursement for the Company’s reasonably documented expenses actually incurred by it relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Company’s and Special Committee’s counsel, accountants and financial advisors but excluding any success fees paid to such financial advisors), in the event of termination of this Agreement (A) by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure of the Buyer to satisfy the condition set forth in Section 7.3(b) or (B) by the Company pursuant to Section 8.1(g) as a result of the failure of the Buyer to satisfy the condition set forth in Section 7.3(b), in each case by wire transfer of same day funds, within two (2) Business Days after such termination;

(iv) The Company shall pay the Buyer up to $1,500,000 as reimbursement for the Buyer’s and the Merger Sub’s reasonably documented expenses actually incurred by them relating to the transactions contemplated by this Agreement prior to termination (including reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors but excluding any success fees paid to such financial advisors), in the event of termination of this Agreement (A) by the Buyer or the Company pursuant to Section 8.1(b) as a result of the failure of the Company to satisfy the condition set forth in Section 7.2(b) or (B) by the Buyer pursuant to Section 8.1(f) as a result of the failure of the Company to satisfy the condition set forth in Section 7.2(b), in each case by wire transfer of same day funds, within two (2) Business Days after such termination; provided, that the payment by the Company of such expenses shall not relieve the Company of any obligation to pay the Breakup Fee pursuant to Section 8.3(b)(ii).

(c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document delivered pursuant hereto by any other applicable party and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights or to exercise any power or remedy provided under this Agreement or otherwise or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver of such or other rights, powers or remedies or to demand such compliance.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and this Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1)Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Merger Sub, to:

NYSE Euronext

11 Wall Street

New York, New York 10005

Attn: John K. Halvey, Esq.

Telecopy: (212) 656-3939

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: David C. Karp, Esq.

Telecopy: (212) 403-2327

(b) if to the Company, to:

NYFIX, Inc.

100 Wall Street

26th Floor

New York, New York 10005

Attn: Annemarie Tierney, General Counsel

Telecopy: (917) 637-1501

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, NW

Washington, DC 20006

Attn: Stephanie C. Evans, Esq.

           Patrick J. Rondeau, Esq.

Telecopy: (202) 663-6363

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing, including the Voting Agreement and the Waiver) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person, other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in Section 6.8 in connection with their enforcement of their rights provided in Section 6.8; provided, however, that the payment of such expenses shall not be made unless a final nonappealable judicial determination has been made that such person is entitled to be indemnified pursuant to Section 6.8 for the losses for which it sought indemnification in connection with the request for reimbursement of such expenses.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever any disclosure is qualified by disclosure in the Company SEC Reports, such qualification should (i) exclude any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking” statements disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature and (ii) only apply if the relevance of such disclosure as an exception to any disclosure herein is reasonably apparent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section  9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12 Disclosure Letters. The Company Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in Article III and the disclosure in any Section shall qualify (a) the corresponding Section in Article III and (b) the other Sections in Article III solely to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Company Disclosure Letter or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.13 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYSE TECHNOLOGIES, INC.

By:	/s/ JANET M. KISSANE
Name:	Janet M. Kissane
Title:	Assistant Secretary

CBR ACQUISITION CORP.

By:	/s/ JANET M. KISSANE
Name:	Janet M. Kissane
Title:	Vice President and Secretary

NYFIX, INC.

By:	/s/ LON GORMAN
Name:	Lon Gorman
Title:	Chairman

Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by the Buyer or Merger Sub, NYSE Euronext shall cause the Buyer or Merger Sub to perform or comply with such covenant or obligation, such that any failure of the Buyer or Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by NYSE Euronext.

NYSE EURONEXT

By:	/s/ MICHAEL S. GELTZEILER
Name:	Michael S. Geltzeiler
Title:	Chief Financial Officer

APPENDIX B

August 26, 2009

The Board of Directors of

NYFIX, Inc.

100 Wall Street

New York, NY 10005

Members of the Board of Directors:

We understand that NYFIX, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with NYSE Technologies, Inc., a Delaware corporation (“Parent”), and CBR Acquisition Corp., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Transaction”). As a result of the Transaction, each outstanding share of Company Common Stock (as defined in the Agreement), other than shares owned by Parent, Merger Sub or the Company and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $1.675 in cash, without interest (the “Consideration”), and the Company will become a wholly owned subsidiary of Parent. The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(ix)	reviewed a draft of the Agreement dated August 26, 2009;

(x)	reviewed a draft of the Voting Agreement dated August 26, 2009;

EVERCORE GROUP L.L.C.    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

August 26, 2009

(xi)	reviewed a draft of the Election and Waiver in Respect of Series B Preferred Stock dated August 26, 2009; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. We have assumed that the Management Projections have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and other matters covered by the Management Projections. We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft of the Agreement reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof and we further note the extraordinary nature of such conditions in effect as of the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities or class of securities (including, without limitation, the Company Series B Preferred Stock), creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock (or other Company shareholders) should vote or act in respect of the Transaction. This opinion does not indicate that the Consideration is the best possible

August 26, 2009

consideration attainable under any circumstances, and should not be construed as a valuation opinion. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject and, at your direction and with your consent, this opinion makes no assumption concerning, and therefore does not consider, the potential effects of such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We have previously received an initial fee from the Company in connection with this engagement and will also be entitled to receive a success fee if the Transaction is consummated. Prior to this engagement, Evercore Group L.L.C. and its affiliates have not provided financial or other services to the Company. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Merger Sub or Parent, or any of their respective affiliates, in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Jane Gladstone Wheeler
Senior Managing Director

APPENDIX C

Greenhill

CONFIDENTIAL

August 26th, 2009

Special Committee of the Board of Directors

The Board of Directors

NYFIX, Inc.

100 Wall Street

New York, New York 10005

Members of the Special Committee and of the Board of Directors:

We understand that NYFIX, Inc. (the “Company”), NYSE Technologies, Inc. (“Buyer”) and CBR Acquisition Corp. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a wholly owned subsidiary of Buyer, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Buyer. In the Merger, (i) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), other than Dissenting Shares (as defined in the Merger Agreement), shares of Common Stock owned by the Company as treasury stock and shares of Common Stock owned by Buyer or Merger Subsidiary or any wholly-owned subsidiary of the Company or Buyer, shall be converted into the right to receive $1.676 per share in cash, without interest (as adjusted pursuant to the terms of the Merger Agreement, the “Consideration”), and (ii) each issued and outstanding share of Series B preferred stock, par value $1.00 per share, of the Company (the “Series B Preferred Stock”) shall be converted into the right to receive $50.134 per share in cash, without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated as of August 26, 2009 and certain related documents including the draft Voting Agreement dated as of August 26, 2009 and the draft letter agreement, setting forth the terms of election and waiver in respect of the Series B Preferred Stock, dated as of August 26, 2009 by and among Buyer, the Company and Warburg Pincus Private Equity IX L.P.;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.	reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

9.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate; and

10.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such projections and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction. We did not participate in the negotiations with respect to the terms of the Merger. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger).

It is understood that this letter is for the information of the Special Committee and the Board of Directors of the Company and is rendered to the Special Committee and the Board of Directors of the Company in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, of the Consideration to be received by them from a financial point of view. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such compensation. We express no opinion with respect to the amount or nature of any consideration to the holders of the Series B Preferred Stock relative to the Consideration to be received by the holders of the Common Stock of the Company in the Merger or with respect to the fairness of any such consideration to the holders of the Series B Preferred Stock. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee or the Board of Directors as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger or take any other action in respect of the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the holders of Common Stock, excluding Buyer, Merger Subsidiary, and any of their affiliates, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ ULRIKA EKMAN
Ulrika Ekman
Managing Director

APPENDIX D

SECTION 262 OF THE DELAWARE

GENERAL CORPORATION LAW

APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX E

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of August 26, 2009, by and among NYSE Technologies, Inc., a Delaware corporation (the “Buyer”), CBR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), and the stockholders listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Buyer, Merger Sub, and NYFIX, Inc., a Delaware corporation (the “Company”), are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Buyer through a merger of Merger Sub within and into the Company with the Company surviving the merger as a wholly owned subsidiary of the Buyer (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of the number of shares of Company Common Stock, Company Series B Preferred Stock and warrants to purchase shares of Company Common Stock (the “Company Warrants”) set forth, and in the manner reflected, on Attachment A hereto (together with such additional shares as become beneficially owned by the Stockholders, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter), the “Owned Shares”); and

WHEREAS, as a condition to Buyer and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Buyer and Merger Sub have required that each Stockholder agree, and each Stockholder has agreed to vote all of such Stockholders Owned Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Vote; Irrevocable Proxy.

1.1. Agreement to Vote. Each Stockholder hereby agrees that, for so long as this Agreement has not been validly terminated in accordance with Section 6.1 hereof, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Owned Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the Merger, and (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement; (b) against any Acquisition Proposal and (c) against any action or agreement that would impair the ability of Buyer, Merger Sub or the Company to complete the Merger, or that would otherwise prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, however, that such Stockholder shall only be required to vote (or cause to be voted) Owned Shares on a particular matter as set forth in clauses (a), (b) or (c) of this Section 1.1 to the extent the class, series or type of Owned Shares in question is entitled to vote on such matter. In addition, to the extent that any such actions are taken by the written consent of stockholders, the Stockholder shall provide consent or withhold consent, as the case may be, in a manner consistent with this Section 1.1. Except as set forth in this Section 1.1, nothing in this Agreement shall limit the right of a Stockholder to vote in favor of, against or abstain with respect to any matters presented to the Company’s stockholders, including in connection with the election of directors.

1.2. Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not validly terminated in accordance with Section 6.1 hereof, each Stockholder hereby irrevocably appoints Buyer as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to such Stockholders’ Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all such Stockholders’ Owned Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall remain valid until the valid termination of this Agreement in accordance with Section 6.1.

1.3. No Further Actions. Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to convert any Company Series B Preferred Stock or exercise any Company Warrant or authorize Buyer to convert any Company Series B Preferred Stock or exercise any Company Warrant or take any other action with respect to any Company Series B Preferred Stock (other than to vote such Company Series B Preferred Stock in accordance with Section 1.1 hereof and to comply with the other actions, covenants and restrictions contained in this Agreement) or Company Warrants owned of record and/or beneficially owned by such Stockholder or over which such Stockholder exercises voting power (other than as required in this Agreement).

2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Buyer and Merger Sub as follows:

2.1. Due Organization. Such Stockholder, if a corporation or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2. Power; Due Authorization; Binding Agreement. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and such Stockholder is entitled to vote all of its shares of Company Common Stock and Company Series B Preferred Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger and against any Acquisition Proposal. The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer and Merger Sub, constitutes a valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

2.3. Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Attachment A hereto are owned beneficially by such Stockholder in the manner reflected thereon and include all of the shares of capital stock of the Company owned beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests. As of the date hereof such Stockholder has, and at any stockholder meeting of the Company in connection with the Merger Agreement and the transactions contemplated thereby, such Stockholder will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

2.4. No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance of the terms of this Agreement by such Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with (other than filings required under the securities laws, including Sections 13(d) and 16 of the Securities and Exchange Act of 1934, as amended) or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust or the Securities Purchase Agreement, dated as of September 4, 2006, by and between the Stockholder and the Company (the “Securities Purchase Agreement”).

2.5. Other Agreements. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for Sections 8.7 and 8.8 of the Securities Purchase Agreement. For the avoidance of doubt, this Agreement does not conflict with or violate any of the provisions of the Securities Purchase Agreement and the Securities Purchase Agreement does not qualify any other representations or warranties contained in this Agreement.

2.6. Acknowledgment. Such Stockholder understands and acknowledges that each of Buyer and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Buyer. Buyer and Merger Sub hereby represent and warrant to the Stockholders as follows:

3.1. Due Organization. Buyer and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization.

3.2. Power; Due Authorization; Binding Agreement. Buyer and Merger Sub have full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding agreement of the Stockholders, constitutes a valid and binding agreement of Buyer and Merger Sub, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3. No Conflicts. The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the performance of the terms of this Agreement by Buyer and Merger Sub will not, (a) require Buyer and Merger Sub to obtain the consent or approval of, or make any filing with (other than filings required under the securities laws, including Sections 13(d) and 16 of the Securities and Exchange Act of 1934) or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Buyer and Merger Sub or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Buyer and Merger Sub or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Buyer and Merger Sub or any of its subsidiaries is a party.

4. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees with Buyer and Merger Sub as follows:

4.1. Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the valid termination of this Agreement in accordance with Section 6.1 herein, not to (a) sell, transfer, pledge, encumber, assign, exchange or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (c) take any action that would cause any representation or warranty of such Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement, (d) convert or exchange any shares of Company Series B Preferred Stock or (e) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement pursuant to Section 6.1 hereof.

4.2. Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer and Merger Sub of any new shares of capital stock or voting securities of the Company acquired by Stockholder, if any, after the date hereof. Any such shares and voting securities shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3. No Limitations on Actions. Each Shareholder signs this Agreement solely in its capacity as the beneficial owner of the Owned Shares and this Agreement shall not limit or otherwise affect the actions of the Shareholder or any affiliate, employee or designee of the Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

4.4. No Solicitation. Each Stockholder agrees that, from the date hereof until the Agreement is validly terminated pursuant to Section 6.1 hereof, Section 6.1 of the Merger Agreement shall apply to such Stockholder.

4.5. Further Assurances. From the date hereof until the Agreement is validly terminated pursuant to Section 6.1 hereof, at the request of Buyer and Merger Sub and without further consideration, each Stockholder shall execute and deliver such additional documents and take such further action as may be necessary or reasonably requested by Buyer or Merger Sub to consummate and make effective the transactions contemplated by this Agreement.

5. Stop Transfer Order. In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares and to provide Buyer and Merger Sub evidence of such stop transfer order.

6. Miscellaneous.

6.1. Termination of this Agreement. This Agreement shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Merger, or (iii) the date of any amendment, modification, change or waiver to the Merger Agreement executed after the date hereof that provides (a) for the holders of the Company Series Preferred Stock to receive less than the Series B Per Share Amount as defined in the Merger Agreement in effect on the date hereof or (b) for any change in the form of consideration payable pursuant to the Merger Agreement to the holders of the Owned Shares as in effect on the date hereof, in each case, that is not consented to in writing by each Stockholder in its sole discretion.

6.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

6.3. Preservation of Rights Under Certificate of Designations. Nothing in this Agreement shall be deemed to amend, modify, change or waive any rights a Stockholder has pursuant to the Certificate of Designations.

6.4. Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

6.5. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company shall be a third party beneficiary of this Agreement in all respects. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

6.6. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

If to the Stockholders:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attn.: General Counsel

Telecopy: (212) 878-9351

with a copy in any case to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: Steven J. Gartner, Esq.

         Robert T. Langdon, Esq.

Telecopy: (212) 728-8111

If to Buyer and Merger Sub :

NYSE Euronext

11 Wall Street

New York, New York 10005

Attn.: John K. Halvey, Esq.

Telecopy: (212) 656-3939

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn.: David C. Karp, Esq.

Facsimile: (212) 403-2327

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.8. Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

(b) Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.7.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

6.9. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement, Buyer and Merger Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Buyer, Merger Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.10. Remedies. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Buyer and Merger Sub to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder agrees that in the event of any such breach by the Stockholder, Buyer and Merger Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief to enforce each and every provision of this agreement.

6.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

6.12. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.14. Effectiveness of Agreement. The obligations of the Stockholders in this Agreement shall not be effective or binding upon the Stockholders until such time as the Merger Agreement is executed and delivered by Buyer and Merger Sub.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

NYSE TECHNOLOGIES, INC.

By:	/s/ JANET M. KISSANE
Name:	Janet M. Kissane
Title:	Assistant Secretary

CBR ACQUISITION CORP.

By:	/s/ JANET M. KISSANE
Name:	Janet M. Kissane
Title:	Vice President and Secretary

STOCKHOLDERS

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Managing Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ CARY DAVIS
Name:	Cary Davis
Title:	Managing Director

ATTACHMENT A

Details of Ownership

Stockholder	Number of Shares of Company Common Stock		Numbers of Shares of Company Series B Preferred Stock	Shares of Company Common Stock Issuable on Exercise of Company Warrants
Warburg Pincus Private Equity IX, L.P.	4,375,227	*	1,500,000	2,250,000

*	Includes 591,450 shares of Company Common Stock held through Merrill Lynch.

APPENDIX F

Warburg Pincus Private Equity IX, L.P.

450 Lexington Avenue

New York, New York 10017

August 26, 2009

NYSE Technologies, Inc.

11 Wall Street

New York, New York 10005

Attn: John K. Halvey

NYFIX, Inc.

100 Wall Street

26th Floor

New York, New York 10005

Attn: Annemarie Tierney

Re: Election and Waiver in Respect of Series B Preferred Stock

Ladies and Gentlemen:

Reference is made to the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Voting Convertible Preferred Stock and Series C Non-Voting Convertible Preferred Stock of NYFIX, Inc. (the “Company”) dated October 12, 2006 (the “Certificate of Designations”). Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”) is the direct record and beneficial owner of 1,500,000 shares of Series B Voting Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series B Preferred Stock”).

You have informed us that the Company, NYSE Technologies, Inc. (“Buyer”) and CBR Acquisition Corp. (“Merger Sub”) will enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger will constitute a Change of Control, as defined in Section 5(c) of the Certificate of Designations.

In connection with the Merger, Warburg Pincus hereby agrees to receive an amount equal to not less than and no more than $75,201,000 in cash in exchange for all shares of Series B Preferred Stock owned by Warburg Pincus (the “Preferred Stock Merger Consideration”) and that (a) the payment of the Preferred Stock Merger Consideration shall be in lieu of its right to receive the Liquidation Preference (as defined in Section 5(a) of the Certificate of Designations) as provided by Section 5(c)(ii) of the Certificate of Designations and any claims or rights to any accrued but unpaid dividends (whether or not declared) and Future Dividends (as defined in the Certificate of Designations) on the Series B Preferred Stock and (b) all other obligations of the Company in respect of the Series B Preferred Stock shall be fully satisfied, and all options, elections or rights set forth in the Certificate of Designations shall be irrevocably waived, upon payment by Buyer or Merger Sub of the Preferred Stock Merger Consideration. In addition, Warburg Pincus hereby waives, effective as of the date hereof, its rights to receive any dividends accrued but unpaid prior to or after the date hereof in respect of any Series B Preferred Stock, including, but not limited to, any dividends that would otherwise be payable on December 31, 2009 pursuant to the Certificate of Designations; provided, that if the Closing (as defined in the Merger Agreement) does not occur and the Merger Agreement is terminated in accordance with its terms, then such waiver shall be revoked and the Company shall pay to Warburg Pincus any such accrued but unpaid dividends that, notwithstanding this waiver, were to be due and payable to Warburg Pincus and Warburg Pincus shall be entitled to all of its rights pursuant to the Certificate of Designations.

The foregoing agreements and waivers shall become effective only upon the Closing (as defined in the Merger Agreement) and shall be conditioned upon Warburg Pincus being paid in cash simultaneously with the

Closing the Preferred Stock Merger Consideration; provided, however, that the waiver in the last sentence of the preceding paragraph shall become effective as of the date hereof. If requested by Buyer at least one week in advance of the Closing, Warburg Pincus shall deliver to Buyer concurrently or prior to the Closing the stock certificates representing all shares of Series B Preferred Stock owned by Warburg Pincus.

Except for the specific matters expressly set forth herein, this letter agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of, Warburg Pincus under the Certificate of Designations or with respect to the Series B Preferred Stock; or be construed to alter, modify, amend or in any way affect any of the terms, conditions or obligations contained in the Certificate of Designations, all of which are hereby confirmed and ratified in all respects and shall continue in full force and effect. This letter agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights or remedies of, Warburg Pincus with respect to any shares of common stock of the Company owned by Warburg Pincus. This letter agreement shall terminate automatically upon the termination of the Merger Agreement.

The Company acknowledges that the execution, delivery and performance of the Voting Agreement, dated as of the date hereof, by and between Buyer, Merger Sub and Warburg Pincus does not violate or conflict with that certain Securities Purchase Agreement, dated as of September 4, 2006, by and between the Company and Warburg Pincus.

Warburg Pincus represents and warrants to Buyer and the Company that the execution and delivery of this letter agreement by the undersigned signatory of Warburg Pincus have been duly authorized by all necessary action on the part of Warburg Pincus and that this letter agreement is enforceable against Warburg Pincus in accordance with its terms.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Neither this letter agreement nor any provision of this letter agreement may be amended, changed, supplemented, modified or terminated except by an agreement in writing executed by each of the parties hereto.

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Sincerely,

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Sole
Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ CARY J. DAVIS
Name:	Cary J. Davis
Title:	Managing Director

Agreed and accepted:

NYSE TECHNOLOGIES, INC.

By:	/s/ JANET M. KISSANE
Name:	Janet M. Kissane
Title:	Vice President and Secretary

NYFIX, INC.

By:	/s/ STEVEN R. VIGLIOTTI
Name:	Steven R. Vigliotti
Title:	Chief Financial Officer

YOUR VOTE IS IMPORTANT Please complete, date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

NYFIX, INC.

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 3, 2009

Only record holders of NYFIX common stock and NYFIX Series B voting convertible preferred stock at the close of business on September 18, 2009 are entitled to vote at the special meeting, including any adjournments or postponements of the special meeting.

The undersigned hereby appoints Lon Gorman and P. Howard Edelstein and each or any of them, with full power of substitution and revocation to each of them, the attorney, agent and proxy of the undersigned, as to all NYFIX common stock and NYFIX Series B voting convertible preferred stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, NY 10022 at 9:30 a.m., local time, on November 3, 2009, and at any and all adjournments thereof to vote fully and with the same force and effect as the undersigned might or could do if personally present and acting with respect to the matters on the reverse side.

If you are voting using this card and fail to check a box on the reverse side, the shares represented by this proxy will be voted “FOR” each of the matters on the reverse side and as determined by the holders of the proxies with respect to all other matters to come before the meeting.

(continued on reverse side)

P R O X Y

NYFIX, INC. OFFERS STOCKHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0869, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on November 2, 2009.

INTERNET VOTING

Visit the Internet voting Web site at http://proxy.georgeson.com.

Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Standard Time on November 2, 2009.

VOTING BY MAIL

Simply complete, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1101, New York, NY 10269-0666. If you are voting by telephone or the Internet, please do not mail your proxy card.

▼ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ▼

Please mark votes as in this example.

NYFIX, INC.’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 26, 2009, by and among NYSE Technologies, Inc., CBR Acquisition Corp. and NYFIX, which we refer to as the merger agreement, that provides for CBR Acquisition Corp. to be merged with and into NYFIX, with NYFIX as the surviving corporation;

2. To consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting, including to consider any procedural matters incident to the conduct of the special meeting.

Dated: , 2009

Signature

Signature if held jointly

Please sign this proxy card and return it promptly,

whether or not you plan to attend the meeting. If

signing for a corporation or partnership or as agent,

attorney or fiduciary, indicate the capacity in which

you are signing. If you do attend the meeting and

decide to vote by ballot, such vote will supersede this

proxy.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN